Exhibit 99.9

Budget and Fiscal Plan

2014/15 — 2016/17

February 18, 2014

National Library of Canada Cataloguing in Publication Data
British Columbia.

Budget and fiscal plan. — 2002/03/2004/05-
Annual
Also available on the Internet.

Continues: British Columbia. Ministry of Finance and
Corporate Relations. Budget … reports. ISSN 1207-5841
ISSN 1705-6071 = Budget and fiscal plan — British Columbia.
1. Budget — British Columbia — Periodicals. 2. British
Columbia — Appropriations and expenditures — Periodicals.

I. British Columbia. Ministry of Finance. II. Title.

HJ12.B742 352.48’09711’05 C2003-960048-3

Budget and Fiscal Plan 2014/15 — 2016/17	February 18, 2014

Attestation by the Secretary to Treasury Board

Summary		1

Part 1:	Three Year Fiscal Plan
Introduction		5
Revenue		8
	Major Revenue Sources	10
Expense		16
	Consolidated Revenue Fund Spending	16
	Management of the BC Public Service	24
	Recovered Expenses	24
	Operating Transfers	25
	Service Delivery Agency Spending	25
Capital Spending		26
	Taxpayer-supported Capital Spending	26
	Self-supported Capital Spending	30
	Projects over $50 Million	31
Provincial Debt		35
Risks to the Fiscal Plan		37
Tables:
1.1	Three Year Fiscal Plan	5
1.2	Comparison of Major Factors Underlying Revenue	9
1.3	Personal Income Tax Revenue	10
1.4	Corporate Income Tax Revenue	10
1.5	Sales Taxes Revenue	11
1.6	Federal Government Contributions	13
1.7	Revenue by Source	15
1.8	Expense by Ministry, Program and Agency	17
1.9	Health Per Capita Costs and Outcomes: Canadian Comparisons	18
1.10	Support for Families, Individuals and Community Safety	20
1.11	Support for Liquefied Natural Gas Development	22
1.12	Benefiting the Environment and Economic Development	23
1.13	Capital Spending	26
1.14	Provincial Transportation Investments	29
1.15	Capital Expenditure Projects Greater Than $50 Million	33
1.16	Provincial Debt Summary	35
1.17	Provincial Borrowing Requirements	36
1.18	Reconciliation of Summary Results to Provincial Debt Changes	37
1.19	Key Fiscal Sensitivities	37

Budget and Fiscal Plan — 2014/15 to 2016/17

Topic Boxes:
	Tobacco Prices and Health Outcomes		42
	Release of Surplus Assets for Economic Generation		44
	Core Review		46
	Strategic Debt Management		48
	Long-term Opportunities for British Columbia — Liquefied Natural Gas Update		51
	Public Sector Compensation Mandate		54

Part 2:	Tax Measures
Tax Measures — Supplementary Information			58
Tables:
	2.1	Summary of Tax Measures	57

Topic Boxes:
	Carbon Tax Report and Plan		64

Part 3:	British Columbia Economic Review and Outlook
Summary			67
British Columbia Economic Activity and Outlook			67
	The Labour Market		68
	Consumer Spending and Housing		68
	Business and Government		70
	External Trade and Commodity Markets		71
	Demographics		72
	Inflation		73
Risks to the Economic Outlook			73
External Outlook			74
	United States		74
	Canada		77
	Europe		78
	China		79
Financial Markets			80
	Interest Rates		80
	Exchange Rate		81
Tables:
	3.1	British Columbia’s Economic Indicators	67
	3.2	US real GDP forecast: Consensus vs Ministry of Finance	77
	3.3	Canadian real GDP forecast: Consensus vs Ministry of Finance	78
	3.4	Private Sector Canadian Interest Rate Forecasts	81
	3.5	Private Sector Exchange Rate Forecasts	82
	3.6.1	Gross Domestic Product: British Columbia	83
	3.6.2	Components of Real Gross Domestic Product: British Columbia	84
	3.6.3	Components of Nominal Income and Expenditure	85
	3.6.4	Labour Market Indicators	85
	3.6.5	Major Economic Assumptions	86

Budget and Fiscal Plan — 2014/15 to 2016/17

ii

Topic Boxes:
	The Economic Forecast Council, 2014		87

Part 4:	2013/14 Revised Financial Forecast (Third Quarterly Report)
Introduction			91
Revenue			93
Expense			93
	Contingencies		93
Capital Spending			94
Provincial Debt			95
Risks to the Fiscal Forecast			96
Supplementary Schedules			96
Tables:
	4.1	2013/14 Forecast Update	91
	4.2	2013/14 Financial Forecast Changes	92
	4.3	2013/14 Notional Allocations to Contingencies	93
	4.4	2013/14 Capital Spending Update	94
	4.5	2013/14 Provincial Debt Update	95
	4.6	2013/14 Operating Statement	96
	4.7	2013/14 Revenue by Source	97
	4.8	2013/14 Expense by Ministry, Program and Agency	98
	4.9	2013/14 Expense by Function	99
	4.10	2013/14 Capital Spending	100
	4.11	2013/14 Provincial Debt	101
	4.12	2013/14 Statement of Financial Position	102

Appendices			103

Budget and Fiscal Plan — 2014/15 to 2016/17

iii

BRITISH	February 18, 2014
COLUMBIA

As required by Section 7(d) of the Budget Transparency and Accountability Act (BTAA), and Section 4a(v) of the Carbon Tax Act, I confirm that Budget 2014 contains the following elements:

•                  The fiscal and economic forecasts for 2014/15 and the next two years — provided in Parts 1 and 3.

•                  Advice received from the Economic Forecast Council (EFC) in early December 2013 (updated January 2014), on the economic growth outlook for British Columbia, including a range of forecasts for 2014 and 2015 (see Part 3, page 87).

•                  Material economic, demographic, fiscal, accounting policy and other assumptions and risks underlying Budget 2014 economic and fiscal forecasts, including:

•        An economic forecast that reflects improvement in growth in 2014 and a moderate pace thereafter for British Columbia. While the US economy is showing distinct signs of recovery, growth remains uncertain and the growth within the European sector is viewed cautiously in light of its ongoing struggle with its sovereign debt crisis. Accordingly, the economic projections assumed in Budget 2014 are more prudent relative to the average of the forecasts provided by the Economic Forecast Council.

•        Forecast allowances of $200 million for 2014/15 increasing to $225 million and $325 million in the two outer years of the fiscal plan respectively to help achieve operating targets. The change in the level of these allowances over the fiscal plan period recognizes uncertainty in the global economic recovery and the potential impact on revenue projections further out in the fiscal plan.

•        A spending (expense) forecast that assumes average annual growth of 2.2 per cent in operating expenses over the three years of the fiscal plan. This rate of growth assumes unallocated to date expenditure management and Core Review savings of $76 million and $26 million respectively in 2014/15.

•        The forecast surplus of $184 million for 2014/15 is less than 0.5 per cent of forecasted revenues of $44.8 billion. This requires government to proactively monitor its fiscal plan to ensure budget targets are achieved.

•        There is an allocation of $300 million to the Contingencies (All Ministries) and New Programs Vote in 2014/15, increasing to $400 million in 2015/16 and $575 million in 2016/17. These allocations are based on a review of potential ministry pressures and include funding for the 2014 public sector compensation mandate and LNG development.

•        Notional funding in the Contingencies (all Ministries) and New Programs Vote for the public sector compensation mandate is for base increases only. Any costs arising from the Economic Stability Dividend portion of the mandate will be addressed in the budget and fiscal plan at such time they are triggered.

•        The fiscal plan assumes no additional funding for the teachers’ contract pending the outcome of the appeal regarding the recent BC Supreme Court decision.

•        Revenue forecasts take into consideration the economic forecasts assumed in Budget 2014. The conservative methodology in determining the natural gas price forecast, as recommended by an independent consultant in Budget 2013, is maintained.

•        The fiscal plan assumes no explicit economic activity or incremental resource revenue from Liquefied Natural Gas development in the province.

•        Budget 2014 includes $206 million in project reserves in the three year capital plan in order to cover risks from higher than expected costs and to fund emerging government priorities. Any major new capital projects have the added oversight of cross government sourced project board members.

•        Budget 2014 assumes three-year financial projections for health authorities, K—12 school districts and post-secondary institutions, as provided by the Ministries of Health, Education, and Advanced Education based on plans submitted by those sectors in preparation of Budget 2014.

•        The fiscal plan does not reflect the impact of any changes to British Columbia delivered programs included in the budget tabled by the federal government on February 11, 2014.

•        Three-year financial projections for the other service delivery agencies and the commercial Crown corporations were submitted directly to the Ministry of Finance by those organizations. All financial projections included in Budget 2014 are consistent with the service plans prepared by those organizations.

•        While the Transportation Investment Corporation has revised its business model to reflect updated traffic volumes it continues to meet the standards of a government business enterprise with its debt reported as self supported.

•        To the best of my knowledge, the three-year fiscal plan contained in Budget 2014 conforms to the standards and guidelines of generally accepted accounting principles (GAAP) for senior government and with Public Sector Accounting Board (PSAB) guidelines. Commercial Crown corporations adopted International Financial Reporting Standards (IFRS) effective January 1, 2011.

•                  Major areas of risk to the Budget 2014 fiscal plan are shown in Part 1 and the Appendix tables.

•                  Budget 2014 includes the Revenue Neutral Carbon Tax Report for 2012/13 and 2013/14, and the Revenue Neutral Carbon Tax Plan for 2014/15 to 2016/17 — see the Carbon Tax Report and Plan topic box at the end of Part 2: Tax Measures (page 64).

/s/ Peter Milburn
Peter Milburn
Deputy Minister and
Secretary to Treasury Board

Ministry of	Office of the	Mailing Address:	Location Address:
Finance	Deputy Minister	PO Box 9417 Stn Prov Govt	Room 109
		Victoria BC V8W 9V1	617 Government Street
		www.gov.bc.ca/fin	Victoria BC

Summary: BUDGET AND FISCAL PLAN — 2014/15 to 2016/17

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions)	2013/14	2014/15	2015/16	2016/17
Revenue	43,950	44,800	46,032	47,464
Expense	(43,675)	(44,416)	(45,601)	(46,688)
Surplus (deficit) before forecast allowance	275	384	431	776
Forecast allowance	(100)	(200)	(225)	(325)
Surplus (deficit)	175	184	206	451
Capital spending:
Taxpayer-supported capital spending	3,466	4,030	3,665	3,282
Self-supported capital spending	2,500	2,590	2,125	2,013
	5,966	6,620	5,790	5,295
Provincial Debt:
Taxpayer-supported debt	41,875	43,075	44,468	45,459
Self-supported debt	19,768	21,463	22,248	23,083
Total debt (including forecast allowance)	61,743	64,738	66,941	68,867
Taxpayer-supported debt-to-GDP ratio	18.5%	18.4%	18.2%	17.8%
Economic Forecast:	2013	2014	2015	2016
Real GDP growth	1.4%	2.0%	2.3%	2.5%
Nominal GDP growth	2.6%	3.6%	4.3%	4.4%

Maintaining a Balanced Budget

Budget 2014 affirms government’s ability to balance its budget on an ongoing basis. Modest economic growth, weakness in taxation revenue and reduced federal transfers, are offset by improvement in natural resource revenue, the impact of government’s debt management strategy and ongoing expenditure management, enabling government to provide additional funding for health care, social programs, and economic development.

In order to achieve social policy and economic development objectives, government will initiate a number of tax policy measures in Budget 2014, including:

•        introduction of a BC Early Childhood Tax Benefit effective April 1, 2015, as announced in June Update 2013;

•        extension of the Scientific Research and Experimental Development Tax Credit for an additional three years to September 1, 2017;

•        an increase to tobacco tax rates effective April 1, 2014; and

•        an increase to the threshold for exemption from property transfer tax under the First Time Home Buyers’ Program for registrations on or after February 19, 2014.

By 2015/16, these and other tax measures introduced in Budget 2014 will provide up to $181 million in net benefits to taxpayers.

Government is on track with its plan to release surplus corporate assets. Approximately $580 million worth of properties have been sold or are being actively marketed.

In addition to growing its health budget by 2.6 per cent annually, over the next three years government will provide $350 million in new funding to support families, individuals and community safety. As well, $65 million will be provided for environmental and economic development initiatives, including LNG development.

Expenditure management will continue and will deliver $76 million of savings in 2014/15. As well, efficiencies identified by Core Review to date will generate $24 million in annual savings in 2014/15; completion of this initiative by December 2014 is expected to deliver the remaining $26 million of the target.

Budget and Fiscal Plan — 2014/15 to 2016/17

Summary

Maintaining a balanced budget

Revenue is expected to grow by an average annual 2.6 per cent during the fiscal plan period, while expenses are projected to grow 2.2 per cent. The difference in growth rates between revenue and expense will enable government to balance the budget on an ongoing basis.

BC’s Economy remains Vulnerable

Following an estimated increase of 1.4 per cent in 2013, the Ministry of Finance forecasts British Columbia’s economy to grow by 2.0 per cent in 2014, 2.3 per cent in 2015 and 2.5 per cent per year in the medium-term.

Ministry forecast more prudent than private sector

The Ministry’s outlook for BC’s real GDP growth is 0.3 percentage points lower in 2014 and 0.4 percentage points lower in 2015 than the outlook provided by the Economic Forecast Council.

This level of prudence for both years acknowledges the downside risks to the forecast, which include:

•        potential for a slowdown in domestic economic activity, including weakness in employment and retail sales;

•        weakness in the US economic recovery (characterized by slower consumer spending, a sluggish job market recovery and ongoing issues surrounding the federal fiscal situation);

•        the ongoing European sovereign debt situation and recent concerns about emerging economies affecting the stability of global financial markets;

•        slower than anticipated economic activity in Asia, resulting in weaker demand for BC’s exports;

•        weaker than expected inflation; and

•        exchange rate volatility.

Capital Spending

Taxpayer-supported infrastructure spending on hospitals, schools, post secondary facilities, transit, and roads will total $11.0 billion over the fiscal plan period, and will be financed by $7.4 billion in borrowing with the remainder funded by third parties, such as the federal government, and from internal cash flows.

Self-supported infrastructure spending on electrical generation, transmission and distribution projects, the Port Mann Bridge and other capital assets will total $6.7 billion over the fiscal plan period, and will be financed by $3.3 billion in borrowing, with the remainder funded internally.

Strategic Debt Management

Government’s borrowing requirement for the next three years totals $13.7 billion, and includes $3.0 billion to retire maturing debt in addition to the $10.7 billion in capital borrowing outlined above.

A further $3.8 billion in maturing debt will be retired by a combination of operating cash flows, government’s debt management strategy and the retirement of P3 liabilities through annual service payments.

Overall, total provincial debt is projected to increase to $68.9 billion by 2016/17. However, the rate of growth in total debt is projected to decline by almost three-fourths over the fiscal plan period from 10.6 per cent growth in 2013/14 to 2.9 per cent growth in 2016/17.

Budget and Fiscal Plan — 2014/15 to 2016/17

Summary

Due to government’s debt management strategy, the taxpayer-supported debt to GDP ratio will peak at 18.5 per cent in 2013/14 before progressively declining to 17.8 per cent in 2016/17.

Declining debt ratio re-established

Risks to the Fiscal Plan

The main risks to the government’s fiscal plan include:

•        risks to the BC economic outlook, largely due to the continued uncertainty surrounding global economic activity;

•        assumptions underlying revenue and Crown corporation forecasts such as economic factors, commodity prices and weather conditions;

•        potential changes to federal transfer allocations, cost-sharing agreements with the federal government and impacts on the provincial income tax bases arising from federal tax policy and budget changes;

•        utilization rates for government services such as health care, children and family services, and income assistance; and

•        the outcome of litigation, arbitrations, and negotiations with third parties, including the appeal of the BC Supreme Court decision on the teachers contract issue.

Government incorporates four main levels of prudence in its projections to mitigate the risks to the fiscal plan:

•        The Ministry outlook for BC’s real GDP growth is lower than the outlook provided by the Economic Forecast Council (0.3 percentage points lower in 2014 and 0.4 percentage points lower in 2015).

•        The natural gas revenue forecast incorporates additional prudence by using a price forecast that is within the lowest 20th percentile of the private sector forecasts.

•        Government has included a forecast allowance of $200 million in 2014/15, $225 million in 2015/16, and $325 million in 2016/17 to guard against revenue volatility.

•        The fiscal plan includes a Contingencies vote allocation of $300 million in 2014/15, increasing to $400 million in 2015/16 and $575 million in 2016/17, to help manage unexpected pressures and fund priority initiatives.

Conclusion

In summary, Budget 2014:

•        maintains government’s commitment to balancing the budget;

•        introduces tax measures targeted towards achieving social policy objectives and supporting government’s balanced budget commitment;

•        augments priority program funding in health care, social services and economic development;

•        provides a sustainable balanced budget framework built on modest economic growth and ongoing expenditure management;

•        continues government’s infrastructure program in support of government initiatives and to create jobs over the next three years; and

•        highlights strategic debt management in order to achieve lower costs, maintain debt affordability and support a AAA credit rating.

Budget and Fiscal Plan — 2014/15 to 2016/17

Part 1: THREE YEAR FISCAL PLAN

Table 1.1 Three Year Fiscal Plan

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions)	2013/14	2014/15	2015/16	2016/17
Revenue	43,950	44,800	46,032	47,464
Expense	(43,675)	(44,416)	(45,601)	(46,688)
Surplus (deficit) before forecast allowance	275	384	431	776
Forecast allowance	(100)	(200)	(225)	(325)
Surplus (deficit)	175	184	206	451
Capital spending:
Taxpayer-supported capital spending	3,466	4,030	3,665	3,282
Self-supported capital spending	2,500	2,590	2,125	2,013
	5,966	6,620	5,790	5,295
Provincial Debt:
Taxpayer-supported debt	41,875	43,075	44,468	45,459
Self-supported debt	19,768	21,463	22,248	23,083
Total debt (including forecast allowance)	61,743	64,738	66,941	68,867
Taxpayer-supported debt-to-GDP ratio	18.5%	18.4%	18.2%	17.8%

Introduction

Budget 2014 affirms government’s ability to balance its budget on an ongoing basis. Modest economic growth, weakness in taxation revenue and reduced federal transfers, are offset by improvement in natural resource revenue, the impact of government’s debt management strategy and ongoing expenditure management, enabling government to provide additional funding for health care, social programs, and economic development.

In order to achieve social policy and economic development objectives, government will initiate a number of tax policy measures in Budget 2014, including:

•        introduction of a BC Early Childhood Tax Benefit effective April 1, 2015, as announced in June Update 2013;

•        extension of the Scientific Research and Experimental Development Tax Credit for an additional three years to September 1, 2017;

•        an increase to tobacco tax rates effective April 1, 2014; and

•        an increase to the threshold for exemption from property transfer tax under the First Time Home Buyers’ Program for registrations on or after February 19, 2014.

By 2015/16, these and other tax measures introduced in Budget 2014 will provide up to $181 million in net benefits to taxpayers. For further information on Budget 2014 tax measures, see Part 2: Tax Measures.

Government is on track with its plan to release surplus corporate assets. Approximately $580 million worth of properties have been sold or are being actively marketed. Further details on the release of surplus assets can be found in the topic box on page 44.

In addition to growing its health budget by 2.6 per cent annually, over the next three years government will provide $350 million in new funding to support families, individuals and community safety. As well, $65 million will be provided for environmental and economic development initiatives, including LNG development.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

Expenditure management will continue and will deliver $76 million of savings in 2014/15. As well, efficiencies identified by Core Review to date will generate $24 million in annual savings in 2014/15; completion of this initiative by December 2014 is expected to deliver the remaining $26 million of the target.

Revenue is expected to grow by an average annual 2.6 per cent during the fiscal plan period, while expenses are projected to grow 2.2 per cent. The difference in growth rates between revenue and expense will enable government to balance the budget on an ongoing basis.

Chart 1.1 Maintaining a balanced budget

Notwithstanding tight fiscal conditions, government continues to make priority investments in infrastructure. Taxpayer-supported infrastructure spending on hospitals, schools, post secondary facilities, transit, and roads will total $11.0 billion over the fiscal plan period, and will be financed by $7.4 billion in borrowing with the remainder funded by third parties, such as the federal government, and from internal cash flows.

Self-supported infrastructure spending on electrical generation, transmission and distribution projects, the Port Mann Bridge and other capital assets will total $6.7 billion over the fiscal plan period, and will be financed by $3.3 billion in borrowing, with the remainder funded internally. More information on the three year capital spending plan is found on page 26.

Government’s borrowing requirement for the next three years totals $13.7 billion, and includes $3.0 billion to retire maturing debt in addition to the $10.7 billion in capital borrowing outlined above. A further $3.8 billion in maturing debt will be retired by a combination of operating cash flows, government’s debt management strategy (see topic box on page 48) and the retirement of P3 liabilities through annual service payments.

Overall, total provincial debt is projected to increase to $68.9 billion by 2016/17. However, the rate of growth in total debt is projected to decline by almost three-fourths over the fiscal plan period from 10.6 per cent growth in 2013/14 to 2.9 per cent growth in 2016/17. Additional information on the debt outlook is found starting on page 35.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

Due to government’s debt management strategy, the taxpayer-supported debt to GDP ratio will peak at 18.5 per cent in 2013/14 before progressively declining to 17.8 per cent in 2016/17.

Chart 1.2 Declining debt ratio re-established

The major risks to the fiscal plan stem from changes in factors that government does not directly control. These include:

•          risks to the BC economic outlook, largely due to the continued uncertainty surrounding global economic activity;

•          assumptions underlying revenue and Crown corporation forecasts such as economic factors, commodity prices and weather conditions;

•          potential changes to federal transfer allocations, cost-sharing agreements with the federal government and impacts on the provincial income tax bases arising from federal tax policy and budget changes;

•          utilization rates for government services such as health care, children and family services, and income assistance; and

•          the outcome of litigation, arbitrations, and negotiations with third parties, including the appeal of the BC Supreme Court decision on the teachers contract issue.

Government incorporates four main levels of prudence in its projections to mitigate the risks to the fiscal plan:

•          The Ministry outlook for BC’s real GDP growth is lower than the outlook provided by the Economic Forecast Council (0.3 percentage points lower in 2014 and 0.4 percentage points lower in 2015).

•          The natural gas revenue forecast incorporates additional prudence by using a price forecast that is within the lowest 20th percentile of the private sector forecasts.

•          Government has included a forecast allowance of $200 million in 2014/15, $225 million in 2015/16, and $325 million in 2016/17 to guard against revenue volatility.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

•          The fiscal plan includes a Contingencies vote allocation of $300 million in 2014/15, increasing to $400 million in 2015/16 and $575 million in 2016/17, to help manage unexpected pressures and fund priority initiatives.

A complete discussion of the risks to the fiscal plan can be found beginning on page 37. Economic risks are discussed in Part 3: British Columbia Economic Review and Outlook.

Revenue

Chart 1.3 Revenue trends

Total revenue is expected to average 2.6 per cent annual growth over the three years of the fiscal plan (2014/15 to 2016/17). This reflects strengthening economic conditions, rising energy prices and the impacts of tax measures.

Chart 1.4 Revenue forecast

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

Taxation revenue is expected to average 3.9 per cent annual growth over the three years of the fiscal plan, consistent with the Ministry of Finance economic projections for growth in nominal GDP, personal income, corporate profits, consumer expenditures and housing starts. The forecast also includes the impacts of tax measures detailed in Part 2: Tax Measures.

Growth in natural resource revenue is forecast to average 3.8 per cent annually over the next three years, reflecting the relatively low base in 2013/14 and increases in commodity prices and improving markets for natural gas, lumber and electricity. Excluding the revenue associated with the release of surplus assets in 2013/14, revenue growth from fees, investment earnings and other miscellaneous sources is expected to average 1.5 per cent annually. This reflects projected Medical Services Plan premium rate increases and forecasts provided by taxpayer-supported service delivery agencies.

Table 1.2 Comparison of Major Factors Underlying Revenue

Calendar Year	February 18, 2014				June 27, 2013
Per cent growth unless otherwise indicated	2013	2014	2015	2016	2013	2014	2015	2016
Real GDP	1.4	2.0	2.3	2.5	1.4	2.2	2.5	2.5
Nominal GDP	2.6	3.6	4.3	4.4	3.1	4.3	4.5	4.5
Personal income	3.0	3.3	3.9	4.0	3.1	4.0	4.1	4.1
Corporate profits	-4.8	1.8	6.1	6.7	3.8	5.3	6.5	6.6
Consumer expenditures	2.5	4.2	4.7	4.6	3.1	4.7	4.8	4.8
Consumer expenditures on durable goods	2.7	1.2	1.5	1.6	1.3	1.7	1.8	1.8
Business investment	6.4	4.4	4.0	4.7	6.4	4.3	4.9	4.9
Residential investment	6.4	3.4	3.3	4.7	5.9	3.5	4.9	4.6
Retail sales	1.2	3.0	3.5	3.7	1.8	3.5	3.8	3.8
Employment	-0.2	1.0	1.3	1.4	0.7	1.3	1.4	1.4
BC Housing starts	-1.5	-7.8	2.0	2.2	-13.3	0.9	8.4	0.0
US Housing starts	18.3	2.9	5.3	2.5	15.4	7.8	3.1	2.5
SPF 2x4 price ($US/thousand board feet)	$358	$345	$335	$335	$348	$308	$300	$300
Pulp ($US/tonne)	$858	$838	$825	$825	$828	$800	$800	$800
Exchange rate (US cents/Canadian dollar)	97.1	93.2	92.7	91.7	97.5	97.3	99.0	98.6

Fiscal Year	2013/14	2014/15	2015/16	2016/17	2013/14	2014/15	2015/16	2016/17
Natural gas price ($Cdn/GJ at plant inlet)	$2.20	$2.45	$2.65	$2.90	$2.25	$2.51	$2.89	$3.17
Bonus bids average bid price per hectare ($)	$1,500	$750	$750	$800	$1,100	$750	$750	$800
Electricity price ($US/mega-watt hour, Mid-C)	$39	$40	$38	$39	$37	$37	$39	$40
Metallurgical coal price ($US/tonne, fob west coast)	$155	$176	$210	$216	$172	$177	$171	$166
Copper price ($US/Ib)	$3.23	$3.16	$3.10	$3.05	$3.40	$3.39	$3.33	$3.27
Crown harvest volumes (million cubic metres)	64.0	65.0	66.0	66.0	64.5	65.0	66.0	67.0

Federal government transfers are expected to average 2.0 per cent annual growth over the next three years as the scheduled end of stimulus initiatives and other transfers partially offset standard growth in the Canada Health Transfer (CHT) and Canada Social Transfer programs. The impact of eliminating the tax-point component of the CHT entitlement in 2014/15 also contributes to weaker growth in federal contributions over the next three years.

Commercial Crown net income is expected to average 1.9 per cent annual growth over the three years to 2016/17, mainly reflecting increasing contributions from BC Hydro, the Liquor Distribution Branch and the BC Lottery Corporation. More details on Crown corporation net income are provided beginning on page 13.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

Major Revenue Sources

Key assumptions and sensitivities relating to revenue are provided in Appendix Table A5. The major revenue components are:

Taxation revenue

Personal income tax base revenue is forecast to average 4.5 per cent annual growth over the next three years, consistent with Budget 2014 projections of personal and labour incomes.

Table 1.3 Personal Income Tax Revenue

($ millions)	2013/14	2014/15	2015/16	2016/17
Base personal income tax revenue	6,801	7,070	7,408	7,768
Annual growth	4.0%	4.0%	4.8%	4.9%
Measures:
– personal income tax rate for income over $150,000 with a 2 year limit	56	227	176	—
– Reversal of basic personal amount tax credit enhancement	173	176	180	183
– Federal tax measures	7	18	18	19
Prior-Year adjustment	(205)	—	—	—
Budget 2014 revenue	6,832	7,491	7,782	7,970
Annual growth	-2.1%	9.6%	3.9%	2.4%
Personal income growth (calendar year)	3.0%	3.3%	3.9%	4.0%
Labour income growth (calendar year)	3.8%	3.5%	4.0%	4.1%
Elasticity[1] (calendar year basis, policy neutral)	1.2	1.2	1.2	1.2

1 Per cent growth in current year tax relative to per cent growth in personal income.

Including the effects of tax measures and the prior-year adjustment in 2013/14, personal income tax revenue is expected to increase 9.6 per cent in 2014/15 followed by growth of 3.9 per cent and 2.4 per cent, respectively, in the next two years.

The forecast includes the effects of increasing the personal income tax rate in 2014 for individuals with incomes over $150,000 (limited to two years only) and reversing the basic personal amount tax credit enhancement in 2013.

Corporate income tax revenue is recorded on a cash basis and annual figures reflect changes in payment share, instalments from the federal government and adjustments for the prior year. Actual calendar-year entitlement is forecast to rise in line with corporate profits. The revenue forecast incorporates the general corporate tax rate and the small business tax rate remaining at 11 per cent and 2.5 per cent, respectively.

Table 1.4 Corporate Income Tax Revenue

($ millions)	2013/14	2014/15	2015/16	2016/17
Advance instalments from the federal government:
– Payment share	11.2%	11.4%	11.1%	11.1%
– Advances	2,368	2,384	2,496	2,659
International Business Activity Act refunds	(20)	(15)	(15)	(15)
Prior-year adjustment	81	(21)	(65)	(2)
Corporate income tax revenue	2,429	2,348	2,416	2,642
Annual per cent growth	10.2%	-3.3%	2.9%	9.4%

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

Sales taxes revenue, excluding the harmonized sales tax related to prior years, is expected to average annual growth of 3.9 per cent over the next three years, in line with the nominal consumer expenditure and the nominal business investment growth. Provincial sales tax (PST) revenues include the former social services tax, former hotel room tax, the tax on designated property and the housing transition tax.

Table 1.5 Sales Taxes Revenue

($ millions)	2013/14	2014/15	2015/16	2016/17
Provincial sales taxes [1]	5,574	5,964	6,185	6,432

Annual per cent change (calendar year)	2013	2014	2015	2016
Consumer expenditure	2.5%	4.2%	4.7%	4.6%
Residential investment	6.4%	3.4%	3.3%	4.7%
Government expenditures	2.9%	0.9%	3.2%	3.0%
Nominal GDP	2.6%	3.6%	4.3%	4.4%
Retail sales	1.2%	3.0%	3.5%	3.7%

1 2013/14 includes Harmonized Sales Tax related to prior years

Carbon tax revenue is forecast to increase on average at 1.6 per cent over the next three years. The forecast assumes that purchased volumes of natural gas will grow in line with real GDP and that consumption of gasoline is expected to remain constant. Carbon tax revenue is fully recycled to taxpayers through tax reductions and credits. For more details on carbon tax recycling, see the Carbon Tax Report and Plan topic box on page 64.

Tobacco tax revenue is expected to grow by an average of 3.0 per cent annually over the three years of the fiscal plan. The forecast incorporates the Budget 2014 tobacco tax rate increase, effective April 1, 2014.

Property tax revenue is expected to grow by an average of 3.8 per cent annually over the three year plan, in line with the outlook for BC housing starts and the inflation rate and includes the effect of the Budget 2014 tax measure decreasing the Home Owner Grant phase-out threshold.

Property transfer tax revenue is forecast to decline 10.6 per cent in 2014/15 after an 18.6 per cent growth in 2013/14 reflecting an assumed slowing of market activity next year. This decline is expected to be followed by average growth of 1.2 per cent over the next two years in line with the outlook for BC housing starts.

Details on the tax measures discussed above are in Part 2: Tax Measures.

Natural resources revenue

Natural gas royalties are expected to increase at a 16.4 per cent average annual rate over the next three years, reflecting higher prices and production volumes partially offset by increased utilization of royalty programs and credits.

The forecast assumes a price of $2.45 ($Cdn/gigajoule, plant inlet) in 2014/15. This is within the 20th percentile of the private sector forecasters, continuing the prudence incorporated in the June Update 2013 forecast. In the last two years of the plan, prices are expected to increase $0.20 and $0.25 per year respectively, consistent with the growth of the average of the private sector forecasters. Natural gas royalty rates are sensitive to price when the prices are between $1.25 and $2.75 per gigajoule, therefore, the net effective royalty rates are expected to increase as natural gas prices increase.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

Although natural gas prices are forecast to rise over the next three years, they are expected to remain well below previous highs due to continued growth in North American supply. Government continues to provide royalty programs and credits to foster industry investment in exploration and development. See Appendix Table A6 for more details regarding natural gas price forecasts.

Chart 1.5 Revenue from energy, metals and minerals

Other energy, metals and minerals: Revenue from the sale of Crown land tenures is forecast to decline at a 10.3 per cent average annual rate over the three years of the fiscal plan as the effect of lower expected cash receipts over the next three years is partially mitigated from the nine-year cash deferral in the revenue recognition. Revenue from metals and minerals are expected to grow by an average of 11.8 per cent annually over the three years of the fiscal plan mainly due to rising coal prices.

Forests revenue is forecast to increase $111 million or 16.5 per cent in 2014/15, mainly due to increased stumpage revenue partly offset by declines in Softwood Lumber Agreement 2006 (SLA 2006) border taxes and vote recoveries. Forest revenue is expected to increase $40 million and $32 million in the next two years mainly due to improvements in stumpage rates.

Other revenue

Fees, licenses and other miscellaneous sources: Excluding revenue from the assets sales forecast in 2013/14, revenue growth is expected to average 1.5 per cent annually over the three year fiscal plan, reflecting projected increases to Medical Services Plan premium rates in support of rising healthcare expenditures and forecasts provided by taxpayer-supported agencies.

Investment earnings are projected to average 2.0 per cent annual growth over the three year fiscal plan, mainly due to rising earnings from fiscal agency loans. Earnings from fiscal agency loans have offsetting expenses resulting in no impact on the bottom line.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

Federal government transfers

Health and social transfers are expected to average 3.4 per cent annual growth over the three years of the fiscal plan, mainly reflecting increasing national cash transfers and a rising BC population share. The forecast of Canada Health Transfer (CHT) revenue in 2014/15 to 2016/17 is based solely on population-share funding of the national cash transfers, similar to the Canada Social Transfer (CST) program. The plan assumes the national CHT cash transfer increases 6 per cent per year and national CST cash transfer increases 3 per cent annually, consistent with the federal government forecast.

Table 1.6 Federal Government Contributions

($ millions)	2013/14	2014/15	2015/16	2016/17
Canada Health Transfer (CHT)	4,196	4,183	4,440	4,716
Wait Times Reduction Transfer	33	—	—	—
Deferred health equipment grants	22	17	7	3
Canada Social Transfer (CST)	1,589	1,640	1,691	1,745
Total health and social transfers	5,840	5,840	6,138	6,464
Ministry cost recoveries	715	540	532	529
Transfers to post-secondary institutions	456	463	476	481
Transfers to taxpayer-supported Crown corporations	211	243	231	225
Transfers to other SUCH sector agencies	90	85	84	84
Disaster financial assistance contributions	24	44	—	—
Other transfers	136	148	137	137
Total other contributions	1,632	1,523	1,460	1,456
Total Federal Government Contributions	7,472	7,363	7,598	7,920

Other federal contributions are expected to decline 6.7 per cent in 2014/15, primarily reflecting reduced vote recoveries relating to immigration initiatives and funding for educational institutions. Changes in vote recoveries do not affect the bottom line as expenses are lower by the same amount. Revenue is forecast to fall $63 million in 2015/16 due to a projected reduction in claims for disaster financial assistance, healthcare services for persons infected with Hepatitis C, and local government services. The forecast assumes relatively small changes in 2016/17.

Commercial Crown corporations

British Columbia Hydro and Power Authority: BC Hydro’s net income is forecast to average $645 million annually over the fiscal plan period. These projections reflect BC Hydro’s allowed return on deemed equity of 11.84 per cent. This return is based on a cost of service regulation prescribed by the BC Utilities Commission, and provincial direction on establishing the basis to determine BC Hydro’s equity for regulatory purposes.

While BC Hydro normally provides an annual dividend to the province equal to 85 per cent of its net income, the amount of the dividends are constrained by a requirement that the corporation maintain an 80:20 debt to equity ratio. As a result of this constraint, the annual dividend payment is forecast to average $410 million — or approximately 64 per cent of average net income — over the next three years.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

British Columbia Liquor Distribution Branch: LDB’s net income is forecast to average $876 million annually over the fiscal plan period. Total sales revenue is expected to increase an annual average of 1.7 per cent over the fiscal plan period.

British Columbia Lottery Corporation: BCLC’s net income is forecast to average $1.2 billion annually over the fiscal plan period. The projection reflects moderate annual net income growth in the lottery and casino/community gaming channels (0.8 per cent and 2.0 per cent respectively) and strong growth from eGaming (45.1 per cent). Net income growth is mainly due to continuing product development (primarily in PlayNow internet gaming), distribution enhancements, and facility improvements to casinos and community gaming centres.

The government will distribute over 20 per cent ($249 million annual average) of its gaming income to charities and local governments over the next three years. As well, $147 million of the gaming income retained by government will be allocated each year to the Health Special Account in support of health services.

Insurance Corporation of British Columbia: ICBC’s net income is forecast to average $214 million annually over the fiscal plan period. The outlook assumes average annual growth of 1.7 per cent in the number of insured vehicles and a 4.0 per cent average annual increase in claims costs. Over the fiscal plan period, ICBC is forecast to remit an annual average $160 million of its excess Optional insurance capital to the consolidated revenue fund to support core government services.

ICBC is in its fourth year of a multi-year $400 million Transformation Program that is designed to promote a fairer, customer-based risk pricing model, resulting in better rates for safer drivers; simplified systems and processes to facilitate better support for customers and business partners with less paperwork; and more efficient business practices. The Transformation Program, forecast to be complete in the fall of 2016, will be funded entirely from Optional insurance capital so as to not impact Basic insurance rates.

Transportation Investment Corporation: TI Corp manages the construction of the Port Mann/Highway 1 improvement project, which includes the new Port Mann Bridge, highway widening, and interchange improvements between Langley and Vancouver. Construction is nearing completion with finishing work along the corridor continuing through 2014/15. While TI Corp’s projections in the fiscal plan reflect net losses in the initial stages of implementing the tolling system, the corporation is projected to turn an annual net profit as traffic volumes mature.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

Table 1.7 Revenue by Source

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions)	2013/14	2014/15	2015/16	2016/17
Taxation revenue
Personal income	6,832	7,491	7,782	7,970
Corporate income	2,429	2,348	2,416	2,642
Sales [1]	5,574	5,964	6,185	6,432
Fuel	929	936	943	951
Carbon	1,212	1,228	1,248	1,271
Tobacco	713	780	780	780
Property	2,070	2,156	2,232	2,315
Property transfer	899	804	820	834
Insurance premium	445	450	455	460
	21,103	22,157	22,861	23,655
Natural resource revenue
Natural gas royalties	368	441	499	580
Forests	674	785	825	857
Other resource [2]	1,793	1,784	1,841	1,733
	2,835	3,010	3,165	3,170
Other revenue
Medical Services Plan premiums	2,156	2,271	2,394	2,524
Other fees [3]	3,003	3,065	3,169	3,194
Investment earnings	1,110	1,091	1,115	1,177
Miscellaneous [4]	2,942	2,758	2,824	2,749
Release of surplus assets	423	200	—	—
	9,634	9,385	9,502	9,644
Contributions from the federal government
Health and social transfers	5,840	5,840	6,138	6,464
Other federal contributions [5]	1,632	1,523	1,460	1,456
	7,472	7,363	7,598	7,920
Commercial Crown corporation net income
BC Hydro	545	582	652	701
Liquor Distribution Branch	858	862	875	891
BC Lottery Corporation (net of payments to federal government)	1,163	1,183	1,206	1,247
ICBC [6]	368	252	185	205
Transportation Investment Corporation (Port Mann)	(89)	(79)	(80)	(76)
Other [7]	61	85	68	107
	2,906	2,885	2,906	3,075
Total revenue	43,950	44,800	46,032	47,464

1 Includes provincial sales tax, tax on designated property, HST/PST housing transition tax and harmonized sales tax related to prior years.

2 Columbia River Treaty, Crown land tenures, other energy and minerals, water rental and other resources.

3 Post-secondary, healthcare-related, motor vehicle, and other fees.

4 Includes reimbursements for healthcare and other services provided to external agencies, and other recoveries.

5 Includes contributions for health, education, community development, housing and social service programs, and transportation projects.

6 The amounts represent projected earnings on ICBC’s fiscal year basis (December).

7 Includes Columbia Power Corporation, BC Railway Company, Columbia Basin Trust power projects, and post-secondary institutions self-supported subsidiaries.

Budget and Fiscal plan — 2014/15 to 2016/17

Three Year Fiscal Plan

Expense

Budget 2014 maintains government’s commitment to delivering the core services of health care, education, and social supports that British Columbians depend upon. In Budget 2014 government has provided additional funding for health care, social programs and economic development.

Government’s prudent fiscal management is demonstrated by its ability to slow expense growth since the economic downturn in the fall of 2008. The use of expenditure management measures and the introduction of the cooperative gains concept as a means of funding wage increases have reduced annual spending growth significantly.

Chart 1.6 Expense trends

During the period leading up to the economic downturn, spending grew an average of 6.0 per cent annually. Expenditure management to date has reduced the average annual spending growth to 2.5 per cent, and will further reduce average annual spending growth to 2.2 per cent over the Budget 2014 fiscal plan period.

This rate of expense growth will still enable government to increase its program spending by $3.0 billion over the fiscal plan period (from $43.7 billion in 2013/14 to $46.7 billion by 2016/17).

Consolidated Revenue Fund Spending

Spending by ministries increases only marginally in Budget 2014, as government continues to require most ministries to manage from within existing budget allocations. Additional funding provided in Budget 2014 is targeted to a limited number of key priority areas, including health care, social services and liquefied natural gas development.

Health Care: Sustainable Funding Increases

Incremental to its current 2013/14 base budget of $16.6 billion, the Ministry of Health’s base budget has been increased by $385 million in 2014/15, and is expected to reach $17.9 billion by 2016/17. Over the fiscal plan period, the increases comprise an additional $2.5 billion in health funding.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

Table 1.8 Expense by Ministry, Program and Agency

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions)	2013/14 [1]	2014/15	2015/16	2016/17

Office of the Premier	9	9	9	9
Aboriginal Relations and Reconciliation	83	82	84	84
Advanced Education	1,952	1,936	1,911	1,911
Agriculture	79	80	80	80
Children and Family Development	1,345	1,356	1,391	1,391
Community, Sport and Cultural Development	182	221	261	261
Education	5,365	5,387	5,391	5,391
Energy and Mines	24	21	21	21
Environment	128	134	140	139
Finance	202	202	201	201
Forests, Lands and Natural Resource Operations	622	591	592	603
Health	16,436	16,936	17,402	17,856
International Trade	36	36	36	36
Jobs, Tourism and Skills Training	199	199	199	199
Justice	1,159	1,155	1,157	1,157
Natural Gas Development	372	401	442	443
Social Development and Social Innovation	2,487	2,530	2,570	2,586
Technology, Innovation and Citizens’ Services	514	527	528	528
Transportation and Infrastructure	809	812	812	812
Total ministries and Office of the Premier	32,003	32,615	33,227	33,708
Management of public funds and debt	1,257	1,286	1,322	1,413
Contingencies	225	300	400	575
Funding for capital expenditures	826	1,048	1,195	1,308
Refundable tax credit transfers	720	778	938	952
Legislative and other appropriations	165	130	130	130
Total appropriations	35,196	36,157	37,212	38,086
Elimination of transactions between appropriations [2]	(2)	(17)	(18)	(23)
Prior year liability adjustments	(84)	—	—	—
Consolidated revenue fund expense	35,110	36,140	37,194	38,063
Expenses recovered from external entities	2,797	2,599	2,634	2,694
Funding provided to service delivery agencies	(21,468)	(22,016)	(22,449)	(22,841)
Ministry and special office direct program spending	16,439	16,723	17,379	17,916
Service delivery agency expense:
School districts	5,613	5,667	5,669	5,682
Universities	4,076	4,152	4,214	4,289
Colleges and institutes	1,130	1,125	1,131	1,140
Health authorities and hospital societies	12,865	13,108	13,388	13,677
Other service delivery agencies	3,552	3,743	3,845	4,006
Total service delivery agency expense	27,236	27,795	28,247	28,794
Subtotal expense	43,675	44,518	45,626	46,710
Expenditure management	—	(76)	—	—
Core Review [3]	—	(26)	(25)	(22)
Total expense	43,675	44,416	45,601	46,688

1 Restated to reflect government’s current organization and accounting policies.

2 Reflects payments made under an agreement where an expense from a voted appropriation is recorded as revenue by a special account.

3 Represents savings to be identified through the remainder of the Core Review process. Savings realized to date are reflected in above expense amounts. For more information on Core Review, see the topic box on page 46.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

Chart 1.7 Ministry of Health budget increases

The average rate of growth over the three years will be 2.6 per cent, slightly higher than the 2.5 per cent three-year average growth anticipated in the June Update 2013.

BC continues to lead the nation in important health outcomes while containing costs. In 2013, BC is still the second least costly province in terms of per capita spending on health care and ranks best in terms of Life Expectancy, Cancer Mortality, and Mortality related to Diseases of the Heart (according to the most recent data). For Infant Mortality, BC’s rank has improved from third to second best overall.

Table 1.9 Health Per Capita Costs and Outcomes: Canadian Comparisons

	2013 Per	Life	Infant Mortality	Cancer Mortality Rate	Diseases of the Heart
	Capita Health	Expectancy at	per 1000 Live	per 100,000	Mortality Rate per
Province	Care Costs ($)	Birth (Years)	Births	Population	100,000 Population
Quebec	3,651	81.2	4.3	174.7	93.7
British Columbia	3,722	81.7	3.8	144.0	91.8
Ontario	3,723	81.5	4.6	154.1	100.3
Nova Scotia	4,124	80.1	4.9	177.5	108.7
New Brunswick	4,167	80.2	3.5	177.0	108.5
Prince Edward Island	4,245	80.2	4.2	181.9	136.1
Manitoba	4,381	79.5	7.7	166.3	111.9
Saskatchewan	4,566	79.6	6.7	155.9	118.7
Alberta	4,662	80.7	5.3	152.0	120.2
Newfoundland	5,249	78.9	6.3	196.6	137.3

Sources: Canadian Institute for Health Information, 2013 (cost data) and Statistics Canada (outcomes data).

Note: Outcomes data for Infant Mortality is of 2011; all other outcome data are as of 2009, which is the most recent data available.

Post Secondary Education — Implementing Shared Services to Achieve Efficiencies

In Budget 2014, there is no change in provincial funding to the Ministry of Advanced Education compared to June Update 2013. In Budget 2012, it was announced that there would be a phased-in reduction in transfers from the Ministry to the post secondary sector that would reach $50 million annually after three years.

Government was clear at that time that the savings were to be found through shared services and other administrative savings, and that any reductions should not be aimed at students, education programs, or research. Deloitte LLP was retained to assist the ministry and the 25 post secondary institutions and significant progress has been made in reaching the savings targets, through several specific actions, which include:

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

•   Procurement Savings: Costs being reduced through efficiencies being found in the purchases of fuel, courier services, scientific supplies, materials for trades programs, office supplies and travel.

•   Ancillary Services: Pursuit of savings on textbook freight, vending machine services, and shared print shop services.

•   Information Technology: Transition to a single managed print services contract for printers/multi-function devices, movement to shared data centre facilities, and shared procurement for hardware/software.

In 2013/14, the reduction to post secondary institutions is offset by savings realized to date. With continued progress, these efforts indicate that it is possible to find efficiencies in SUCH agencies without sacrificing service delivery if the appropriate efforts are made and time is provided to transition to more effective business models.

Finally, it was recently announced that beginning in 2014/15, $17.1 million of annual federal funding for English as a Second Language programming is being discontinued. This funding was distributed to several BC post secondary institutions. The ministry will work with these institutions to manage the implications of this reduced federal funding.

K-12 Education — Continuing to Manage with Stable Funding

Funding provided through the Ministry of Education for the K-12 system is unchanged compared to the June Update 2013. Consistent with that budget and previous commitments, the Learning Improvement Fund (LIF) allocation increases from $60 million in 2013/14 to $75 million annually from 2014/15 onwards.

The LIF was established to provide additional resources for vulnerable learners. It is allocated in consultation with educators so that the funding can be targeted to where it can be most effective, and the additional $15 million per year is to be applied to the next tier of classrooms with the most complex needs. The 2013/14 funding is being distributed as follows:

•   expenditures on teachers is approximately $40 million;

•   $13 million is for Special Education assistants;

•   $1.4 million is for teacher professional development; and

•   the balance is held in reserves to address needs as they arise throughout the school year.

A key feature of June Update 2013 was the BC Training and Education Savings Program where a one-time grant of $1200 is paid into a registered education savings plan (RESP) for every eligible BC child (after an application is made) born on or after January 1, 2007. As of Fall 2013, the anticipated take-up for the program is consistent with what was projected last year, based on the number of RESPs for eligible children in BC — over 27,000 RESPs, representing 65 per cent of the age cohort for those born in 2007.

To encourage even more participation, the eligibility window to apply for the grant is being increased from one year to three years after the child’s 6th birthday, such that families will have up until the child’s 9th birthday to apply.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

Supporting Families, Individuals and Community Safety

Budget 2014 provides an additional $350 million over the next three years to support families and individuals most in need, and to keep our communities safe as detailed in Table 1.10.

Table 1.10 Support for Families, Individuals and Community Safety

($ millions)	2014/15	2015/16	2016/17
Supports to individuals with developmental disabilities and their families	61	81	101
Income Assistance supports for those in need	(8)	11	8
Operating subsidies related to the transfer of social housing properties to non-profit societies	—	29	29
Depreciation costs associated with the completion of new social housing units	—	1	1
Supports for children and youth with special needs and their families	5	5	5
Increased RCMP policing costs	5	5	5
Expanding legal aid in criminal and family law matters	2	2	2
Total	65	134	151

Community Living British Columbia

In 2013/14 government is forecasting to increase its contribution to Community Living British Columbia by $38 million, for a total government contribution of $778 million. In Budget 2014 government’s contribution to Community Living British Columbia will increase to $800 million in 2014/15, $820 million in 2015/16 and $840 million in 2016/17. This additional contribution will maintain support services for individuals with developmental disabilities and their families as well as address continued caseload growth and demand for services.

In comparison to June Update 2013, allocations to Community Living British Columbia in Budget 2014 will increase by $243 million over the next three years to reflect the government contributions noted above.

Government continues to work with Community Living British Columbia to ensure both fiscal discipline and maximum service delivery are achieved within budget allocations. Government is committed to improving the way services and supports are provided to individuals with developmental disabilities.

In support of this, government has launched the Services to Adults with Developmental Disabilities project which includes five pilot sites in communities around British Columbia to test, evaluate and refine an integrated service delivery model to better support individuals as they transition from youth to adulthood as well as older adults transitioning into retirement.

Income Assistance

Budget 2014 provides an additional $11 million over the next three years for individuals and families in need of income assistance, reflecting an additional $80 million over three years for disability income assistance, supplementary assistance and program delivery costs; offset by a decrease of $69 million over three years in anticipated temporary income assistance costs.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

Disability assistance caseloads are forecast to increase due to population growth and a higher incidence of persons with disabilities. Budget 2014 provides an additional $57 million over three years to support a disability assistance caseload of 93,700 (three-year average). Budget 2014 also provides an additional $23 million over three years for supplementary assistance supports (health and other supports for families on income assistance) and additional program delivery costs associated with higher income assistance caseloads.

Temporary assistance caseloads are forecast to decrease based on actual caseload trends, most notably in the “expected to work” category. Those in receipt of temporary assistance continue to be supported through employment programs and various supplements to meet strict employment and work search obligations to regain employment. Budget 2014 provides funding to support a temporary assistance caseload of 43,400 (three-year average).

Social Housing

Government recently announced an update to the provincial housing strategy, “Housing Matters BC”, which will build on its foundation of successful programs to address today’s housing needs. The update includes the transfer of some properties owned by the province to non-profit societies with the goal of empowering and building the capacity of the non-profit housing sector to ensure long-term sustainability.

Government’s long-term policy has been to support a strong non-profit housing sector. Non-profit organizations best understand the needs of their community and already manage over 90 per cent of the province’s social housing units. Budget 2014 allocates an additional $58 million over the next three years for the BC Housing Management Commission (BC Housing) to provide operating subsidies to these non-profit organizations to offset their costs of assuming mortgages on these properties.

Further, the transfer of some properties to non-profit societies will allow BC Housing the opportunity to make new investments into social housing. The government will invest $150 million ($30 million per year over the next five years) as part of a cost-matched agreement with the federal government to support low-income individuals, families and seniors and help create more affordable housing options for British Columbians.

Through this cost-matched agreement, $300 million over the next five years will be allocated to expand rental assistance supports and build approximately 100 new units of public housing per year. Budget 2014 allocates an additional $2 million over three years to fund depreciation costs once construction of the new housing units is complete.

Children and Youth with Special Needs

Budget 2014 allocates an additional $15 million over the next three years to address increasing demand for services in the children and youth with special needs program area.

Policing and Community Safety

In Budget 2014, government will invest an additional $15 million over the next three years to fund increased RCMP costs in support of government’s continued commitment to a strong provincial police force to keep communities safe. In 2014/15, government will provide over $360 million to fund RCMP policing costs, an increase of almost $8 million from 2013/14.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

Legal Services Society

Budget 2014 provides an incremental $6 million over the next three years to meet government’s commitment to expand legal aid in criminal and family law matters.

Supporting Liquefied Natural Gas (LNG) Development

Budget 2014 provides $29 million over three years to support the development of a liquefied natural gas industry in British Columbia, as detailed by ministry in Table 1.11. Resources are required to ensure the appropriate management of the province’s LNG strategy to foster the successful development and growth of the industry.

Incremental funding is provided to the Ministries of Aboriginal Relations and Reconciliation; Environment; Forests, Lands and Natural Resource Operations; and Natural Gas Development to attract investments to BC and support a stable and predictable environment for investment decisions.

As well, the funding will facilitate coordinated and timely processing with respect to the province’s regulatory and permitting requirements, and provide a strategic framework that benefits British Columbians while ensuring ongoing environmental protection, management and stewardship.

Table 1.11 Support for Liquefied Natural Gas Development

($ millions)	2014/15	2015/16	2016/17
Ministry of Aboriginal Relations and Reconciliation	2	2	—
Ministry of Environment	1	1	—
Ministry of Forests, Lands and Natural Resource Operations	3	3	—
Ministry of Natural Gas Development	5	6	6
Total	11	12	6

Incremental funding is provided for LNG development related costs such as:

•   a government taskforce to provide overall strategic policy direction and engagement with LNG proponents and other stakeholders;

•   First Nations engagement, consultation and negotiations to complete agreements that support LNG development;

•   engagement and consultation with industry, community and other stakeholders; and

•   activities related to land disposition, parks and protected areas management, and environmental stewardship.

The funding strategy and requirements for 2016/17 will be assessed as part of subsequent budgets based on activity.

Benefiting the Environment and Economic Development

Overall, Budget 2014 targeted funding increases for initiatives benefiting the environment and economic development totals $36 million over three years, as detailed in Table 1.12.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

Table 1.12 Benefiting the Environment and Economic Development

($ millions)	2014/15	2015/16	2016/17
Environmental Assessments	3	3	3
Land Based Investment Strategy	—	—	12
Carbon Neutral Government — Carbon Offset Program	—	7	7
Greenhouse Carbon Tax Relief Grant Program	—	—	1
Total	3	10	23

Environmental Assessments

Budget 2014 provides $9 million over three years to support environmental assessments of resource development impacts of proposed LNG facilities and pipelines, and mining and other major projects. Process improvements are being introduced to ensure that timelines are appropriate for both environmental protection and economic development. Government proposes to introduce modest fees in concert with the process improvements.

Land Based Investments

Budget 2014 delivers on government’s commitment to increase silviculture activities in regions hit hard by the pine beetle epidemic by providing an additional $12 million in 2016/17 for silviculture, inventory and forest and ecosystem health/restoration activities.

Carbon Offset Program

Having achieved its goal to help develop a carbon offset business sector, the Pacific Carbon Trust is being transitioned into government to achieve savings, while maintaining government’s commitment to climate leadership and a carbon-neutral public sector. Budget 2014 provides $7 million annually beginning in 2015/16 to purchase carbon offsets for the public sector; the offsets expense will be managed by the Pacific Carbon Trust in 2014/15.

Public sector entities will continue to pay $25 per tonne for their greenhouse gas emissions as a concrete means to encourage efforts to reduce emissions and energy costs. However, the Carbon Neutral Capital Program for the K-12 Education sector is being expanded to the health and post secondary sectors; the $25 per tonne payments made by these sectors will be invested in capital improvements. Carbon neutral capital investments reduce energy costs, demonstrate clean technology, lower emissions and can help public sector organizations finance further energy projects and improve public services.

Carbon Tax Relief for the Greenhouse Sector

Budget 2014 provides an incremental $1 million over three years for the Greenhouse Carbon Tax Relief Grant program. June Update 2013 provided $20 million over three years to establish an ongoing carbon tax relief program for commercial greenhouse vegetable and floriculture growers, and forest seedling and wholesale production nurseries to partially offset the carbon tax paid by producers on natural gas and propane used for greenhouse heating and CO2 production. Greenhouse growers are distinct from most others in that they need carbon dioxide and purposely produce it because it is essential for plant growth.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

First Nations Clean Energy Business Fund

The First Nations Clean Energy Business Fund was established in 2010 with the purpose of increasing First Nations participation in clean energy power projects, including wind energy, biomass and run of the river hydroelectric power. Budget 2014 delivers on government’s commitment to inject an additional $1 million into the fund to support future opportunities for First Nations.

Continued Expenditure Management

Ministries will be required to continue with tight spending controls and fiscal discipline that has resulted in savings in the past. Budget 2014 includes $76 million in expenditure management savings in fiscal 2014/15. Ministries will be asked to hold a portion of the $76 million in reserve, from within their individual 2014/15 budget allocations, as an additional layer of prudence in Budget 2014.

Management of the BC Public Service

Full-time equivalent (FTE) staff utilization is projected to decrease from 26,600 in 2013/14 to 26,300 in 2014/15 as a result of employee attrition and managed hiring practices.

Chart 1.8 Managing FTEs

Going forward, FTE utilization is projected to remain flat in 2015/16 and 2016/17, reflecting government’s expectation that the reduction in FTEs achieved over the last few years will be maintained. It is expected that hiring over the next year will be primarily internally focused with a continued prioritization on filling positions which are critical to front line service delivery.

Recovered Expenses

Over the fiscal plan period (2014/15 to 2016/17), government projects it will incur $7.9 billion in program spending whose costs will be recovered from third parties.

Recovered costs include an estimated $2.8 billion in interest payments from the commercial Crown corporations through the fiscal agency loan program and from sinking fund investment returns.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

A total of $1.6 billion will be spent delivering programs on behalf of the federal government, such as the Labour Market Development Agreement, integrated workplace solutions, and child and family support programs. This three year total is lower than historical levels due to the federal government’s decision to resume immigrant settlement services program delivery effective April 1, 2014.

$1.2 billion in government spending is supported by other miscellaneous sources. For example, these include hospital expansion costs recovered from regional health boards, MSP and PharmaCare costs paid by agencies and other jurisdictions, and employee health benefits costs collected from participating government agencies.

The remaining $2.3 billion in recovered costs are incurred by a variety of programs, including industry-funded regulatory programs recovered through fees, fees recovered for collections services rendered, and distribution of free Crown grants recovered through the revaluation of the land being distributed.

The offsetting nature of the amounts recovered for the underlying expenses incurred results in no net impact to government’s fiscal plan.

Operating Transfers

Transfers to service delivery agencies will total $67.3 billion over the fiscal plan period (2014/15 to 2016/17) in support of education, health care, social services, housing, and transportation programs delivered by the agencies on behalf of government. These service delivery agencies include the SUCH sector (schools, universities, colleges and health organizations), Community Living BC, BC Housing Management Commission, BC Transit, and the BC Transportation Financing Authority. Transfers to these organizations comprise over 60 per cent of ministry spending.

Service Delivery Agency Spending

Service delivery agency spending is projected to total $28.8 billion by 2016/17, reflecting an increase of $1.6 billion over the fiscal plan period.

School district spending is projected at $5.7 billion in 2016/17, an increase of $69 million over the three year period. The increase is due to base salary and benefits cost growth in line with collective agreements and capital asset amortization in relation to recent capital plan expenditures. These increases are partially offset by other administration cost reductions.

Spending by universities is forecast to increase by $213 million (5.2 per cent) over the three year period, and will total $4.3 billion by 2016/17. The increase is due to general inflationary pressures and is net of planned administrative cost savings initiatives.

Projected spending by colleges and institutes will remain virtually unchanged at $1.1 billion, with only a minor increase of $10 million over the three year period.

Health authority and hospital society spending is projected to rise from $12.9 billion in 2013/14 to $13.7 billion by 2016/17 — an increase of $812 million, or 6.3 per cent over the three year period. This spending increase reflects the projected volume increases in the healthcare services delivered by these organizations on behalf of government and is projected to be funded by additional provincial grants and own-source revenue.

Projected spending by other service delivery agencies is forecast to increase by $454 million by 2016/17. This 12.8 per cent increase is largely due to increased transportation sector spending and related interest costs.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

Capital Spending

In Budget 2014 capital spending on schools, hospitals, roads, bridges, hydro-electric projects and other infrastructure across the province is expected to total $17.7 billion over the fiscal plan period. Provincial capital infrastructure investments are made through school districts, health authorities, post secondary institutions, Crown agencies and ministries.

Table 1.13 Capital Spending

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions)	2013/14	2014/15	2015/16	2016/17
Taxpayer-supported
Education
Schools (K—12)	477	511	492	501
Post-secondary	665	883	744	697
Health	779	847	871	844
BC Transportation Financing Authority	1,017	1,044	944	684
BC Transit	74	136	137	94
Government ministries	358	432	366	294
Other [1]	96	177	111	168
Total taxpayer-supported	3,466	4,030	3,665	3,282
Self-supported
BC Hydro	1,995	2,262	1,949	1,821
Columbia River power projects [2]	75	26	13	14
Transportation Investment Corporation (Port Mann)	239	83	—	—
BC Railway Company	8	8	2	1
ICBC	78	91	40	40
BC Lotteries	88	90	90	110
Liquor Distribution Branch	17	30	31	27
Total self-supported commercial	2,500	2,590	2,125	2,013
Total capital spending	5,966	6,620	5,790	5,295

1 Includes BC Housing Management Commission, Provincial Rental Housing Corporation, and other service delivery agencies.

2 Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

The total capital investment of $17.7 billion is comprised of $11.0 billion in taxpayer-supported capital investments and $6.7 billion in capital investments by commercial Crown corporations. These investments will support the ongoing implementation of the BC Jobs Plan.

The capital spending budget for 2014/15 includes completion of existing approved projects along with new investments to expand and sustain provincial infrastructure including schools, universities and hospitals. It also includes investments by self-supported commercial Crown corporations in power projects and the Port Mann Bridge replacement project.

Taxpayer-supported capital spending

Taxpayer-supported capital spending includes capital infrastructure for school districts, health authorities, post secondary institutions, taxpayer-supported Crown agencies, and ministries.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

Taxpayer-supported capital spending is projected at $4.0 billion in 2014/15, declining to $3.7 billion in 2015/16 and $3.3 billion in 2016/17, reflecting completion of approved projects within the capital plan and planned additional investments to sustain or expand provincial infrastructure.

Investments in Schools

Over the three years of the capital plan, $1.5 billion will be invested to maintain, replace, renovate or expand K—12 facilities, including continued investment in new school space to accommodate increasing enrolment in growth districts, and continued investment in the program to seismically upgrade or replace schools.

Planned capital investments in Budget 2014 include:

•      A seismic upgrade to Lord Strathcona Elementary will bring Vancouver’s oldest school up to modern day structural seismic standards while preserving the integrity of the original school. It is expected that the project will be tendered in late 2014.

•      A seismic upgrade at École Phoenix Middle School in Campbell River will create a seismically-safe school for the community. This project, which is part of the Ministry of Education’s Seismic Mitigation Program, began in 2013 and is scheduled to be complete in late 2014.

•      A new Mar Jok Elementary School in West Kelowna, which will provide 460 student spaces, and a 300 space addition at Okanagan Mission Secondary will both be complete in 2014, and will help Central Okanagan address increased enrolment in the school district.

Spending to Support Post Secondary Education

Budget 2014 includes $2.3 billion in capital spending over the next three years by post secondary institutions across the province. Projects include the replacement and renewal of existing infrastructure to address deferred maintenance and protect the province’s investment in capital assets.

In addition, investments in priority projects will build capacity and help meet the province’s future workforce needs in key sectors. A significant portion of this capital investment is funded through other sources, including foundations, donations, cash balances, federal funding and revenues generated from services.

Current and planned investments in the post secondary sector include:

•      A new campus for Emily Carr University at Great Northern Way in Vancouver which will include a state-of-the-art visual, media and design art facility, with a capacity for 1,800 students.

•      Support for research infrastructure through the British Columbia Knowledge Development Fund, with external funding leveraged from the federal Canada Foundation for Innovation and non-provincial government partners. Key research investments include:

•       Procurement of specialized research equipment that will be used to undertake research at UBC aimed at improving health outcomes of individuals with spinal cord injury. This research is expected to lead to significant reductions in healthcare costs and improvements in quality of life for those with spinal cord injuries.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

•       Acquisition of specialized research equipment that will be used for single-particle Electron Microscope analysis at UBC — an advanced imaging method for analyzing structural properties of protein complexes. The project is expected to have a long-term positive impact on improving life quality and survival rates of people suffering from cancer, diabetes and neurodegenerative disorders.

Expanding and Upgrading Health Facilities

Capital spending on infrastructure in the health sector will total $2.6 billion over the next three years. These investments support new major construction projects and upgrading of health facilities, medical and diagnostic equipment, and information management/technology systems. As well, these investments are supported by funding from the province as well as other sources, such as regional hospital districts and foundations.

Key capital investments in the health sector include:

•      Redevelopment of Children’s and Women’s Hospital to include a new Acute Care Centre to replace 179 acute care beds and expand service to 221 beds, plus expand the emergency department, maternity, pediatric operating rooms and diagnostic imaging and procedures areas. Upon finalization of a project agreement with the preferred proponent, expected in the coming months, construction of the Acute Care Centre is expected to start in December 2014.

•      Completion of a new Surrey Memorial Hospital Emergency Department and Critical Care Tower to provide 151 net new acute care beds to serve the community. The emergency department opened in October 2013, and the critical care tower is on track to open for patients in June 2014.

•      Construction of two new hospitals (one located in Courtenay/Comox and one in Campbell River) to replace existing North Island hospitals and provide a total of 248 patient beds, an increase of 62 beds on the North Island. Government has issued a request for proposals which is expected to be completed in 2014, with construction to follow shortly after an agreement is signed.

•      A new clinical services building for Royal Inland Hospital in Kamloops which will include outpatient services and teaching space for medical students along with improved parking and access to the hospital.

•      Construction of the new Joseph and Rosalie Segal Family Health Centre to replace and consolidate specialized mental health services at Vancouver General Hospital.

•      Completion of 60 inpatient beds to replace 46 outdated beds in Vernon Jubilee Hospital, expanding the hospital’s capacity.

Supporting the Transportation Investment Plan

Budget 2014 includes continued investments in government’s transportation investment plan. The province has secured federal cost sharing on projects and has also leveraged investments through partnerships with private partners. The public and private sector will provide a total of $3.4 billion for transportation investments over the next three years, including:

•   $2.5 billion of provincial investment in transportation infrastructure;

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

•  $0.8 billion of investment leveraged through federal cost sharing and partnerships with private partners, local governments and other agencies; and

•  $0.1 billion for the Port Mann Bridge/Highway 1 project (self-supported).

Further information is provided in Table 1.14.

Table 1.14 Provincial Transportation Investments

	Updated
	Forecast				3-Year
($ millions)	2013/14	2014/15	2015/16	2016/17	Total
Transportation Investment Plan
– Rehabilitation	177	176	176	176	528
– Interior and rural side roads	50	50	50	50	150
– Oil and gas rural road improvement program	22	20	20	20	60
– Mountain pine beetle strategy	32	30	30	30	90
– Highway 1 (Kamloops to Alberta border)	23	50	45	49	144
– George Massey Tunnel replacement project	10	18	23	30	71
– Okanagan Valley corridor	33	36	35	36	107
– Cariboo connector program	36	26	47	52	125
– Other highway corridors and programs	230	152	91	127	370
– Cycling infrastructure	6	9	6	4	19
Total transportation investment plan	619	567	523	574	1,664
Provincial Transit Plan
– Canada Line rapid transit project	19	19	19	19	57
– Evergreen Line rapid transit project	154	296	3	—	299
– Rapid transit, buses and other transit priorities	62	105	154	173	432
Total provincial transit plan	235	420	176	192	788
Total provincial investment [1]	854	987	699	766	2,452
Investments funded through contributions from other partners
– Evergreen Line rapid transit project	140	189	330	52	571
– Contributions to the Transportation Investment Plan	86	58	53	11	122
– Contributions to the Provincial Transit Plan	—	1	64	67	132
Total investments funded through contributions from other partners	226	248	447	130	825
Total investment in transportation infrastructure	1,080	1,235	1,146	896	3,277
Transportation Investment Corporation
– Port Mann Bridge/Highway 1 project	239	83	—	—	83
Total investment in transportation infrastructure including the Port Mann Bridge/Highway 1 project	1,319	1,318	1,146	896	3,360

1   Total provincial investment includes operating and capital spending.

Ministry Capital Spending

Budget 2014 includes $1.1 billion in capital spending by government ministries over the plan period. This will support investments in maintaining, upgrading or expanding infrastructure such as courthouses and correctional centres, office buildings, industrial roads, and information systems.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

Capital investments made by government ministries will include development of a new Okanagan Correctional Centre near Oliver, and completion of the Wood Innovation Design Centre in Prince George.

Capital Project Reserves

The province has included $206 million in project reserves in its three year capital plan as a prudent planning measure. In addition to covering risks from higher than expected costs, the reserves will be used to fund emerging government priorities.

Financing Capital Projects

Provincial capital infrastructure spending is financed through a combination of sources:

•  cash balances within the organizations;

•  partnerships with the private sector (public-private partnerships, or P3s);

•  cost-sharing with partners (e.g. federal government, regional hospital districts); and

•  debt financing.

Since debt financing continues to represent a significant source of financing for provincial capital spending, the level of capital spending has a significant impact on projected provincial debt.

Chart 1.9 Financing government’s capital plan

Self-supported capital spending

Total capital spending includes capital infrastructure for self-supported commercial Crown agencies.

Self-supported capital spending is projected at $2.6 billion in 2014/15, $2.1 billion in 2015/16 and $2.0 billion in 2016/17. Over the three year period:

•  $6.1 billion (90 per cent) of total self-supported capital spending will be used for electrical generation, transmission and distribution projects to meet growing customer demand and to enhance reliability.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

Built between the late 1960s and early 1980s, BC Hydro’s hydroelectric system provides over 95 per cent of the total electricity generated by the corporation. This vast system is ageing and requires a broad range of investments to maintain reliability — from seismic and safety improvements at dams, to expanding and strengthening the transmission system, to upgrading the metering system. A significant portion of self-supported capital spending represents measures to address the issue of ageing infrastructure.

•      $83 million will be used to complete the Port Mann Bridge replacement and Highway 1 improvement project.

•      $290 million will be used for BC Lottery Corporation projects including the modernization of business systems, expansion of the lottery distribution network, and acquisition of gaming equipment to support lottery, PlayNow internet gaming, casino and community gaming activities.

•      $171 million will be used for ICBC projects including reinvestment in critical business systems as part of its Transformation Program.

Table 1.15 provides information on major power generation and transmission projects. Further details on provincial capital investments are shown in the service plans of ministries and Crown agencies.

Projects over $50 million

Approved major capital projects with multi-year budgets from provincial sources totaling $50 million or more are shown in Table 1.15. Annual allocations of the full budget for these projects are included as part of the provincial government’s capital investment spending shown in Table 1.13.

In addition to financing through provincial sources, major projects may be cost-shared with the federal government, municipalities and regional districts, and/or the private sector. Total capital spending for these major projects is $19.7 billion, reflecting provincial financing of $16.0 billion through internal sources or borrowing, $1.0 billion from federal government contributions and $2.7 billion from other sources including private donations.

Major capital investments include:

•  $1.8 billion for school replacement projects including Revelstoke Elementary and Secondary, Alberni District Secondary, South Okanagan Secondary, Chilliwack Secondary, Centennial Secondary, Kitsilano Secondary, Oak Bay Secondary, Belmont Secondary, and continuation of the seismic mitigation program;

•  $134 million for the Emily Carr University of Art and Design campus redevelopment project at Great Northern Way and $65 million for specialized equipment at the University of Victoria’s TRIUMF site;

•  $3.4 billion for health facilities including the Northern Cancer Control Strategy, Lions Gate Hospital redevelopment, the Surrey Memorial Hospital — Emergency Department/Critical Care Tower, the Lakes District Hospital in Burns Lake, the Queen Charlotte/Haida Gwaii Hospital, the North Islands hospitals, Royal Inland Hospital redevelopment, the Interior Heart and Surgical Centre in Kelowna, the Joseph and Rosalie Segal Family Health Centre at Vancouver General Hospital, the Children’s and Women’s Hospital, and the clinical and systems transformation project;

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

•  $6.2 billion for major transportation capital infrastructure including the South Fraser Perimeter Road, the Evergreen Line Rapid Transit project, the Sierra Yoyo Desan (SYD) Road upgrade, and the Port Mann Bridge/Highway 1 project;

•  $932 million for projects in other sectors including the Surrey Pretrial Service Centre expansion, the e-Health initiative, the Integrated Case Management system, the upgrade of 13 Single Room Occupancy hotels in Vancouver’s Downtown Eastside, and the new Okanagan Correctional Centre;

•  $6.9 billion primarily for power generation and transmission capital projects by BC Hydro and for Columbia River power projects including estimates for a 49 per cent share in the expansion of the Waneta Dam (a public-private partnership with Fortis Inc.);

•  $104 million for the replacement of the BC Lottery Corporation gaming management system that supports the generation of over $1.6 billion in annual revenue from 34 casinos and community gaming centres operating more than 12,000 slot machines and 450 table games; and

•  $250 million for the capital component of ICBC’s $400 million business transformation program that will completely overhaul its claims, insurance, customer, and business processes and technologies.

The following changes have occurred since the second Quarterly Report:

•  a $480 million clinical and systems transformation project has been added in the health sector;

•  total anticipated spending for three BC Hydro projects decreased $67 million reflecting revised cost estimates, and $17 million in project financing for the Northwest transmission line was moved to internal borrowing from other contributions;

•  anticipated spending for the capital portion of ICBC’s business transformation program increased $29 million reflecting a reallocation of expense costs to capital spending (the overall program budget remains unchanged at $400 million); and

•  estimated completion dates for 7 projects were revised.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

Table 1.15 Capital Expenditure Projects Greater Than $50 million 1

Note: Information in bold type denotes changes from the 2013/14 second Quarterly Report released on November 27, 2013.

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Dec 31, 2013	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Taxpayer-supported
School districts
Revelstoke Elementary and Secondary [2]	2012	57	3	60	58	—	—	2
Alberni District Secondary [2]	2012	53	5	58	54	—	—	4
Southern Okanagan Secondary	2013	47	7	54	52	—	—	2
Chilliwack Secondary	2013	51	7	58	58	—	—	—
Centennial Secondary	2015	7	54	61	61	—	—	—
Oak Bay Secondary	2015	9	43	52	50	—	—	2
Kitsilano Secondary	2015	6	58	64	60	—	—	4
Belmont Secondary	2015	11	45	56	30	—	—	26
Seismic mitigation program	2021	13	1,287	1,300	1,300	—	—	—
Total school districts		254	1,509	1,763	1,723	—	—	40
Post-secondary institutions
University of Victoria
– Superconducting electron accelerator at TRIUMF	2014	61	4	65	31	—	18	16
Emily Carr University of Art and Design
– Campus redevelopment at Great Northern Way	2017	3	131	134	113	—	—	21
Total post-secondary institutions		64	135	199	144	—	18	37
Health facilities
Victoria Royal Jubilee Hospital — Patient Care Centre [2]
– Direct procurement	2013	69	—	69	23	—	—	46
– P3 contract	2011	280	—	280	—	199	—	81
Northern Cancer Control Strategy
– Direct procurement	2014	27	8	35	32	—	—	3
– P3 contract	2012	71	—	71	54	17	—	—
Lions Gate Hospital (Mental Health)
Redevelopment	2014	25	37	62	38	—	—	24
Lakes District Hospital	2015	12	43	55	46	—	—	9
Queen Charlotte/Haida Gwaii Hospital	2015	3	47	50	31	—	—	19
Surrey Emergency/Critical Care Tower
– Direct procurement	2016	82	112	194	174	—	—	20
– P3 contract	2014	312	6	318	139	179	—	—
Royal Inland Hospital	2016	—	80	80	47	—	—	33
North Island Hospitals	2017	12	589	601	365	—	—	236
Interior Heart and Surgical Centre
– Direct procurement	2017	96	157	253	213	—	—	40
– P3 contract	2015	56	58	114	4	79	—	31
Vancouver General Hospital — Joseph and Rosalie Segal Family Health Centre	2017	2	80	82	57	—	—	25
Children’s and Women’s Hospital	2019	49	631	680	532	—	—	148
Clinical and systems transformation	2023	3	477	480	480	—	—	—
Total health facilities		1,099	2,325	3,424	2,235	474	—	715
Transportation
South Fraser Perimeter Road
– Direct procurement	2014	1,068	8	1,076	728	—	348	—
– P3 contract	2014	188	—	188	—	188	—	—
Sierra Yoyo Desan Road upgrade	2014	119	18	137	137	—	—	—
Evergreen Line Rapid Transit
– Direct procurement	2016	225	317	542	327	—	74	141
– P3 contract	2016	255	634	889	—	259	350	280
Total transportation		1,855	977	2,832	1,192	447	772	421

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

Table 1.15 Capital Expenditure Projects Greater Than $50 million 1 (continued )

Note: Information in bold type denotes changes from the 2013/14 second Quarterly Report released on November 27, 2013.

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Dec 31, 2013	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Other taxpayer-supported
Surrey Pretrial Service Centre expansion					—
– Direct procurement	2014	9	5	14	14	—	—	—
– P3 contract	2014	90	9	99	56	43	—	—
e-Health initiative	2014	261	1	262	155	—	—	107
Integrated Case Management system	2014	140	42	182	179	—	3	—
Single Room Occupancy Hotel renewal initiative
– Direct procurement	2016	8	17	25	23	—	2	—
– P3 contract	2016	29	89	118	—	91	27	—
Okanagan Correctional Centre	2016	4	228	232	101	131	—	—
Total other		541	391	932	528	265	32	107
Total taxpayer-supported		3,813	5,337	9,150	5,822	1,186	822	1,320
Self-supported

Transportation
Port Mann Bridge / Highway [1]	2015	3,184	135	3,319	3,319	—	—	—
Power generation and transmission
BC Hydro
– Vancouver City Central transmission	2014	160	41	201	201	—	—	—
– Mica gas insulated switchgear replacement	2014	155	44	199	199	—	—	—
– Seymour Arm series capacitor [2]	2014	44	4	48	48	—	—	—
– Northwest transmission line	2014	563	183	746	436	—	130	180
– Merritt area transmission	2014	14	51	65	65	—	—	—
– Smart metering and infrastructure program	2015	655	275	930	930	—	—	—
– Dawson Creek/Chetwynd area transmission	2015	59	237	296	296	—	—	—
– Interior to Lower Mainland transmission line	2015	391	334	725	725	—	—	—
– GM Shrum units 1 to 5 turbine upgrade	2015	105	167	272	272	—	—	—
– Iskut extension project	2015	17	163	180	140	—	—	40
– Surrey area substation project	2015	13	81	94	94	—	—	—
– Hugh Keenleyside spillway gate reliability
Upgrade	2015	64	59	123	123	—	—	—
– Mica units 5 and 6 project	2015	383	331	714	714	—	—	—
– Long Beach reinforcement	2015	5	51	56	56	—	—	—
– Big Bend substation	2016	12	44	56	56	—	—	—
– Ruskin Dam safety and powerhouse upgrade	2017	205	543	748	748	—	—	—
– John Hart replacement	2019	95	998	1,093	1,093	—	—	—
Columbia River power projects
– Waneta Dam power expansion [3]	2015	279	71	350	350	—	—	—
Total power generation and transmission		3,219	3,677	6,896	6,546	—	130	220
Other
British Columbia Lottery Corporation
– Gaming management system	2015	59	45	104	104	—	—	—
Insurance Corporation of British Columbia
– Business transformation program	2016	166	84	250	250	—	—	—
Total other		225	129	354	354	—	—	—
Total self-supported		6,628	3,941	10,569	10,219	—	130	220
Total $50 million projects		10,441	9,278	19,719	16,041	1,186	952	1,540

1 Only projects that receive provincial funding and have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may include projects that still require final approval. Capital costs reflect current government accounting policy.

2 Assets have been put into service and only trailing costs remain.

3 Reflects the combined shares of Columbia Power Corporation (32.5 per cent) and Columbia Basin Trust (16.5 per cent) in their partnership with Fortis Inc. for the development of an electricity generating facility at the Waneta Dam south of Trail.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

Provincial Debt

Table 1.16 Provincial Debt Summary 1

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions unless otherwise indicated)	2013/14	2014/15	2015/16	2016/17
Taxpayer-supported debt
Provincial government operating	8,230	7,132	6,346	4,855
Provincial government general capital	2,696	2,696	2,696	2,696
Provincial government direct operating	10,926	9,828	9,042	7,551
Other taxpayer-supported debt (mainly capital)
Education	11,679	12,265	12,949	13,761
Health [2]	6,045	6,516	7,089	7,658
Highways and public transit [3]	10,231	11,048	11,775	12,639
Other [4]	2,994	3,418	3,613	3,850
Total other taxpayer-supported debt	30,949	33,247	35,426	37,908
Total taxpayer-supported debt	41,875	43,075	44,468	45,459
Self-supported debt	19,768	21,463	22,248	23,083
Total debt before forecast allowance	61,643	64,538	66,716	68,542
Forecast allowance [5]	100	200	225	325
Total provincial debt	61,743	64,738	66,941	68,867
Debt as a per cent of GDP
Provincial government direct operating	4.8%	4.2%	3.7%	3.0%
Taxpayer-supported	18.5%	18.4%	18.2%	17.8%
Total provincial	27.3%	27.7%	27.4%	27.0%
Taxpayer-supported debt per capita ($)	9,139	9,306	9,497	9,590
Taxpayer-supported interest bite (cents per dollar of revenue)	4.1	4.0	4.1	4.2

1    Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government’s accounts as an accounts payable.

2    Health facilities’ debt includes public-private partnership obligations of $1,156 million for fiscal 2013/14, $1,195 million for fiscal 2014/15, $1,250 million for fiscal 2015/16, and $1,322 million for fiscal 2016/17.

3  BC Transportation Financing Authority’s debt includes public-private partnership obligations of $1,034 million for fiscal 2013/14, $1,155 million for fiscal 2014/15, $860 million for fiscal 2015/16, and $824 million for fiscal 2016/17.

4    Social housing’s debt includes public-private partnership obligations of $42 million for fiscal 2013/14, $71 million for fiscal 2014/15, $84 million for fiscal 2015/16, and $74 million for fiscal 2016/17.

5    Reflects the operating statement forecast allowance for each year (amounts are not cumulative). Since it is unknown as to which agency would require this debt, the forecast allowance is shown as a separate item over the plan.

While total provincial debt will reach $68.9 billion by 2016/17, as a result of strategic debt management the rate of annual debt growth will decline from a peak of 10.6 per cent in 2013/14 to 2.9 per cent in 2016/17.

Government borrowing projections include both the support of its operating and capital requirements and the retirement of existing debt that will mature during the fiscal plan period. Over the next three years, government will borrow $13.7 billion and retire $6.8 billion in maturing debt (see Table 1.17).

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

Table 1.17 Provincial Borrowing Requirements

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions)	2013/14	2014/15	2015/16	2016/17
Total provincial debt [1] at beginning of year	55,816	61,743	64,738	66,941
New borrowing [2]	7,157	5,075	4,296	3,685
Direct borrowing by Crown corporations and agencies	313	296	192	155
Retirement provision [3] requiring refinancing	(1,611)	(1,339)	(1,173)	(462)
Retirement provision [3] funded internally	(32)	(1,137)	(1,137)	(1,552)
Change in forecast allowance	100	100	25	100
Net change in total debt	5,927	2,995	2,203	1,926
Total provincial debt [1] at year end	61,743	64,738	66,941	68,867
Annual growth in debt (per cent)	10.6	4.9	3.4	2.9

1       Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest which is reported in the financial statements as an accounts payable.

2       New long-term borrowing plus net change in short-term debt.

3    Sinking fund contributions, sinking fund earnings and net maturities of long-term debt (after deduction of sinking fund balances for maturing issues).

Taxpayer-supported debt is forecast to increase to $45.5 billion by 2016/17, up $3.6 billion from 2013/14, reflecting the significant investment in capital assets planned over the next three years. This includes a $3.7 billion increase due to capital spending on education and health facilities, a $2.4 billion increase in support of transportation projects, and a $0.9 billion increase for other initiatives. These increases are partially offset by a $3.4 billion reduction in government direct operating debt.

The self-supported debt of commercial Crown corporations is forecast to increase to $23.1 billion by 2016/17, up $3.3 billion from 2013/14. The increase is primarily due to the additional investment in improving and expanding British Columbia’s hydro generation assets ($2.8 billion) and capital spending and operating requirements for other self-supported Crown corporations ($0.5 billion).

Additional details on government’s outstanding debt are provided in Appendix Tables A17 to A19.

Relationship between surplus and debt

The change in debt will not equal the surplus/deficit due to:

•        investment and working capital changes, including financing for the capital assets of commercial Crown corporations;

•        capital and other asset changes, including taxpayer-supported capital spending and non-cash amortization costs included in the surplus/deficit; and

•        other debt changes, including sinking fund balances, guarantees, and the non-guaranteed debt of commercial Crown corporations.

Table 1.18 reconciles the forecast surpluses with changes in debt.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

Table 1.18 Reconciliation of Summary Results to Provincial Debt Changes

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions)	2013/14	2014/15	2015/16	2016/17
Surplus for the year	(175)	(184)	(206)	(451)
Investment and working capital changes:
Cash and temporary investments — increase (decrease)	(403)	(716)	(528)	1
Other working capital changes	1,520	248	493	184
Financed assets of commercial Crown corporations	2,154	1,696	793	856
Commercial Crown corporation retained earnings	449	37	152	257
	3,720	1,265	910	1,298
Capital and other asset changes:
Taxpayer-supported capital spending	3,466	4,030	3,665	3,282
Amortization (non-cash expense included in the surplus/deficit)	(2,104)	(2,205)	(2,190)	(2,198)
Increase in other assets (mainly prepaid expenses)	85	50	55	54
	1,447	1,875	1,530	1,138
Other debt changes:
Sinking fund balance — (increase) decrease	953	46	(23)	(43)
Guarantees and non-guaranteed debt — decrease	(18)	(7)	(8)	(16)
	935	39	(31)	(59)
Total provincial debt increase	5,927	2,995	2,203	1,926

Risks to the Fiscal Plan

Table 1.19 summarizes the approximate effect of changes in some of the key variables on the surplus. However, individual circumstances and inter-relationships between the variables may cause the actual variances to be higher or lower than the estimates shown in the table. For example, an increase in the US/CDN dollar exchange rate may be offset by higher commodity prices.

Table 1.19 Key Fiscal Sensitivities

		Annual Fiscal Impact
Variable	Increases of	($ millions)
Nominal GDP	1%	$150 – $250
Lumber prices (US$/thousand board feet)	$50	$75 – $100 [1]
Natural gas prices (Cdn$/gigajoule)	50 cents	$140 [2]
US exchange rate (US cent/Cdn $)	1 cent	-$25 to -$50
Interest rates	1 percentage point	-$91
Debt	$500 million	-$16

1 Sensitivity relates to stumpage revenue only. Depending on market conditions, changes in stumpage revenues may be offset by changes in border tax revenues.

2 Sensitivities can vary significantly especially at lower prices.

Own Source Revenue

The main areas that may affect own source revenue forecasts are BC’s overall economic performance, the relative health of its major trading partners, the exchange rate and commodity prices.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

Revenues are sensitive to economic performance. For example, taxation and other revenue sources are driven by economic factors such as personal income, retail sales, employment, population growth and the exchange rate. The revenue forecast contained in the fiscal plan is based on the economic forecast detailed in Part 3: British Columbia Economic Review and Outlook. As well, it incorporates commodity price forecasts developed by the Ministry of Forests, Lands and Natural Resource Operations, the Ministry of Energy and Mines, and the Ministry of Natural Gas Development based on private sector information.

Income tax revenue forecasts are based on projections of personal income and corporate profits. The forecasts are updated from reports on tax assessments provided by the Canada Revenue Agency. As a result, revenue estimates can be affected by timing lags in the reporting of current and prior year tax assessments by the Canada Revenue Agency.

Adjustments to the harmonized sales tax entitlements for the years 2010/11 to 2012/13 will continue until 2019/20. These changes, determined by the federal government could affect the revenue forecast over the three-year plan, however it is expected that the size of changes will diminish over time.

Revenues in British Columbia can also be volatile, largely due to the influence of the cyclical natural resource sector in the economy and the importance of natural resource revenues in the province’s revenue base. Changes in commodity prices such as natural gas or lumber may have a significant effect on natural resource revenues.

Details on major assumptions and sensitivities resulting from changes to those assumptions are outlined in Appendix Table A5.

Softwood Lumber Agreement

The fiscal plan assumes the continuation of the Softwood Lumber Agreement (SLA 2006) beyond its current expiry date of October 2015 and assumes a full-year entitlement of SLA 2006 border tax revenue in 2015/16 and 2016/17. The outcome relating to the future of the agreement may pose a risk to the plan.

Federal Government Contributions

Potential policy changes regarding federal transfer allocations, including federal health transfers and cost-sharing agreements, could affect the revenue forecast.

Crown Corporations

Crown corporations have provided their own forecasts. These forecasts, as well as their statements of assumptions, were used to prepare the fiscal plan. The boards of those corporations and agencies have also included these forecasts, along with further details on assumptions and risks, in the service plans being released with the budget.

SUCH Sector

Health authorities have submitted balanced financial plans for 2014/15 to 2016/17 based on policy assumptions provided by the Ministry of Health. These plans have been signed off by the board chairs of the respective health authorities. As funding allocations for 2016/17 have not been finalized, the health authority plans reflect status quo funding in

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

that year. Notional funding allocations have been reported at the ministry level pending final discussions with the health authorities. The Ministry of Health will continue to work with the health authorities to manage any emerging revenue and spending risks and spending pressures.

Forecasts for the universities, colleges, and institutions have been signed off by chairs of the board or audit committee and lead financial officers.

Forecasts for the combined school districts have been compiled by the Ministry of Education based on the requirements of the School Act, the current year plans developed by the school districts, and ministry policy assumptions respecting future funding allocations. Variances from these assumptions could impact the fiscal plan.

Spending

Government funds a number of demand-driven programs, including those delivered through third party delivery agencies, such as health care, K-12 and post secondary education, income assistance, and community social services. The budgets for these programs reflect reasonable estimates of demand and other factors such as price inflation. If demand is higher than estimated, this will result in a spending pressure to be managed.

The spending plans for the Ministry of Forests, Lands and Natural Resource Operations and the Ministry of Justice include base amounts to fight wildfires and deal with other emergencies such as floods. Unanticipated or unpredictable occurrences may affect expenses in these ministries.

Details on major assumptions and sensitivities resulting from changes to those assumptions are shown in Appendix Table A7 and in ministry service plans.

Public Sector Compensation Mandate

Budget 2014 does not provide additional funding to ministries for any negotiated settlements under the 2014 Economic Stability Mandate. The budget assumes that settlements will be zero per cent in 2014/15. For 2015/16 and 2016/17, to the extent it is required, funding for negotiated settlements will be provided from Contingencies vote allocations. See the topic box on page 54 for more information on the 2014 Economic Stability Mandate.

Contingencies Vote

The Contingencies vote is a prudent budgeting measure that protects the fiscal plan from unforeseen and unbudgeted costs that may arise as well as pressures for costs that are currently budgeted based on estimates whose final values are impacted by external events or prices.

Budget 2014 includes a Contingencies vote allocation of $300 million in 2014/15, increasing to $400 million in 2015/16 and $575 million in 2016/17, to help manage unexpected costs and pressures, and to fund priority initiatives, including the 2014 public sector compensation mandate and LNG development.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

Treaty Negotiations and the New Relationship

BC continues to negotiate treaties and incremental treaty agreements with a number of First Nations. While implementation and settlement costs associated with existing Final Agreements have been accounted for in the fiscal plan, the outcomes of other treaty negotiations and their ratification process could affect both the economic outlook and the fiscal plan.

Government is also committed to negotiating new revenue-sharing agreements and other reconciliation agreements with First Nations to streamline consultation on natural resource decisions, provide increased certainty for investors, and provide new economic opportunities to communities. Where agreements have been concluded, the costs associated with those agreements have been accounted for in the fiscal plan. The number of possible new commitments is uncertain, and government will need to accommodate associated fiscal plan impacts as individual negotiations progress.

The province is also involved in litigation with First Nations relating to aboriginal rights. Settlement of these issues, either in or out of court, may result in additional costs to government.

Capital Risks

The capital spending forecasts included in the fiscal plan may be affected by subsequent planning (i.e. design development) and procurement activities (i.e. receipt/review of bids) resulting in project costs that are higher than the initial approved budgets. For large projects, government will review the budget and scope risks, and the strategies to mitigate these risks.

Other risks impacting capital spending forecasts include:

•          weather and geotechnical conditions, including the outcome of environmental impact studies, causing project delays and/or unexpected costs;

•          changes in market conditions, including service demand, the impact of inflation on building material costs, the availability of and wage rates for skilled workers, and borrowing costs;

•          the accuracy of capital project forecasts, including planned construction schedules;

•          the successful negotiation/timing of cost-sharing agreements with the federal government and other funding partners; and

•          the timing and outcomes of public-private sector partnership negotiations.

Pending Litigation

The spending plan for the Ministry of Justice contains provisions for payments under the Crown Proceeding Act based on estimates of expected claims and related costs of settlements likely to be incurred. Litigation developments may occur that are beyond the assumptions used in the plan (for example, higher-than-expected volumes, or size of claim amounts and timing of settlements). These developments may affect government revenues and/or expenditures in other ministries.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three Year Fiscal Plan

There is a risk to the fiscal plan from the January 27, 2014 BC Supreme Court decision regarding government’s response, as per the Education Improvement Act, 2012, to a previous court ruling which had concluded that government had infringed on the freedom of association of BC Teachers Federation members when it legislated specific provisions out of the teachers’ contract back in 2002. The government is seeking to appeal the decision.

One-time Write-downs and Other Adjustments

Ministry budgets provide for anticipated levels of asset or loan write-downs where estimates can be reasonably predicted. The overall spending forecast does not make allowance for extraordinary items other than the amount provided in the Contingencies vote.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three-Year Fiscal Plan

Tobacco Prices and Health Outcomes

The Relationship between Tobacco Prices and Consumption, Health Outcomes, and Initiatives for Cancer Prevention

BC’s Tobacco Control Strategy

In June Update 2013, provincial tobacco taxes were increased by $2 per carton, to $44.60 per carton of cigarettes. This change was described as part of the government’s Tobacco Control Strategy, which also included the following components:

•      prohibition on the sale of tobacco to those under 19, along with strict penalties to retailers who violate the law;

•      the Ministry of Health’s Smoking Cessation Program, comprised of free products (e.g. nicotine gum or patches) to help smokers quit and funding for the BC Lung Association’s “Quit Now” telephone and related support services; and

•      measures to reduce the instances of second-hand smoke occurring in certain public places, workspaces, and cars with children under 16.

The Effect of Increased Tobacco Taxes on Smoking Rates and Tax Revenues

While the latter three “non-price” strategies are likely to have some impact, there has been a significant amount of economic analysis that concludes increased tobacco prices are an effective tool in reducing smoking. Most U.S. and international studies appear to indicate that for every 10 per cent increase in cigarette prices, consumption will decline by 3 to 5 per cent. A very recent study in the New England Journal of Medicine reports that in the US and United Kingdom, it took over 30 years to cut per-adult cigarette consumption in half, but with much larger tax increases, France and South Africa reduced consumption by 50 per cent in 15 years.

Canadian studies point to similar results. For example, a recent study from Concordia University concludes that a 10 per cent increase in tobacco taxes leads to a 2.3 per cent decline in consumption. Moreover, much of the literature indicates that higher taxes will reduce smoking rates the most in the younger age cohorts, including adolescents. This is an important finding, since it is easier to quit smoking the less time one has been engaged in the habit.

The fact that consumption decreases by a lower percentage than the percentage increase in the price also means that government tobacco revenues will grow even with reduced consumption — this is referred to as “price-inelastic demand.” In Budget 2014, as a move to both reduce the prevalence of smoking as well as to benefit the fiscal plan during a time of very tight budgets, government is again raising the tax — as of April 1, 2014, it will increase by $3.20 per carton of cigarettes, to $47.80. This is projected to increase government’s annual revenues by $50 million, but more importantly, by further reducing tobacco consumption, is expected to elicit the types of social and health benefits as described below. In fact, the World Health Organization has concluded the following:

There is a strong justification for taxing tobacco for the country’s benefit (public health and economy):

•        Tax increases raise prices in the tobacco sector.

•        Price increases reduce consumption and improve health.

•        And at the same time increases revenues.1

Positive Health Outcomes from Lower Tobacco Use

The smoking rate in BC has been continually declining since it peaked in the area of 50 per cent in the 1950s, and is currently 14.5 per cent of our population, or almost

1 Anne Marie Perucic: Tobacco Tax Capacity Building Workshop, World Health Organization; Dublin, Ireland, 2012.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three-Year Fiscal Plan

570,000 individuals. Smoking creates a significant burden for the health care system — the Ministry of Health estimates direct health care costs from smoking to be over $600 million annually. Therefore, decreases in the amount of tobacco consumption will lead to lower costs for taxpayers by reducing hospitalization rates, in addition to other smoking-related health treatments that may not involve hospital stays.

It is also common knowledge that smoking leads to increased mortality at earlier ages, which has obvious negative social consequences for families. According to the data in the table below, tobacco is the leader of the three causes of both hospitalizations and mortality that are related to substance abuse.

Number of Hospitalizations and Deaths Related to Substance Abuse in BC — 2011

	Tobacco	Alcohol	Illicit Drugs
Hospitalizations	28,206	21,542	4,326
Deaths	6,074	1,894	371

Source: Hospitalizations data - Centre for Addictions Research, University of Victoria.

Source: Deaths data - Vital Statistics Agency, Ministry of Health.

There are also a large number of studies from many jurisdictions that have concluded that various public policies that have been implemented to reduce smoking and the incidence of second-hand smoke have in fact reduced the extent of heart disease and respiratory ailments.2

Finally, the US Surgeon General reports that smoking causes 87 per cent of lung cancer deaths and 32 per cent of coronary heart disease deaths in the United States.

Therefore given the clear, scientifically-established linkage between smoking and negative health outcomes, measures that will decrease the incidence of sickness and mortality from smoking also have obvious health and social benefits.

The Importance of Prevention

Despite the fact that BC has the lowest smoking rate in Canada (the national rate is 20.3 per cent), the government’s view is that 14.5 per cent is still too high. Therefore while BC’s anti-smoking policies have been met with some success, there is more that can be done. The government agrees with the Canadian Cancer Society that additional measures are needed to prevent all cancers, not only those linked to tobacco use.

Government looks forward to working with the Canadian Cancer Society and other research partners to implement a series of innovative measures and expand research with the objective of having tangible results for cancer prevention including the cessation of smoking.

2 See www.ncbi.nlm.gov/pubmed.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three-Year Fiscal Plan

Release of Surplus Assets for Economic Generation

The sale of surplus properties and assets not only provides revenue for the Province, but also generates economic activity and supports key priorities in the health and education sectors resulting from new development and business opportunities in communities across British Columbia.

The public sector routinely disposes of properties and assets considered surplus to its needs. It is a primary function of prudent lifecycle real estate portfolio management. Since 1981, almost 1,500 surplus government properties have been sold in BC. Six hundred and sixteen properties were sold in the 1980’s. Between 1991 and 2001, surplus government properties were sold with a value in excess of $500 million (excluding the SUCH sector) or $1.2 billion in today’s market. During the 2000s 406 properties were sold with a value of $381 million.

In the fall of 2011 the Province undertook a targeted review of its major asset base to identify those that were surplus to its needs. The surplus properties identified represented less than two per cent of the value of the Province’s overall property holdings. The Province initiated a program to market these surplus properties, having an estimated gain of $500 million, to the end of 2014/15.

Defining Surplus Properties

Surplus properties are those that are no longer in use, not required for future utilization, and those properties where there is no strategic benefit for the Province to be the owner.

Progress

Considerable progress has been made on this initiative since the June Update 2013. Approximately $580 million worth of properties have been sold or are being actively marketed.

The revenue targets for 2013/14 and 2014/15 have been adjusted to $300 million and $200 million respectively to ensure maximum value for taxpayers is obtained for all surplus properties.

In 2013/14, approximately 50 properties have either been sold or have negotiated contracts in place with expected completion dates before the end of March 2014. For fiscal year 2014/15 contracts are in place worth $74 million. Currently, properties that have been sold or have contracts in place for fiscal years 2013/14 and 2014/15, show a $59 million gain over their original forecast.

The Province continues to actively consult with First Nations on the surplus properties which form part of this two year initiative.

Economic Generation

The Release of Surplus Assets for Economic Generation program has achieved success in generating economic benefits for communities throughout British Columbia. The benefits from a number of developments have already begun and will continue to be realized long-term. Examples of developments include the following:

•      The Capital Park development in Victoria’s Legislative Precinct comprises of 375,000 constructed square feet of office, residential and retail premises. The proposed government offices alone are anticipated to result in an estimated $60 million investment in buildings and 150 to 200 direct construction related jobs;

•      Two former gravel pits in Surrey are slated for development as an industrial park;

•      A vacant lot on Watkiss Way near Victoria General Hospital was combined with an adjacent property and rezoned for mixed-use development;

Budget and Fiscal Plan — 2014/15 to 2016/17

Three-Year Fiscal Plan

•      A former health care facility in the Grandview-Woodlands neighbourhood in East Vancouver will be developed into rental housing;

•      The former North Saanich Middle School in Sidney will be turned into a low density residential development; its replacement, new modern North Saanich Middle School represents a $23 million investment; and

•      A large surplus parcel on Tranquille Road in Kamloops will be developed into a residential care facility.

In some cases, the sale of a surplus property will provide the necessary capital for future development within the health and education sectors as sale proceeds will be retained by the school districts or health authorities for new projects. For example, the proceeds from the sale of the former Belmont Secondary School in Langford will go towards the construction of a new purpose built modern school, and proceeds from the sale of a portion of the Pearson-Dogwood hospital will fund the new care facility on that site.

Sales of surplus properties will remain, as always, an ongoing feature of strong fiscal management practices and the province will continue to evaluate and assess its current and future asset requirements with a view to maximizing the benefit to taxpayers and minimizing costs.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three-Year Fiscal Plan

Core Review

As part of its ongoing commitment to fiscal responsibility and sound fiscal management, in September 2013, government implemented a government wide Core Review process to ensure the best possible use of government resources and tax dollars. The Cabinet Working Group on Core Review (CWGCR) was tasked with examining all government programs including ministries, SUCH sector organizations (school districts, universities, colleges and health authorities/hospital societies) and all Crown corporations, agencies, boards and commissions, with a view of positioning the province for sustained economic growth and prosperity.

The Core Review process has six objectives:

•             To ensure that the programs and activities of ministries are focused on achieving government’s vision of a strong economy and secure tomorrow;

•    To ensure that government is operating as efficiently and effectively as possible by:

•             Eliminating overlap and duplication between ministries and within the broader public sector;

•             Reducing red tape and unnecessary regulations that hinder economic development; and

•             Restructuring government program delivery and governance models where costs can be reduced and outcomes improved for the public;

•             To confirm government’s core responsibilities and eliminate programs or services that could provide better service at less cost through alternative service delivery models;

•             To ensure budget targets are achieved consistent with the June Update 2013;

•             To identify opportunities where further savings can be re-directed to higher priority programs; and

•             To ensure public sector management wage levels are appropriate while recognizing the need for leaders who can positively impact the effectiveness and productivity of public sector agencies.

The June Update 2013 allocated a $50 million savings target for Core Review beginning in 2014/15.

Core Review Process

There are four phases to the Core Review process.

1. Early Opportunities — identification and review of submissions in priority areas.

2. Phase 1 Mandate Review — overview presentations of ministries and government organizations, including performance, key trends in policy and service delivery, leading approaches in other jurisdictions, and metrics on program and service efficiency and effectiveness. Programs and services recommended by CWGCR for further analysis and consideration will return to the committee under Phase 2.

3. Phase 2 Refinement — presentation of more comprehensive and detailed work, including business cases and value for money assessments, of programs and services as directed by CWGCR under Phase 1. CWGCR will make final recommendations for Cabinet decision.

4. Phase 3 — Implementation.

Core Review will be completed by December 31, 2014.

Core Review Status and Savings Target

The Early Opportunities and Mandate Review phases of Core Review are complete and the Refinement phase is underway with ministries conducting more comprehensive and detailed work on programs and services identified for change from the Mandate Review phase.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three-Year Fiscal Plan

To date, $24 million in savings from the Early Opportunities phase of core review have been identified from three initiatives:

•      Dissolution of the Pacific Carbon Trust (the Trust) — The Trust was established in 2008 to help develop a carbon-offset business sector. With that goal accomplished, the Trust will be transitioned into government while maintaining government’s commitment to climate leadership and a carbon-neutral public sector. This will result in savings of $4.2 million in 2014/15, rising to $5.6 million in 2015/16.

The Carbon Neutral Capital Program for K-12 is being expanded to the health and advanced education sectors, ensuring that funds paid by the sectors for carbon offsets are invested in capital improvements to help the sectors reduce carbon emissions.

•      Dissolution of the Provincial Capital Commission (the Commission) — review of the Commission determined that services could be delivered by government with efficiencies and administrative savings of approximately $1.5 million annually. The Community Outreach Program and all the cultural and school outreach activities will continue but will be delivered by the Ministry of Community, Sport and Cultural Development.

•      Cash management — savings will be achieved over the fiscal plan period ($18 million in 2014/15) by working with the SUCH sector (school districts, universities, colleges and health authorities) to achieve more effective use of their significant cash balances to reduce government’s borrowing cost, through means such as the Ministry of Finance’s Central Deposit Program (CDP).

The CDP was established to address the key recommendations from the 2010 Office of the Auditor General of BC (OAG) report on cash balances within SUCH sector entities. The OAG recommended that SUCH sector entities deposit appropriate amounts of their cash with central government in order to improve investment returns and/or reduce debt that would otherwise be incurred as government borrows for purposes such as large capital projects.

Currently, there are over 30 school districts participating in the CDP, with total deposits of $280 million. Government has recently begun additional engagement activities to encourage more school districts to deposit cash that is surplus to their operational needs, as well as for health authorities and post secondary institutions to participate.

While having the cash on deposit reduces government borrowing, the deposits are still available to the SUCH sector, as they would be in any financial institution.

At the Mandate Review phase, ministries received direction on opportunities to pursue and complete detailed analysis including targeted stakeholder consultation for the Refinement phase of Core Review. As part of the analysis, where applicable, ministries will conduct value for money assessments and/ or business cases on specific opportunities. As decisions are reached, additional savings will be announced to achieve the 2014/15 savings target.

Separate streams of work are being undertaken to achieve the objectives to reduce red-tape and unnecessary regulations and to ensure public sector management wage levels are appropriate and decisions are expected as part of the Refinement phase.

Achievement of the $50 million savings target is only one of the objectives of Core Review. Core Review also expects to identify opportunities where further savings can be re-directed to high priority programs. Not all Core Review ideas are expected to generate net fiscal savings; it is also the objective of Core Review to improve outcomes for the public.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three-Year Fiscal Plan

Strategic Debt Management

Introduction

Government has a large debt portfolio which encompasses borrowing by the broader provincial public sector, including core government, the SUCH sector (schools, universities, colleges and health authorities), other service delivery agencies and commercial Crown corporations, and poses material risks and significant costs. Debt affordability, especially in relation to taxpayer-supported debt, is a government priority to ensure future generations are not encumbered by a debt burden built up by historical overspending.

Strategic debt management has two key aspects. First, government must take special care to ensure that it has access to liquidity for financing its essential programs and capital projects. The province will have $61.7 billion of total net debt outstanding at March 31, 2014. Over the next three years, government anticipates having to borrow $13.7 billion. A key strategy has been to diversify British Columbia’s borrowing sources among the domestic and international capital markets.

Second, government actively manages its debt levels to ensure it only borrows what it can afford without affecting core programs. The ratio of taxpayer-supported debt to GDP is a key measure often used by financial analysts and investors to assess a province’s ability to afford its debt load. The return to a declining taxpayer-supported debt to GDP ratio is a major goal in government’s commitment to a financially sustainable fiscal plan.

Both aspects contribute to reducing debt servicing costs. Public sector debt servicing costs are forecast to be $2.5 billion in 2013/14, and debt servicing is projected to cost $8.2 billion over the next three years. Diversifying the debt portfolio enables government to take advantage of the most favourable interest rates in the global market; managing debt levels minimizes the overall amount of interest that must be paid.

Comprehensive Borrowing Strategy

Currently, about 18 per cent of gross debt outstanding has been sourced from offshore capital markets in the US, Europe and Asia, with foreign currency denominated debt fully hedged. The province’s success offshore is materially explained by the province’s triple-A credit rating and the high value accorded it by international institutional investors and central banks.

Diversification rations the supply of provincial bonds into the domestic market which helps to lower Canadian dollar debt costs. It also provides government with ready access to global markets and insures that essential programs will be financed in the event of market turbulence. The offshore capital markets are approached opportunistically with the aim of achieving cost savings compared to the province’s borrowing level in the domestic bond market.

For example, in 2012/13, government borrowed over 40 per cent or $2.7 billion in the US dollar global market and swapped the liability into Canadian dollars at savings of C$12.2 million compared to borrowing in the domestic market.

The province has used investor diversification and its outstanding credit rating to open access to new capital markets as well. In November 2013, the province issued a bond in China’s offshore Renminbi (RMB) capital market. British Columbia became the first foreign government to issue in this market and did so with the largest issue from a foreign entity.

The one-year bond was oversubscribed at RMB 2.5 billion (CDN$428 million equivalent) and was purchased by investors in Asia (59 per cent), the US (40 per cent) and Europe/Africa. Under the terms of the province’s Matched Book Program, the RMB bond was fully hedged with the proceeds invested in a RMB-denominated bank term deposit which will generate a modest net profit after all expenses.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three-Year Fiscal Plan

The issue allowed the province to be a first-mover in an emerging capital market which promises to become a competitive choice for high investment grade issuers around the world. Further, the issue allowed the province to recognize the internationalization of the RMB, and strengthen its expanding economic ties with China — an objective which fits into the government’s long term strategy in the Asia Pacific.

Balance Sheet Management

Historically, debt management focussed on achieving operating surpluses. During the 2004/05 to 2008/09 period, with operating surpluses totaling $12.4 billion and additional cash flows of $7.5 billion, primarily derived from non-cash expenses, bonus bid sales and capital contributions from third parties, taxpayer-supported debt only declined by $3.6 billion. The remaining $16.3 billion was spent on capital.

Change in Taxpayer-supported Debt — 2004/05 to 2008/09

During the same period, the debt-to-GDP ratio declined by 7.3 percentage points to a low of 12.9 per cent in 2008/09. The low debt-to-GDP provided government with the flexibility to provide economic stimulus during the economic downturn of 2008 and 2009, and manage its debt burden during the subsequent challenging economic times, as well as maintain its triple-A rating.

During the 2009/10 to 2012/13 period, government focused its fiscal strategy on expenditure management as the means for returning to a balanced budget. In order to mitigate the impact on debt from the deficits incurred during this period, government expanded its debt impact mitigation to include capital spending constraint.

Nonetheless, during the 2009/10 to 2012/13 period, operating deficits totaling $5.0 billion and $14.7 billion in capital spending resulted in a projected $11.8 billion increase in debt, with additional cash flows financing the remaining $7.9 billion cash requirement. During this period, the debt-to-GDP ratio increased to 17.4 per cent by the end of 2012/13.

Change in Taxpayer-supported Debt — 2009/10 to 2012/13

While effective in slowing the rate of growth in the debt-to-GDP ratio, operating surpluses and capital spending constraint were not seen to be sufficient measures for government to achieve its long term goal of a declining debt-to-GDP ratio. Government believes it is prudent to enhance its debt management strategy in order to protect its hard earned top credit rating. As a result, government began looking at its overall balance sheet management.

Balance sheet management involves the review of existing cash balances across all government organizations to identify amounts not required for ongoing operational needs. Government organizations holding these surplus cash balances are encouraged to place them on deposit with the Provincial Treasury rather than their local bank. This enables government to use the cash for debt management purposes until needed by the agencies.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three-Year Fiscal Plan

The deposits remain the property of the agencies and are returned to them on request. Ongoing balance sheet management will involve discussions with individual government organizations on the eventual use of their surplus cash, if any, to address jointly determined objectives. The long term goal is a gradual decline in the cash balance on government’s balance sheet.

In addition to the surplus cash strategy, government looked at its investment portfolio to identify areas where it made more sense for government to invest in its own bonds rather than the external financial markets, or where a return of equity to government is warranted.

Tree areas have been identified so far: the Children’s Education Fund, the Housing Endowment Fund, and Columbia Power Corporation (CPC). Direct investment in government debt by the two Funds (which better aligns with recent program changes to each Fund), plus the restructuring of CPC’s capitalization so that a portion of government’s direct investment is returned to government, will provide additional cash flow for Provincial Treasury to manage its other borrowing requirements.

Over the four year period (2013/14 to 2016/17), government’s capital spending is projected to be $14.4 billion. The capital spending will be financed by operating surpluses totaling $1.0 billion, internal cash flows of $6.1 billion, and $9.9 billion in debt. Balance sheet management is projected to reduce this borrowing requirement by $2.6 billion.

Change in Taxpayer-supported Debt — 2013/14 to 2016/17

Excluding balance sheet management, the taxpayer-supported debt-to-GDP ratio would have reached a projected 19.2 per cent by 2014/15 before declining to 18.9 per cent in 2016/17. Balance sheet management is expected to reduce this ratio by 1.1 percentage points by 2016/17 to a projected 17.8 per cent.

Taxpayer-supported Debt to GDP Ratio — 2013/14 to 2016/17

Conclusion

Strategic debt management involves both a comprehensive borrowing strategy as well as balance sheet management combined with operating surpluses and capital spending constraints.

Diversification is a key element that provides government with ready access to global markets and insures that essential programs will be financed in the event of market turbulence. Being a first-mover in the emerging Chinese financial markets is a key element of government’s long term strategy in the Asia Pacific.

Balance sheet management, operating surpluses and capital spending constraints ensure debt affordability, especially in relation to taxpayer-supported debt. It enables government to achieve a major goal of fiscal sustainability — the return to a declining debt-to-GDP ratio — and sets the stage for achieving long term debt reduction goals while ensuring the efficient use of fiscal resources.

Both elements enable government to minimize the material risks and reduce the significant costs associated with managing the province’s large public sector debt portfolio, while at the same time they support government’s economic and fiscal objectives.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three-Year Fiscal Plan

Long-term Opportunities for British Columbia

Liquefied Natural Gas — Update

British Columbia continues to make progress in realizing its potential for liquefied natural gas (LNG) development.

Global demand for natural gas continues to grow and over the coming decades natural gas is expected to surpass oil and coal as the dominant fuel in some parts of the world. Consequently, Chart 1shows that the gap between global LNG demand and the supply that is either available or currently being built is expected to grow. With demand in Asia being a driving force, the need for British Columbian facilities to supply LNG to these particular markets remains strong.

Chart 1 Global LNG supply-demand gap 2000 to 2030

million metric tonnes per annum

Activity Update

Oil and gas companies from around the world continue to aggressively pursue LNG investment opportunities in British Columbia. Ten companies/partnerships have applied to the Canadian National Energy Board for export licenses (January 2014) and seven of these applications have been approved. Four projects are in the federal and provincial environmental assessment (EA) processes, while another already has a provincial EA certificate.

As well, following a Request for Expressions of Interest, two global LNG industrial proponents have now entered into agreements with the Province in relation to lands at Grassy Point in the Prince Rupert area.

The Province is also continuing its consultations with First Nations and local governments, as well as with the federal government, as each of them have an important role in the province’s LNG future.

Based on assumptions, a February 2013 study by independent consultants showed the following potential employment impacts of 5 LNG plants producing 82 metric tonnes per annum (MTPA): creation of up to 39,000 average full time jobs during construction; and up to 75,000 permanent full-time jobs when plants are fully operational (direct, indirect and induced jobs).

Over the past year, a working group was formed bringing together leaders of government, industry and labour to address labour market needs as identified in the BC Natural Gas Workforce Strategy and Action Plan. Strategies to be brought forward by this group will help ensure that BC has a labour force that allows LNG industries to develop and prosper.

LNG Income Tax

The Province continues to develop and implement all the elements of a competitive tax and policy environment to assist with LNG development in the province. To this end, the Province intends to introduce legislation later this year to introduce an income tax applicable to the LNG industry.

The LNG Income Tax will be a two-tier income tax with a Tier 1 tax rate of 1.5 per cent and a Tier 2 tax rate of up to 7 per cent (final rate to be determined and confirmed in legislation). The LNG Income Tax will apply to income from liquefaction of natural gas at LNG facilities in British Columbia.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three-Year Fiscal Plan

A description of how the two tiers will operate is as follows:

•   The Tier 1 tax rate of 1.5 per cent applies to an operator’s net proceeds (revenue less expenses) after commercial production begins. The amount of the Tier 1 tax rate that has been paid can be deducted from the Tier 2 tax.

•   Net income for purposes of the Tier 2 tax will be net proceeds less up to 100 per cent of the capital investment account (as described below). As such, the Tier 2 tax rate is not effective until the capital investment account is depleted.

The costs associated with constructing an LNG facility will form the basis of the capital investment account. An LNG facility is a plant that is built to liquefy natural gas. It typically includes gas purification and liquefaction systems, together with storage tanks and marine loading systems. An LNG facility may also include support functions for the liquefaction process such as control rooms, material and equipment warehousing, maintenance shops and infrastructure facilities.

A review of the Tier 2 tax rate and specific tax features will continue until the legislation is introduced in the fall of 2014. Global and local economic conditions will be considered as the Province finalizes the key components of the LNG Income Tax to ensure BC remains competitive.

To illustrate how the proposed LNG Income Tax works, assume a new LNG plant in BC produces 12 million tonnes per year (MTPA) of LNG and earns constant profits over 10 years. Assuming that commercial production of LNG starts in year 1, for the first three years only the Tier 1 tax rate applies. Starting in year 4, once the proponent has deducted its capital account, the Tier 2 tax rate applies.

Chart 2 BC LNG income tax on LNG plant producing 12 million tons per annum 1

1 Reviewed with the Province’s independent consultants.

However, the chart shows that during the first three years, the amount of the Tier 1 tax paid is eligible to be used as a credit against the Tier 2 tax in years 4 and 5. In year 6 and thereafter, the tax credits for taxes paid in earlier years will have been used and the full Tier 2 tax will be in effect.

The chart is not intended to reflect actual revenues to the Province but is simply an illustration of how the LNG Income Tax will work under some specific assumptions.

The following types of income generated from the liquefaction of natural gas will be subject to the LNG Income Tax:

• sale of liquefied natural gas;

• rents and fees payable for the use of a LNG facility; and

• fees for processing natural gas at a LNG facility.

The LNG Income Tax will apply to all LNG facilities in the province regardless of whether the LNG is exported or for domestic use.

It is anticipated the key components of the legislation will be ready for introduction in the fall of 2014 (e.g. tax rates and specific features). Remaining legislative components, such as administration and enforcement, are planned to be ready for introduction in 2015.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three-Year Fiscal Plan

The Province has consulted with industry in the development of the LNG Income Tax and believes that this will now help to provide added certainty for proponents as they work towards making final investment decisions.

Competitiveness

The BC government has reviewed the tax and royalty regimes of key competitor jurisdictions, namely Australia and the US. It has also consulted with proponents and received their perspectives. In this process, the government retained independent consultants to examine and assess the competitiveness of the BC framework, which includes the proposed BC LNG Income Tax, with comparable frameworks in those other jurisdictions.

The consultants concluded that the proposed framework, which includes the proposed BC LNG Income Tax, appears competitive relative to the existing frameworks in Australia and the five US states examined — Alaska; Georgia; Louisiana; Oregon and Texas.

BC’s LNG Income Tax regime is just one element that makes the province internationally competitive for new LNG investment. In addition to a low overall tax burden and a competitive royalty regime, BC has large reserves of natural gas located fairly close to proposed facilities; a skilled workforce; robust infrastructure; relatively short transport times to key Asia markets; and a cooler coastal temperature that saves energy and costs during the liquefaction process.

Prosperity Fund

The government remains committed to establishing a Prosperity Fund, into which a portion of new revenues from LNG development will flow. Aside from the significant prospects for job creation, new revenues from LNG development could provide for reductions in provincial debt and a package of programs and strategic investments that would benefit British Columbians for many generations to come. The government plans to introduce legislation to establish the Prosperity Fund once all the elements of the LNG Income Tax system are put into place.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three-Year Fiscal Plan

Public Sector Compensation Mandate

Public Sector Compensation Mandate

The people working in British Columbia’s public sector provide a wide-range of services, including administrative, environmental, scientific and technical, justice, education, health care and social services. The BC public sector employs nearly 386,000 people throughout the province.

More than 311,000 are unionized employees working in the direct public service (e.g. ministries), at Crown corporations and agencies, and in the K-12, post secondary, health and community social services sectors. The health and K-12 sector alone represents 65 per cent of public sector employees.

Today, total public sector compensation is about $25.4 billion annually — equivalent to over 57 per cent of total provincial spending. This includes $20.8 billion for unionized and $4.6 billion for non-union and management excluded employees. An increase of one per cent in total compensation for all unionized public sector employees costs approximately $208 million annually. If applied to non-union and management excluded groups, this increases to $254 million.

1 Data as per PSEC’s Quarterly Report published February 18, 2014 representing unionized and non-unionized employee totals in each of the seven sectors.

2012 Cooperative Gains Mandate

BC is unique in Canada for having achieved four years of restraint under the 2010 Net-zero and 2012 Cooperative Gains Mandates. More than 265,000 people working in BC’s public sector have tentative or ratified agreements settled under the 2012 Cooperative Gains Mandate. This represents over 86 per cent of all employees covered by collective agreements.

The key feature of the Cooperative Gains Mandate is that it provides public sector employers with the ability to negotiate modest wage increases made possible by identifying productivity increases and other savings within existing budgets. Consequently, agreements reached under the Cooperative Gains Mandate have not resulted in additional costs for taxpayers.

2014 Economic Stability Mandate

The new 2014 Economic Stability Mandate recognizes and supports the Province’s commitment to balance the need for delivering balanced budgets, providing certainty for employers, and providing for modest compensation increases to public sector employees.

The goals of the 2014 mandate are to:

•   create certainty and stability throughout the public sector through longer-term voluntarily negotiated agreements;

•   protect the Province’s fiscal plan and public services by negotiating collective agreements that are affordable to the taxpayers of BC; and

•   provide public sector employees with the opportunity to share in the economic growth of the province, conditional upon economic performance.

Budget and Fiscal Plan — 2014/15 to 2016/17

Three-Year Fiscal Plan

The mandate provides employers the ability to negotiate longer-term agreements within a fixed fiscal envelope and offers public sector employees an opportunity to participate in the province’s economic growth through the Economic Stability Dividend.

The Dividend means that if the province’s real GDP growth exceeds the annual forecasts set by the independent Economic Forecast Council, half of the increases in growth will be shared with the public sector employees who work on behalf of British Columbians and help make that growth possible.

Compensation settlements are expected to be unique between sectors and reflect government’s priorities of having labour stability and affordable service delivery throughout BC.

Results to date under the new mandate are very encouraging. Key agreements have been reached four months in advance of March 31, 2014 expiry dates with the Health Science Professionals Bargaining Association; for the Public Service Master Agreement; and with the Community Health and Community Social Services bargaining associations.

Currently, there are approximately 71,000 public-sector employees covered by tentative or ratified agreements negotiated under the Economic Stability Mandate. Ratified agreements include five-year terms; a cumulative 5.5 per cent guaranteed general wage increase — zero per cent in the first year; and an opportunity to potentially receive an Economic Stability Dividend over the last four years of the agreements.

Negotiations are either completed, underway or planned with all public sector employers and their unionized employees whose collective agreements expire on or after December 31, 2013, and to which the Economic Stability Mandate applies. The Province hopes this trend will continue and employers are encouraged to seek agreements early in the mandate since changes in economic conditions and the Province’s finances can rapidly affect the ability of any new agreement to be affordable to taxpayers.

In partnership with employers, the government remains committed to managing the costs of public sector compensation settlements within its budget and fiscal plan targets.

Budget and Fiscal Plan — 2014/15 to 2016/17

Part 2: TAX MEASURES

Table 2.1 Summary of Tax Measures

		Taxpayer Impacts
	Effective Date	2014/15	2015/16
		($ millions)
Income Tax Act
• Introduce BC Early Childhood Tax Benefit of $55 per month per child under six years of age	April 1, 2015	—	(146)
• Extend BC mining flow-through share tax credit	January 1, 2014	(4)	(1)
• Phase out corporate income tax preference for credit unions	January 1, 2016	—	1
• Extend Distant Location Tax Credit to Capital Regional District	February 19, 2014	(1)	(1)
• Extend Scientific Research and Experimental Development Tax Credit	September 1, 2014	(99)	(180)
Medicare Protection Act
• Increase Medical Services Plan premiums and enhance premium assistance	January 1, 2015	23	93
Provincial Sales Tax Act
• Expand exemption for settler’s effects	February 19, 2014	*	*
• Clarify purchase price of accommodation sold with meals and services for a single price	February 19, 2014	*	*
• Clarify when multi-jurisdictional vehicle exit tax payable	April 1, 2013	*	*
• Make various technical amendments	Various	*	*
Carbon Tax Act and Motor Fuel Tax Act
• Clarify collector appointments and vendor penalties	Royal Assent	*	*
• Clarify assessment of interest	Regulation	*	*
Tobacco Tax Act
• Increase tobacco tax rates	April 1, 2014	50	50
Home Owner Grant Act
• Decrease Home Owner Grant phase-out threshold	2014 tax year	11	11
School Act
• Set provincial residential school property tax rates	2014 tax year	*	*
• Set provincial non-residential school property tax rates	2014 tax year	*	*
Taxation (Rural Area) Act
• Set provincial rural area property tax rates	2014 tax year	*	*
Land Tax Deferment Act
• Amend deferment programs to allow granting of easements	Royal Assent	*	*
Ports Property Tax Act
• Make tax rate cap permanent	Royal Assent	*	*
University Act
• Clarify exemption from property tax for affiliated colleges	2014 tax year	*	*
Regent College Act
• Clarify exemption from property tax	2014 tax year	*	*
Property Transfer Tax Act
• Increase First Time Home Buyers’ Threshold	February 19, 2014	(8)	(8)
Total		(28)	(181)

* Denotes measures that have no material impact on taxpayers.

Budget and Fiscal Plan — 2014/15 to 2016/17

Tax Measures

Tax Measures — Supplementary Information

For more details on tax changes see:

www.gov.bc.ca/budgettaxchanges

Income Tax Act

BC Early Childhood Tax Benefit of $55 per Month per Child Under Six Years of Age Introduced

As announced in June Update 2013, effective April 1, 2015, the BC Early Childhood Tax Benefit is introduced. The refundable tax credit will provide $146 million annually to approximately 180,000 BC families with young children. Families will receive a maximum benefit of $55 per month, or $660 annually, for each child under the age of six.

The benefit will be administered through the federal Canada Child Tax Benefit system. Families can apply for the monthly benefit by applying for the Canada Child Tax Benefit. To be eligible, individuals must file their personal income tax returns.

The maximum benefit will be available to all eligible families with family net incomes up to $100,000. The benefit will start to phase out at $100,000 in annual family net income and will be fully phased out at $150,000. About 140,000 families will be eligible for the full benefit, while an additional 40,000 families with family net incomes over $100,000 will receive a partial benefit.

BC Mining Flow-Through Share Tax Credit Extended

As announced on January 27, 2014, the BC mining flow-through share tax credit is extended to the end of 2014.

Corporate Income Tax Preference for Credit Unions Phased Out

Under the federal and provincial income tax rules, credit unions receive preferential corporate income tax treatment by way of a lower tax rate on a portion of their income. As announced on March 20, 2013, the federal government is phasing out its preferential income tax treatment for credit unions over five years beginning in 2013.

The Act is amended to phase out the provincial preferential income tax treatment for credit unions over five years beginning in 2016.

Distant Location Tax Credit Extended to Capital Regional District

The Film and Television Production Regulation is amended to include the Capital Regional District (CRD) for purposes of the Distant Location Tax Credit. Effective for productions with principal photography beginning on or after February 19, 2014 the distant location tax credit applies in the CRD. This extension applies to both the Production Services Tax Credit and the Film Incentive BC tax credit.

Budget and Fiscal Plan — 2014/15 to 2016/17

Tax Measures

Scientific Research and Experimental Development Tax Credit Extended

The British Columbia Scientific Research and Experimental Development Tax Credit is extended for an additional three years to September 1, 2017. The credit is available to eligible taxpayers that undertake eligible research and development activities in the province.

Medicare Protection Act

Medical Services Plan Premiums Increased and Premium Assistance Enhanced

Effective January 1, 2015, Medical Services Plan premiums are increased to help fund health care for British Columbians.

Maximum monthly premium rates will increase by about four per cent or $2.75 per month to a total of $72.00 for single persons, by $5.00 per month to a total of $130.50 for two person families and by $5.50 per month to a total of $144.00 for families of three or more persons.

Also effective January 1, 2015, premium assistance is enhanced to ensure those receiving assistance will not be affected by the increase. Further details on the premium assistance enhancement will be available later in 2014.

Provincial Sales Tax Act

Exemption for Settler’s Effects Expanded

Effective February 19, 2014, the exemption for tangible personal property brought, sent or delivered into British Columbia by a new resident is expanded to include tangible personal property that enters British Columbia within one year from the date the individual becomes a resident of British Columbia.

The exemption requirements that the tangible personal property must have been owned by the individual for at least 30 days before the date the individual became a resident of British Columbia and must be for use solely for a non-business purpose remain the same.

Purchase Price of Accommodation Sold with Meals and Services for a Single Price Clarified

Effective February 19, 2014, if an accommodation provider only sells packages of accommodation, meals and services for a single price, regardless of the type of services provided or the type of the accommodation provider, the purchase price of that accommodation is the lesser of:

•   15 per cent of the total value of the consideration accepted by the accommodation provider, or

•   $100 per day.

There is no change in the determination of the purchase price of accommodation if:

•   the accommodation is only sold with meals, or

•   the accommodation is sold with meals and services but is also available separately.

Budget and Fiscal Plan — 2014/15 to 2016/17

Tax Measures

Multi-jurisdictional Vehicle Exit Tax Clarified

Effective April 1, 2013, the multi-jurisdictional vehicle exit tax is changed so that the tax is only payable when a vehicle, previously licensed under a licence to which a prorating agreement applies, is licensed for use solely within British Columbia.

A person who has paid the multi-jurisdictional vehicle exit tax in circumstances other than where the vehicle was licensed for use solely within British Columbia will be entitled to a refund of the exit tax paid.

Various Technical Amendments Made

A number of technical amendments are made for clarity and certainty.

The amendments clarify:

•   various exemptions and refunds;

•   the taxation of leases;

•   the original purchase price of certain passenger vehicles subject to the one to three per cent surtax;

•        the taxation of vehicles brought, sent or received in British Columbia and registered under vehicle registration legislation;

•   the purchase price of software purchased with qualifying educational programs for a single price;

•   tax payment agreements;

•   the taxation of tangible personal property used to improve real property; and

•   various other administrative matters.

The amendments also expand voluntary registration to include out of province businesses.

Carbon Tax Act and Motor Fuel Tax Act

Collector Appointments and Vendor Penalties Clarified

To facilitate vendor compliance with collector obligations, the director is authorized to appoint a vendor as a collector up to four years retroactively, to a date that is on or after the first day of the month in which the vendor’s first sale of fuel in British Columbia after its manufacture or importation occurred.

The penalties which may be imposed on a vendor who sells fuel before being appointed a collector are clarified to recognize retroactive collector appointments.

Assessment of Interest Clarified

The assessment of interest is clarified, particularly where before a notice of assessment is issued there is both a refund claim and an amount owing for the same period (consistent with similar provisions in the Provincial Sales Tax Act).

Budget and Fiscal Plan — 2014/15 to 2016/17

Tax Measures

Tobacco Tax Act

Tobacco Tax Rates Increased

Effective April 1, 2014, the tax rate on cigarettes is increased from $44.60 to $47.80 per carton of 200 cigarettes, and the tax rate on fine-cut tobacco is increased from 22.3 cents per gram to 23.9 cents per gram.

Home Owner Grant Act

Home Owner Grant Phase-out Threshold Decreased

The threshold for the phase-out of the Home Owner Grant is decreased from $1,295,000 to $1,100,000 for the 2014 tax year. For properties valued above the threshold, the grant is reduced by $5 for every $1,000 of assessed value in excess of the threshold.

This threshold ensures that at least 93.8 per cent of homeowners are eligible for their full grant. Previously, the threshold was set so that at least 95 per cent of homeowners were eligible for their full grant.

School Act

Provincial Residential School Property Tax Rates Set

The longstanding rate setting policy is that average residential school property taxes, before application of the Home Owner Grant, increase by the previous year’s provincial inflation rate. This rate setting policy has been in place since 2003 and will continue in 2014. The rates will be set when revised assessment roll data are available in the spring.

Provincial Non-Residential School Property Tax Rates Set

A single province-wide school tax rate is set for each of the non-residential property classes. Consistent with longstanding policy, the rates for 2014, except the rate for the industrial property classes, will be set so that non-residential school tax revenue will increase by inflation plus new construction. This general approach to setting non-residential school tax rates has been in place since 2005. The rates will be set when revised assessment roll data are available in the spring.

The exceptions to the general rate setting policy are the industrial property classes. The major industry class tax rate and the light industry class tax rate will be set to be the same rate as the business class tax rate, consistent with the policy announced in Budget 2008.

Taxation (Rural Area) Act

Provincial Rural Area Property Tax Rates Set

A single rural area residential property tax rate applies province-wide. The longstanding rate setting policy that average residential rural property taxes increase by the previous year’s provincial inflation rate will continue for 2014.

Consistent with longstanding policy, non-residential rural area property tax rates will be set so that total non-residential rural area tax revenue will increase by inflation plus new construction. The rates will be set when revised assessment roll data are available in the spring.

Budget and Fiscal Plan — 2014/15 to 2016/17

Tax Measures

Land Tax Deferment Act

Deferment Programs Amended to Allow Granting of Easements

Under the property tax deferment programs, eligible homeowners can defer property taxes until the home is sold, transferred to a new owner or becomes part of an estate, if they meet a minimum equity requirement. Currently, repayment of deferred taxes is required if the property becomes subject to an easement, statutory right of way or similar interest.

Effective on Royal Assent, the Act is amended to allow the deferment to continue when the property becomes subject to an easement, statutory right of way or similar interest if the homeowner continues to meet the minimum equity requirements of the program.

Ports Property Tax Act

Tax Rate Cap Made Permanent

As announced in Budget 2012, the Act is amended to extend the municipal tax rate caps on designated port property and new improvements past 2018, to remove the condition that new improvements under the Act must be added to an assessment roll before 2019, and to extend the provisions for compensation to municipalities.

University Act

Exemption from Property Tax for Affiliated Colleges Clarified

Effective on Royal Assent, the Act is amended to confirm that property (i.e. land and improvements) of a university that is leased to a college affiliated with the university is exempt from property taxation so long as it is held for college purposes.

The exemption is retroactive to the extent necessary to give it effect for the 2014 taxation year.

Regent College Act

Exemption from Property Tax Clarified

Effective on Royal Assent, the Act is amended to provide an exemption from property tax for property of Regent College so long as the property is occupied by the College and used by it for educational purposes. This is consistent with the exemption the College received when it was located on property of a university and with the exemptions for other private theological colleges.

The exemption is retroactive to the extent necessary to give it effect for the 2014 taxation year.

Budget and Fiscal Plan — 2014/15 to 2016/17

Tax Measures

Property Transfer Tax Act

First Time Home Buyers’ Threshold Increased

Effective for registrations on or after February 19, 2014, the fair market value threshold for eligible residential property under the First Time Home Buyers’ Program is increased to $475,000 from $425,000. The partial exemption continues and now applies to homes valued between $475,000 and $500,000.

With this change, eligible first time home buyers can save up to $7,500 in property transfer tax on the purchase of their home.

Budget and Fiscal Plan — 2014/15 to 2016/17

Tax Measures

Carbon Tax Report and Plan

As required under Part 2 of the Carbon Tax Act, the following tables show the Revenue Neutral Carbon Tax Report for 2012/13 and 2013/14 and the Revenue Neutral Carbon Tax Plan for 2014/15 to 2016/17.

Material Assumptions and Policy Decisions

In the Report and the Plan the estimates and forecasts of carbon tax revenue and the cost of tax reductions to return revenues to taxpayers are consistent with, and have the same material assumptions and policy decisions underlying them, as the revenue estimates and forecasts prepared for Budget 2014. The only material assumption specific to the Revenue Neutral Carbon Tax Report and Plan is that the cost of the revenue reductions due to personal income tax rate cuts increase with increases in personal income tax revenues for each year.

Revenue Neutral Carbon Tax Report

Revenue neutrality means that tax reductions must be provided that fully return the estimated revenue from the carbon tax to taxpayers in each fiscal year. Table 1, Revenue Neutral Carbon Tax Report for 2012/13 and 2013/14, reports the carbon tax revenues and the cost of the tax reductions for the 2012/13 and 2013/14 fiscal years. For the 2012/13 fiscal year, this report is based on the 2012/13 Public Accounts and updates the Report for 2012/13 presented with June Update 2013. For the 2013/14 fiscal year, this report is based on preliminary actuals for the fiscal year and updates the Report for 2013/14 presented with June Update 2013.

Table 1 Revenue Neutral Carbon Tax Report 2012/13 and 2013/14

		Revised
		Forecast
	2012/13 [1]	2013/14
	$ millions
Carbon tax revenue [2]	1,120	1,212
Reduction in provincial revenues due to designated measures [3]
Personal tax measures:
• BC Low Income Climate Action Tax Credit	(195)	(194)
• Reduction of 5% in the first two personal income tax rates	(235)	(237)
• Northern and Rural Homeowner Benefit of $200 [4]	(67)	(69)
• BC Seniors’ Home Renovation Tax Credit	(27)	—
• Children’s Fitness Credit and Children’s Arts Credit	(9)	(8)
• Small business venture capital tax credit budget increased	(3)	(3)
• Training Tax Credit extended - Individuals	(10)	(11)
Total personal tax measures	(546)	(522)
Business tax measures:
• General corporate income tax rate reduced from 12% to 11% effective July 1, 2008, to 10.5% effective January 1, 2010, to 10% effective January 1, 2011 and increased to 11% effective April 1, 2013	(450)	(200)
• Small business corporate income tax rate reduced from 4.5% to 3.5% effective July 1, 2008 and to 2.5% effective December 1, 2008	(261)	(220)
• Corporate income tax small business threshold increased from $400,000 to $500,000	(20)	(20)
• Industrial Property Tax Credit of 60% of school property taxes payable by major industry	(22)	(23)
• Industrial Property Tax Credit for school property taxes payable by light industry	(46)	(20)
• School property taxes reduced by 50% for land classified as “farm” starting in 2011	(2)	(2)
• Interactive digital media tax credit	(26)	(63)
• Training Tax Credit extended - Businesses	(7)	(8)
• Film Incentive BC tax credit extended in 2009 and enhanced in 2010	—	(88)
• Production Services Tax Credit extended in 2009 and enhanced in 2010	—	(66)
Total business tax measures	(834)	(710)
Total designated revenue measures	(1,380)	(1,232)

1 Based on 2012/13 Public Accounts.

2 The carbon tax applies to fossil fuels and combustibles at rates based on the CO2 equivalent emission of each particular fuel starting at $10 per tonne effective July 1, 2008 and increasing by $5 per tonne each July 1 to $30 per tonne on July 1, 2012.

3 Designated measures are measures designated to return carbon tax to taxpayers. Designated measures for 2012/13 are set out in the Carbon Tax Plan presented with Budget 2012 and designated measures for 2013/14 are set out in the Carbon Tax Plan presented with June Update 2013.

4 Eligible homeowners are those in areas outside the Capital, Greater Vancouver and Fraser Valley regional districts.

Budget and Fiscal Plan — 2014/15 to 2016/17

Tax Measures

Carbon tax revenues for 2012/13 are $1,120 million. The tax reductions for 2012/13 are those that were designated in the Revenue Neutral Carbon Tax Plan presented with Budget 2012. The personal tax measures are the BC Low Income Climate Action Tax Credit, the five per cent reductions in rates for the first two tax brackets, the Northern and Rural Homeowner Benefit, the BC Seniors’ Home Renovation Tax Credit, the Children’s Fitness Credit and Children’s Arts Credit, the increase in the small business venture capital tax credit and the extension of the training tax credits for individuals. The business tax measures are the reductions in each of the general and small business corporate income tax rates, the corporate income tax small business threshold increase from $400,000 to $500,000, the industrial school property tax credit, the 50 per cent reduction in school property tax for land classified as “farm”, the interactive digital media tax credit and the extension of the training tax credit for businesses.

The estimated reduction in provincial revenues for 2012/13 as a result of the designated revenue measures is $546 million for the personal tax measures and $834 million for the business tax measures, for a total reduction of $1,380 million. Based on these revenue and tax reduction estimates, revenue neutrality has been met for 2012/13. In fact, the reduction in provincial revenue exceeds the $1,120 million in carbon tax revenue by $260 million.

Carbon tax revenues for 2013/14 are estimated to be $1,212 million.

The tax reductions shown for the 2013/14 fiscal year are those that were designated in the Revenue Neutral Carbon Tax Plan presented with June Update 2013. The personal tax measures are the BC Low Income Climate Action Tax Credit, the five per cent reductions in rates for the first two tax brackets, the Northern and Rural Homeowner Benefit, the Children’s Fitness Credit and Children’s Arts Credit, the increase in the small business venture capital tax credit, and the extension of the training tax credits for individuals. The business tax measures are the reductions in each of the general and small business corporate income tax rates, the corporate income tax small business threshold increase from $400,000 to $500,000, the industrial school property tax credit, the 50 per cent reduction in school property tax for land classified as “farm”, the interactive digital media tax credit, the extension of the training tax credit for businesses, the 2009 extension and 2010 enhancement of the Film Incentive BC tax credit, and the 2009 extension and 2010 enhancement of the Production Services tax credit.

The estimated reduction in provincial revenues for 2013/14 as a result of the designated revenue measures is $522 million for the personal tax measures and $710 million for the business tax measures, for a total reduction of $1,232 million. Based on these revenue and tax reduction estimates, revenue neutrality has been met for 2013/14. In fact, the reduction in provincial revenue exceeds the $1,212 million in carbon tax revenue by $20 million. The Budget 2015 Revenue Neutral Carbon Tax Report for 2013/14 will be based on actual carbon tax revenues for 2013/14 as reported in the 2013/14 Public Accounts.

Revenue Neutral Carbon Tax Plan

Table 2, the Revenue Neutral Carbon Tax Plan 2014/15 to 2016/17, shows carbon tax revenue and tax reduction cost estimates for the revenue measures designated as those that return the carbon tax revenues to taxpayers for 2014/15 to 2016/17.

Carbon tax revenues for 2014/15 to 2016/17 are now forecast to be slightly lower than estimated when the June Update 2013 was prepared.

The three-year fiscal plan for Budget 2014 assumes the cost of tax measures with sunset dates continue, for purposes of the plan,

Budget and Fiscal Plan — 2014/15 to 2016/17

Tax Measures

beyond their expiry dates. The Carbon Tax Plan presented in Table 2 reflects this assumption.

As shown in Table 2, revenue from the carbon tax and the cost of the tax reductions are now estimated to be $1,228 million and $1,436 million, respectively, for 2014/15.

Carbon tax revenues are now estimated at $1,248 million in 2015/16 and $1,271 million in 2016/17. This means the Carbon Tax Plan is revenue neutral for all years, with the tax cuts in 2015/2016 and 2016/2017 exceeding the carbon tax revenues by $316 million and $355 million, respectively.

Table 2 Revenue Neutral Carbon Tax Plan 2014/15 to 2016/17

	Forecast
	2014/15	2015/16	2016/17
		$ millions
Carbon tax revenue [1]	1,228	1,248	1,271
Designated revenue measures [2]
Personal tax measures:
• Low income climate action tax credit of $115.50 per adult plus $34.50 per child effective July 1, 2011	(194)	(194)	(194)
• Reduction of 5% in the first two personal income tax rates	(250)	(258)	(262)
• Northern and Rural Homeowner Benefit of up to $200 [3]	(71)	(73)	(74)
• BC Seniors’ Home Renovation Tax Credit	(4)	(4)	(4)
• Children’s Fitness Credit and Children’s Arts Credit	(8)	(8)	(8)
• Small business venture capital tax credit budget increased [2]	(3)	(3)	(3)
• Training Tax Credit extended — Individuals [2]	(20)	(20)	(20)
Total personal tax measures	(550)	(560)	(565)
Business tax measures:
• General corporate income tax rate reduced from 12% to 11% effective July 1, 2008, to 10.5% effective January 1, 2010, to 10% effective January 1, 2011 and increased to 11% effective April 1, 2013	(202)	(206)	(224)
• Small business corporate income tax rate reduced from 4.5% to 3.5% effective July 1, 2008 and to 2.5% effective December 1, 2008	(200)	(222)	(241)
• Corporate income tax small business threshold increased from $400,000 to $500,000	(21)	(21)	(21)
• Industrial Property Tax Credit of 60% of school property taxes payable by major industry	(23)	(24)	(24)
• School property taxes reduced by 50% for land classified as “farm”	(2)	(2)	(2)
• Interactive digital media tax credit [2]	(50)	(50)	(50)
• Training Tax Credit extended — Businesses [2]	(11)	(11)	(11)
• Scientific Research and Experimental Development Tax Credit extended in 2014	(99)	(180)	(190)
• Film Incentive BC tax credit extended in 2009 and enhanced in 2010	(80)	(80)	(80)
• Production Services Tax Credit extended in 2009 and enhanced in 2010	(198)	(208)	(218)
Total business tax measures	(886)	(1,004)	(1,061)
Total revenue measures	(1,436)	(1,564)	(1,626)

1 The carbon tax applies to fossil fuels and combustibles at rates based on the CO2 equivalent emission of each particular fuel at $30 per tonne.

2 The Plan assumes that the cost of tax measures with sunset dates continue beyond their expiry dates.

3 Eligible homeowners are those in areas outside the Capital, Greater Vancouver and Fraser Valley regional districts.

Budget and Fiscal Plan — 2014/15 to 2016/17

Part 3: BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK 1

Summary

The Ministry of Finance forecasts British Columbia’s economy to grow by 2.0 per cent in 2014, 2.3 per cent in 2015 and 2.5 per cent per year in the medium-term. These projections follow estimated real GDP growth of 1.4 per cent in 2013.

The Ministry’s outlook for BC’s real GDP growth in 2014 is 0.3 percentage points lower than the outlook provided by the Economic Forecast Council. For 2015, the Ministry’s forecast is 0.4 percentage points below the Council’s projection. This level of prudence acknowledges the downside risks to forecasts for both years.

Chart 3.1 British Columbia’s economic outlook

Downside risks to BC’s economic outlook include the potential for a slowdown in domestic activity, weakness in the US economic recovery and slowing Asian demand. Additional risks include the ongoing sovereign debt situation in Europe, recent financial turmoil in emerging markets, a fluctuating Canadian dollar and weak inflation.

British Columbia Economic Activity and Outlook

Several indicators of BC’s economic performance in 2013 reveal slow domestic activity relative to the same period of 2012 (see Table 3.1). However, exports and manufacturing shipments improved last year, with steady external demand for BC products.

Table 3.1 British Columbia economic indicators

	Third Quarter	Fourth Quarter	Annual
	Jul. to Sep. 2013	Oct. to Dec. 2013	Jan. to Dec. 2013
Data seasonally adjusted unless	change from	change from	change from
otherwise noted	Apr. to Jun. 2013	Jul. to Sep. 2013	Jan. to Dec. 2012
		Per cent change
Employment	-0.1	-0.2	-0.2	*
Manufacturing shipments[1]	0.2	4.7	2.3
Exports	1.6	1.5	6.9	*
Retail sales[1]	1.6	1.4	1.7
Housing starts	17.6	-4.5	-1.5	*
Non-residential building permits	16.9	-28.1	-24.2	*

* annual non-seasonally adjusted data           1 data to November

1 Reflects information available as of February 7, 2014, unless otherwise indicated.

Budget and Fiscal Plan — 2014/15 to 2016/17

British Columbia Economic Review and Outlook

The Labour Market

Employment activity in BC stalled in 2013, following an annual gain of 1.7 per cent (or 37,800 jobs) in 2012. Employment in the province fell by 0.2 per cent (or 4,400 jobs) in 2013, as a gain of 5,100 full-time jobs was more than offset by a decline of 9,500 part-time jobs. BC’s labour market performed poorly last year compared to other provinces, as only Nova Scotia registered a greater annual rate of decline in employment. In BC, weaker job numbers were observed during 2013 in manufacturing (-15,700 jobs), health care and social assistance (-12,200 jobs) and transportation and warehousing (-7,700 jobs). These declines worked to offset major gains in sectors such as wholesale and retail trade (+13,500 jobs), professional, scientific and technical services (+12,600 jobs) and finance, insurance, real estate and leasing (+11,700 jobs).

The provincial unemployment rate averaged 6.6 per cent in 2013, down from 6.7 per cent in 2012. This slight reduction was due to a decrease of 8,400 persons in BC’s labour force last year.

BC employment improved by 7,100 jobs in January 2014 compared to the previous month, while the monthly unemployment rate fell to 6.4 per cent from 6.6 per cent in December 2013. At the same time, BC’s labour force increased by 3,300 persons in January 2014 compared to December of last year.

Chart 3.2 BC employment

Outlook

The Ministry forecasts employment in BC to increase by 1.0 per cent in 2014, or approximately 23,000 jobs. The pace of employment growth is expected to improve in 2015, with a projected gain of 1.3 per cent, or about 29,000 jobs. In the medium-term, employment is forecast to rise by 1.4 per cent each year from 2016 to 2018. The province’s unemployment rate is expected to reach 6.7 per cent in 2014, a slight increase from 2013. The rate is then forecast to climb slightly in 2015 to 6.8 per cent, and then remain at this level over the medium-term.

Consumer Spending and Housing

Retail sales in BC saw only modest gains year-to-date to November 2013, due to low prices for retail goods and a hold back in spending by debt-conscious consumers. During the first eleven months of 2013, sales increased by 1.7 per cent compared to

Budget and Fiscal Plan — 2014/15 to 2016/17

British Columbia Economic Review and Outlook

the same period of 2012. Significant increases were observed in sales at motor vehicle and parts dealers, food and beverage stores and general merchandise stores. These gains worked to offset large declines in sales at clothing and accessories stores and electronics and appliance stores.

Chart 3.3 BC retail sales

Following a 4.0 per cent annual increase in 2012, BC housing starts declined by 1.5 per cent in 2013 to reach about 27,100 units. Slower homebuilding activity last year was likely due to falling employment, BC’s relatively slow population growth and tighter federal mortgage insurance rules implemented in July 2012. However, the expectation of a larger slowdown in 2013 did not fully materialize, likely in part due to an increase in demand as homebuyers entered the market in anticipation of rising interest rates during the latter half of the year. Meanwhile, residential building permits (a precursor of new housing activity) improved by 2.2 per cent in 2013 compared to 2012. However, building permits data is extremely volatile, and the annual gain in 2013 is largely attributable to a 45.4 per cent monthly increase in April and a 30.0 per cent monthly gain in November.

Chart 3.4 BC housing starts

Budget and Fiscal Plan — 2014/15 to 2016/17

British Columbia Economic Review and Outlook

Annual home sales in BC improved by 7.8 per cent in 2013, after a sizeable 11.8 per cent annual decline in 2012. At the same time, the average home sale price registered $537,400 last year — an annual gain of 4.4 per cent from the $514,800 average sale price recorded in 2012. Strong increases in sales activity were observed in the April to June and July to September quarters of last year. As noted above, mortgage interest rate hikes announced in mid-2013 by Canadian financial institutions likely encouraged some homebuyers to enter the market in advance of these rate increases. Sales activity in BC slowed slightly in the October to December quarter of last year, falling 0.5 per cent from the previous quarter.

The value of non-residential building permits fell by 24.2 per cent in 2013 compared to 2012. Sizeable declines were observed in all categories during this period, including industrial (-52.0 per cent), commercial (-17.8 per cent) and institutional and government (-13.0 per cent).

Outlook

The Ministry forecasts real consumption of goods and services to increase by 2.8 per cent in 2014, following an estimated gain of 2.5 per cent in 2013. A 2.8 per cent increase in real consumer spending is projected for 2015, and then an average annual gain of 2.7 per cent is expected over the medium-term. Steady consumer spending is an essential component of sustained economic growth in BC going forward.

After an estimated 1.2 per cent annual increase in BC retail sales last year, a gain of 3.0 per cent is forecast for 2014. Retail sales are then expected to grow by 3.5 per cent in 2015 and by 3.7 per cent per year from 2016 to 2018.

Further slowing of residential construction activity is projected this year, as the Ministry forecasts housing starts to total about 24,900 units in 2014 — a decrease of 7.9 per cent from 2013. Starts are expected to resume growth in 2015, reaching around 25,400 units, and then average about 26,000 units per year from 2016 to 2018.

Business and Government

Real business investment is estimated to have grown by 3.8 per cent in 2013, with a strong increase in residential investment and steady gains in non-residential investment and machinery and equipment investment.

Total real dollar expenditures by federal, provincial and municipal governments are estimated to have increased by 2.0 per cent in 2013, following an estimated gain of 1.6 per cent in 2012.

Outlook

The Ministry expects real business investment to grow by 2.6 per cent in 2014, supported by further steady gains in both residential and non-residential investment, as well as machinery and equipment investment. Total business investment is forecast to increase by 2.7 per cent in 2015, followed by an annual gain of about 3.6 per cent in the medium-term.

Corporate pre-tax profits are expected to rise by 1.8 per cent in 2014, following an estimated decline of 4.8 per cent in 2013. Stronger annual growth of 6.1 per cent is forecast for profits in 2015, followed by about 6.7 per cent growth each year from 2016 to 2018.

Budget and Fiscal Plan — 2014/15 to 2016/17

British Columbia Economic Review and Outlook

Combined real spending by the three levels of government (federal, provincial and municipal) on goods and services is projected to fall by 0.6 per cent in 2014, followed by a gain of 1.3 per cent in 2015. Growth in government spending of about 0.8 per cent annually is anticipated in the medium-term.

External Trade and Commodity Markets

Strong external demand for BC products pushed the value of BC’s merchandise exports up by 6.9 per cent in 2013 compared to 2012. This improvement was driven mainly by sizeable gains in exports of forestry products and building and packaging materials (+14.7 per cent) and metal ores and non-metallic minerals (+12.5 per cent). Substantial increases in softwood lumber exports to both China and the US were largely responsible for the jump in forestry exports last year. These increases offset losses in exports of commodities such as metal and non-metallic mineral products (-4.8 per cent) and basic and industrial chemical, plastic and rubber products (-5.8 per cent).

Chart 3.5 BC exports

Shipments of manufactured goods from BC were modest through the first eleven months of 2013, up 2.3 per cent compared to the same period of 2012. Notable year-to-date gains were recorded in shipments of wood products (+25.2 per cent) and computer and electronic products (+15.7 per cent). During the same period, major year-to-date losses occurred in non-metallic mineral products (-15.4 per cent), paper (-7.1 per cent) and food (-4.0 per cent).

The price of lumber improved significantly in 2013, fuelled by strengthening demand from the US housing market. The Western spruce-pine-fir (SPF) 2x4 price averaged $358 US/000 board feet last year, a gain of 19.7 per cent over 2012. However, monthly prices were volatile in 2013, starting the year at $388 US/000 board feet in January, rising to $403 US/000 board feet in March, and then falling to $301 US/000 board feet in June. The price of lumber improved since June 2013 and finished the year at $369 US/000 board feet in December.

The monthly price of pulp climbed throughout 2013, starting the year at $813 US per tonne in January and increasing steadily to reach $906 US per tonne in December. The pulp price averaged $858 US per tonne in 2013, 5.5 per cent higher than the average price observed in 2012.

Budget and Fiscal Plan — 2014/15 to 2016/17

British Columbia Economic Review and Outlook

The daily West Texas Intermediate oil price averaged $97.98 US/barrel in 2013, an increase of $3.93 US/barrel compared to 2012. Meanwhile, the price of natural gas improved in 2013, as the Plant Inlet price averaged $2.04 C/GJ for the year — up from the extremely low $1.36 C/GJ observed in 2012.

The prices of most metals and minerals fell year-to-date to November 2013 compared to the same period of 2012. Year-to-date declines were observed in prices for silver (-22.0 per cent), molybdenum (-19.7 per cent), gold (-14.2 per cent), copper (-7.7 per cent) and zinc (-1.8 per cent). However, prices for lead (+5.1 per cent) and aluminum (+2.7 per cent) increased during the first eleven months of 2013 relative to the same period of the previous year.

Outlook

Real exports of goods and services are forecast to rise by 2.1 per cent in 2014, following an estimated increase of 1.3 per cent in 2013. Stronger real export growth is expected for 2015, reaching 3.4 per cent on the year. In the medium-term, annual growth of about 3.1 per cent is anticipated for real exports.

Although prices for most commodities have recovered since falling sharply in the 2008/09 recession, they may remain volatile in the near-term due to ongoing global economic uncertainty and the potential for further slowing of the Chinese economy.

The lumber price is projected to decrease slightly in 2014, averaging $345 US/000 board feet for the year. The price is then forecast to average $335 US/000 board feet per year from 2015 to 2018.

The price of natural gas is expected to climb slowly over the next few years, rising from a projected value of $2.45 C/GJ in the 2014/15 fiscal year to reach $3.47 C/GJ in 2018/19.

Demographics

BC’s population on July 1, 2013 was 4.58 million people, 0.9 per cent higher than the 4.54 million people counted on the same date in 2012. In 2013, BC saw an estimated net inflow of 28,680 people, as the province welcomed 32,980 individuals from other countries but lost 4,300 people relocating to other provinces.

Outlook

The forecast calls for BC’s July 1st population to increase by 1.0 per cent in 2014, to reach a total of 4.63 million people, and by a further 1.2 per cent in 2015, to reach 4.68 million people.

Total net migration is projected to rise in 2014 to reach a net inflow of about 40,180 persons. On the interprovincial front, the net outflow is expected to end in 2014, as an inflow of 4,900 people from other provinces is forecast. International migration is projected to accelerate slightly in 2014, with an anticipated net gain of about 35,280 people from other countries.

Budget and Fiscal Plan — 2014/15 to 2016/17

British Columbia Economic Review and Outlook

Inflation

Inflation in BC fell by 0.1 per cent during 2013 compared to 2012. On a year-over-year basis, consumer prices have been flat or have declined every month since April 2013. Small price declines in services and durable goods offset slight gains in prices for non-durable and semi-durable goods on the year. Rising electricity and gasoline prices drove the small gain in non-durables, while higher prices for clothing pushed up semi-durables. At the same time, lower prices for household appliances provided downward pressure on durable goods, while prices for services eased in response to lower prices for health care and restaurant meals. The return to the PST tax system in April 2013 also contributed to the stalled pace of inflation in BC. However, inflation was slow across Canada during most of 2013, as many provinces experienced strong competition among retailers and overall slow domestic economic activity.

Chart 3.6 BC inflation

Outlook

While inflationary pressures are muted heading into 2014, BC’s rate of inflation is expected to move into positive territory. Consumer price inflation in BC is forecast to be 1.5 per cent in 2014, 1.9 per cent in 2015 and about 2.0 per cent per year in the medium-term. The Canadian rate of inflation is assumed to be 1.6 per cent in 2014 and 2.0 per cent annually from 2015 to 2018 (in line with the Bank of Canada’s inflation target).

Risks to the Economic Outlook

Risks to the BC economic outlook continue to be weighted to the downside. The main risks to the current outlook include the following:

•        potential for a slowdown in domestic economic activity, including weakness in employment and retail sales;

•        weakness in the US economic recovery (characterized by slower consumer spending, a sluggish job market recovery and ongoing issues surrounding the federal fiscal situation);

Budget and Fiscal Plan — 2014/15 to 2016/17

British Columbia Economic Review and Outlook

•        the ongoing European sovereign debt situation and recent concerns about emerging economies affecting the stability of global financial markets;

•        slower than anticipated economic activity in Asia, resulting in weaker demand for BC’s exports;

•        weaker than expected inflation; and

•        exchange rate volatility.

External Outlook

United States

Following the housing collapse and ensuing financial crisis of 2008/09, the US economy is currently undergoing a long period of recovery that will likely continue for several years. This is consistent with economic behaviour after a balance sheet recession — where the collapse of a large asset bubble is followed by about a decade of weak activity and high unemployment. Indeed, five years into the recovery, the pace of US economic growth remains inconsistent. For further information on balance sheet recessions, see the topic box on pages 101 to 105 of Budget 2012.

Chart 3.7 Pace of US economic growth

US real GDP grew by an annualized 3.2 per cent in the October to December quarter of 2013, slower than the 4.1 per cent gain observed in the previous quarter. The final quarter slowdown in real GDP reflects weaker growth in both investment and government spending (partly due to the federal government shutdown in October), as well as a much smaller build-up of inventories compared to the July to September quarter. However, gains were observed in consumer spending and net exports during the final quarter of the year. Looking ahead, the continued drawing down of inventories (that accumulated during the July to September quarter of 2013) may provide downward pressure to real GDP growth in early 2014. For 2013 as a whole, US real GDP grew by 1.9 per cent, down from a 2.8 per cent annual gain in 2012.

Following months of political gridlock over federal spending, Congress passed a budget in mid-December 2013 that establishes a discretionary spending plan for the next two fiscal years. The agreement also essentially prevents any further government shutdowns during the period and replaces some of the budget cuts that took place early

Budget and Fiscal Plan — 2014/15 to 2016/17

British Columbia Economic Review and Outlook

in 2013. Looking ahead, the lingering uncertainty surrounding the debt ceiling debate (where federal legislators must agree to increase the total amount of debt the government can carry or risk defaulting on its debt) could impede the fragile US recovery in 2014.

US employment gradually climbed upward last year, but 866,000 jobs lost since the January 2008 peak have yet to be recovered as of January 2014. The monthly unemployment rate declined throughout 2013, and reached 6.6 per cent as of January 2014, with contributions from both increasing employment and a declining labour force. For 2013 as a whole, US employment increased by 1.7 per cent, or 2.3 million jobs, compared to 2012. During this time, positive monthly job gains occurred at a pace of about 193,500 jobs per month. At this rate, it would take over four months to finally recover the remaining jobs that were lost since the recession began over five years ago. The labour force participation rate (the proportion of working-age individuals that are employed or seeking work) reached 62.8 per cent in December 2013, which was tied with October 2013 for a 36-year low (the rate subsequently ticked up slightly to 63.0 per cent in January 2014). Although the US economy continues to create jobs every month, there remains a significant number of Americans who are eligible to work but are not participating in the labour market.

Chart 3.8 US housing starts

The American housing market continued its gradual recovery in 2013, as housing starts reached 923,400 units last year — a gain of 18.3 per cent over 2012. Residential construction activity was uneven during 2013, with monthly gains as high as 23.1 per cent in November and declines as low as 15.2 per cent in April. Despite the upward momentum in home construction last year, US housing starts remain well below their historical average pace of about 1.5 million annualized units. American homebuilders currently face several obstacles, including rising mortgage interest rates dampening demand for home purchases, increasing material and land costs as well as construction labour shortages. These headwinds could all weigh on US residential construction going forward in 2014.

Despite volatile monthly sales activity throughout the year, existing home sales in the US registered 5.07 million units in 2013, up 8.9 per cent over 2012. Sales of existing homes accelerated quickly during the early months of 2013, then fell sharply from September to November, and reached an annualized rate of 4.87 million units in December. Also in 2013, new home sales averaged 428,000 units, representing a gain of 16.4 per cent compared to 2012. Despite the positive overall trend in home sales last year, there are

Budget and Fiscal Plan — 2014/15 to 2016/17

British Columbia Economic Review and Outlook

a number of factors that could apply downward pressure to sales in 2014 including climbing mortgage interest rates, a low supply of homes for sale and higher home prices. Further, the US housing market is still likely several years away from a full recovery, as home prices remain about 20 per cent below their pre-recession peak and 13.0 per cent of all mortgages in the country have negative equity (where the value of a home is lower than the amount owed on a mortgage).

US retail activity exhibited a positive trend in 2013, as retail sales increased by 4.2 per cent compared to 2012. Confidence among American consumers also improved by 6.2 points in 2013 compared to the previous year. However, consumer confidence fell sharply between June (when it reached a five-year high) and November of last year, but subsequently saw a strong month-over-month improvement in December (followed by a slight monthly gain in January 2014). It is likely that uncertainty over the outcome of Congressional budget negotiations in the latter months of 2013 played a role in this volatility.

Chart 3.9 US Consensus outlook for 2014

Outlook

According to the January 2014 Consensus, US real GDP is projected to increase by 2.8 per cent this year. Consensus cites positive trends in recent data releases (including monthly improvements during late 2013 in retail sales, business investment and exports) as contributors to this improved outlook in 2014 from previous forecasts. Consensus then expects the pace of US real GDP growth to accelerate in 2015, with a projected gain of 3.0 per cent.

The Ministry acknowledges the risk of weaker than expected US economic growth in 2014, characterized by slower consumer spending, a sluggish job market recovery and further uncertainty surrounding the federal fiscal situation. In recognition of these risks, the Ministry’s assumptions for US growth are prudent compared to the January 2014 Consensus. The Ministry assumes that the US economy will expand by 2.2 per cent in 2014, compared to the 2.8 per cent increase projected in the January Consensus.

Budget and Fiscal Plan — 2014/15 to 2016/17

British Columbia Economic Review and Outlook

The Ministry then expects 2.6 per cent US real GDP growth in 2015 (compared to 3.0 per cent in the Consensus) and 2.6 per cent annually over the medium-term.

Table 3.2 US real GDP forecast: Consensus vs Ministry of Finance

	2014	2015
	Per cent change in real GDP
Ministry of Finance	2.2	2.6
Consensus Economics (January 2014)	2.8	3.0

Canada

On an annualized basis, the Canadian economy grew by 2.7 per cent in the July to September quarter of 2013, as modest gains in household consumption and a build-up of inventories helped offset a decline in net exports. Though this recent growth rate was considerably stronger than the 1.6 per cent rate observed in the previous quarter, Canadian real GDP was only up 1.6 per cent through the first three quarters of 2013 compared to the same period of 2012.

Canada’s domestic economy experienced lacklustre gains in 2013. The nation’s labour market improved modestly, with employment growing by 1.3 per cent on the year compared to the 1.2 per cent growth observed in 2012. Meanwhile, the unemployment rate ticked down 0.1 percentage point to 7.1 per cent in 2013. In January 2014, Canadian employment improved by 29,400 jobs compared to December 2013 and the national monthly unemployment rate fell to 7.0 per cent from 7.2 per cent. Retail sales were up only 2.5 per cent year-to-date to November 2013 compared to the same period in 2012, as weak price inflation (registering just 0.9 per cent in 2013) weighed on nominal sales. Builders broke ground on about 187,900 new houses in 2013, resulting in a 12.5 per cent annual decline in housing starts compared to 2012. On the other hand, resale activity in the Canadian housing market advanced modestly in 2013, with home sales up 0.8 per cent and prices up 5.2 per cent compared to 2012.

Firming international demand supported Canada’s trade sector in 2013, providing some offset to the weak conditions observed domestically. However, after posting strong growth in the January to March quarter of 2013 (a 3.4 per cent increase from the previous quarter), Canadian exports remained sluggish through the year as they posted quarterly gains of 1.0 per cent in the April to June quarter, 0.6 per cent in the July to September quarter and 0.7 per cent in the final quarter. Overall in 2013, the value of Canadian merchandise exports improved by 3.5 per cent, largely due to rising exports of forestry products and building and packaging materials (+10.6 per cent), consumer goods (+8.2 per cent) and energy products (+6.3 per cent). These increases helped outweigh annual declines in exports of metal ores and non-metallic minerals (-4.4 per cent) and motor vehicles and parts (-0.6 per cent). In addition, Canadian manufacturing shipments dropped 0.7 per cent year-to-date to November compared to the first 11 months of 2012, partly due to sizeable declines in shipments of primary metal manufactured goods (-6.7 per cent) and petroleum and coal products (-2.6 per cent).

Budget and Fiscal Plan — 2014/15 to 2016/17

British Columbia Economic Review and Outlook

Chart 3.10 Consensus outlook for Canada in 2014

Outlook

The January 2014 Consensus forecasts Canada’s real GDP to grow by 2.2 per cent this year and 2.5 per cent in 2015. Due to the potential for further near-term weakness, the Ministry assumes that the Canadian economy will experience a 1.9 per cent expansion in 2014, followed by a 2.3 per cent increase in 2015. Over the medium-term, the Ministry assumes 2.5 per cent growth per year.

Table 3.3 Canadian real GDP forecast: Consensus vs Ministry of Finance

	2014	2015
	Per cent change in real GDP
Ministry of Finance	1.9	2.3
Consensus Economics (January 2014)	2.2	2.5

Europe

Although the euro zone emerged from recession in 2013, the region remains deeply troubled, with its two largest economies, Germany and France, performing poorly in the July to September quarter of the year. The euro zone’s total unemployment rate averaged 12.1 per cent in 2013, while youth unemployment rates hit nearly 60 per cent in Greece and Spain, and around 40 per cent in Italy and Portugal in the latter months of the year. Government debt-to-GDP levels were higher in most euro zone countries in the July to September quarter of 2013 compared to the same period of 2012, despite painful austerity measures undertaken by many member states. In addition, a notable slowing trend in consumer price growth emerged in the euro zone in 2013, with the year-over-year inflation rate beginning the year at 2.0 per cent in January and then falling to just 0.8 per cent in December.

Weak prices in Europe (and across the globe) recently prompted the IMF to highlight deflation as a growing risk to the global economic recovery. Due to Europe’s ongoing labour and debt troubles, as well as slowing inflation, the economic region remains an ongoing source of uncertainty in the global outlook.

Budget and Fiscal Plan — 2014/15 to 2016/17

British Columbia Economic Review and Outlook

Chart 3.11 Consensus outlook for euro zone in 2014

Outlook

The January 2014 Consensus expects euro zone real GDP to grow by 1.0 per cent this year and 1.4 per cent the following year. In light of the downside risks and uncertainty surrounding the euro zone outlook, the Ministry assumes euro zone real GDP growth of 0.5 per cent in 2014, followed by 1.0 per cent growth in 2015.

China

The Chinese economy has shown signs of cooling in recent months. Year-over-year growth rates for industrial production, retail sales and investment decelerated in December 2013 compared to the previous month, and real GDP growth in the October to December quarter of 2013 slowed to its weakest year-over-year pace in 14 years. Overall, the Chinese economy expanded by 7.7 per cent in 2013, the same rate observed in 2012 but well below the 9.3 and 10.4 per cent growth rates achieved in 2011 and 2010, respectively. This slowing trend partly reflects the Chinese government’s efforts to curb excessive lending and rebalance the economy towards consumer-driven growth and away from investment- and export-led growth.

Outlook

As the Chinese government’s rebalancing initiative is expected to last for several years to come, the slowing trend in China’s economy is projected to continue. As such, the January 2014 Consensus forecasts China’s real GDP to grow by 7.5 per cent in 2014 and 7.4 per cent in 2015. Meanwhile, the Ministry assumes that China’s real GDP will expand by 7.1 per cent in 2014 and then 7.0 per cent the following year.

Budget and Fiscal Plan — 2014/15 to 2016/17

British Columbia Economic Review and Outlook

Financial Markets

Interest rates

In January 2014, the Bank of Canada announced it will continue to hold its target for the overnight rate at 1.00 per cent (where the rate has remained since September 2010). A key factor behind the Bank’s decision was the low inflation environment in Canada, caused by continued slack in the domestic economy and increased competition among retailers. The Bank of Canada now expects inflation to remain below its target rate of 2.0 per cent until the end of 2015.

At its December 2013 meeting, the US Federal Reserve announced its plan to reduce its asset purchases by $10 billion US per month starting in January 2014, citing recent improvements in the labour market and broader US economy. Subsequently, at its January 2014 meeting the Fed announced that it will further reduce monetary stimulus by lowering asset purchases by another $10 billion US per month beginning in February 2014. However, the Fed has noted that highly accommodative monetary policy will likely be warranted for some time after the asset purchasing program eventually ends. The Fed also reiterated its intention to keep its overnight target rate in the 0.00 to 0.25 per cent range (where it has remained since December 2008) as long as the unemployment rate remains above 6.5 per cent, but elaborated that rate increases may be postponed until long after this target is reached given the weak inflation outlook.

The recently announced reduction in US monetary stimulus has caused fluctuations in financial markets in recent weeks, particularly in the currency markets of emerging economies. While the US Federal Reserve and central banks in other developed economies held interest rates extraordinarily low over the past several years, many global investors sought to increase their returns by redirecting funds towards emerging markets, thereby driving up the value of currencies in emerging nations such as Turkey, Brazil, India, South Africa and Argentina. However, as the US economy is showing signs of strength and the Fed is beginning to withdraw stimulus, investors have begun to pull their funds out of emerging markets and reinvest in the United States, causing many emerging market currencies to rapidly depreciate. While weaker currencies in these emerging nations can enhance international competitiveness, this depreciation can also fuel already high inflation for citizens living in these countries due to the rising cost of imports. Weaker emerging market currencies also hinder the ability of these nations to repay their foreign debts. In an effort to support their currencies, the central banks of several emerging economies have raised interest rates in recent weeks. There is some concern that rapid interest rate hikes may halt economic growth in these nations.

Outlook

Based on the average of six private sector forecasts as of January 2, 2014, the Ministry assumes that the Bank of Canada will hold the overnight target rate at 1.0 per cent until the second half of 2015. The rate is expected to average 1.0 per cent in 2014 and 1.2 per cent in 2015.

Budget and Fiscal Plan — 2014/15 to 2016/17

British Columbia Economic Review and Outlook

Chart 3.12 Interest rates expected to remain low in 2014

The same six private sector forecasters anticipate that the fed funds rate will remain in the 0.00 to 0.25 per cent range until the October to December quarter of 2015. They forecast the fed funds rate to average 0.2 per cent in 2014 and 0.3 per cent in 2015.

Canadian three month Treasury bill interest rates are expected to average 1.0 per cent in 2014 and 1.2 per cent in 2015, according to the same six private sector forecasters. Meanwhile, ten-year Government of Canada bond rates are pegged at 2.9 per cent in 2014 and 3.5 per cent in 2015 on average.

Table 3.4 Private sector Canadian interest rate forecasts

	3-month Treasury Bill		10-year Government Bond
Average annual interest rate (per cent)	2014	2015	2014	2015
IHS Global Insight	1.0	1.1	2.9	3.3
CIBC	1.0	1.3	2.8	3.3
Bank of Montreal	0.9	1.1	3.0	3.8
Scotiabank	1.0	1.2	2.8	3.6
TD Economics	1.0	1.1	2.9	3.4
RBC Capital Markets	1.0	1.4	3.0	3.7
Average (as of January 2, 2014)	1.0	1.2	2.9	3.5

Exchange rate

After beginning 2013 above parity at 101.4 US cents, the Canadian dollar fell throughout the year and reached 94.0 US cents on December 31, 2013. Overall, the dollar averaged 97.1 US cents in 2013, down from 100.1 US cents in 2012. The weakness in the loonie has continued so far in 2014, rooted largely in the strengthening outlook for the US economy, the relatively weak performance of the Canadian economy and expectations that interest rates in Canada will remain lower for longer. However, the recent depreciation of the Canadian dollar is expected to help support Canadian exports going forward, all things being equal. As of February 7, 2014, the Canadian dollar was worth 90.8 US cents.

Budget and Fiscal Plan — 2014/15 to 2016/17

British Columbia Economic Review and Outlook

Chart 3.13 Private sector expects Canadian dollar to weaken over the medium-term

Outlook

On average, six private sector forecasters as of January 2, 2014 expect the Canadian dollar to average 93.2 US cents in 2014 and 92.7 US cents in 2015. The Ministry’s exchange rate outlook is based on these private sector forecasts.

Table 3.5 Private sector exchange rate forecasts

Average annual exchange rate (US cents/Can $)	2014	2015
IHS Global Insight	95.0	95.1
CIBC	92.8	95.3
Bank of Montreal	92.1	93.8
Scotiabank	93.5	94.0
TD Economics	92.5	88.9
RBC Capital Markets	93.4	89.1
Average (as of January 2, 2014)	93.2	92.7

Budget and Fiscal Plan — 2014/15 to 2016/17

British Columbia Economic Review and Outlook

Table 3.6.1 Gross Domestic Product: British Columbia

			Forecast
	2012	2013 [e]	2014	2015	2016	2017	2018
BRITISH COLUMBIA:
Gross Domestic Product at Market Prices:
– Real (2007 $ billion; chain-weighted)	209.0	212.0	216.3	221.3	226.9	232.6	238.5
(% change)	1.5	1.4	2.0	2.3	2.5	2.5	2.5
– Current dollar ($ billion)	220.0	225.8	234.0	244.1	254.8	266.4	278.5
(% change)	2.3	2.6	3.6	4.3	4.4	4.5	4.5
– GDP price deflator (2007 = 100)	105.3	106.5	108.2	110.3	112.3	114.6	116.8
(% change)	0.8	1.2	1.6	1.9	1.9	2.0	2.0
Real GDP per person
(2007 $; chain-weighted)	45,993	46,266	46,726	47,269	47,862	48,425	49,013
(% change)	0.5	0.6	1.0	1.2	1.3	1.2	1.2
Real GDP per employed person
(% change)	-0.2	1.6	1.0	1.1	1.1	1.1	1.2
Unit labour cost [1] (% change)	2.7	2.3	1.4	1.6	1.6	1.7	1.7

1      Unit labour cost is the nominal cost of labour incurred to produce one unit of real output. The 2012 figure for unit labour cost is based on BC Stats estimates.

e       Ministry of Finance estimate.

Budget and Fiscal Plan — 2014/15 to 2016/17

British Columbia Economic Review and Outlook

Table 3.6.2 Components of Real Gross Domestic Product: British Columbia 1

			Forecast
	2012 [2]	2013 [e]	2014	2015	2016	2017	2018
Components of British Columbia Real GDP at Market Prices (2002 $ billions; chain-weighted)
Personal expenditure on
Goods and services	125.0	128.2	131.7	135.4	138.9	142.6	146.4
(% change)	2.1	2.5	2.8	2.8	2.6	2.7	2.7
– Goods	48.9	49.5	50.3	51.4	52.6	53.7	54.8
(% change)	0.8	1.2	1.7	2.2	2.2	2.1	2.1
– Services	75.9	78.4	81.1	83.6	85.9	88.5	91.1
(% change)	2.9	3.4	3.4	3.1	2.8	3.0	3.0
Government current expenditures on
Goods and services	34.8	35.5	35.3	35.8	36.2	36.4	36.7
(% change)	1.6	2.0	-0.6	1.3	1.0	0.7	0.8
Investment in fixed capital	42.9	44.5	45.6	46.4	47.4	49.1	50.9
(% change)	6.5	3.6	2.4	1.8	2.3	3.5	3.6
Final domestic demand	202.5	207.9	212.3	217.1	222.0	227.7	233.5
(% change)	3.0	2.7	2.1	2.3	2.3	2.5	2.6
Exports goods and services	74.2	75.2	76.8	79.5	82.1	84.6	87.0
(% change)	0.0	1.3	2.1	3.4	3.3	3.0	3.0
Imports goods and services	103.3	107.0	110.0	113.4	116.5	119.7	123.2
(% change)	2.8	3.6	2.8	3.1	2.7	2.8	2.9
Inventory change	-0.3	-0.5	0.1	0.1	0.2	0.1	0.2
Statistical discrepancy	-0.5	-0.5	-0.5	-0.5	-0.5	-0.5	-0.5

1   Statistics Canada made various changes to the data and concepts used in the System of National Accounts (SNA) on November 19, 2012. The revisions align the economic accounts data more closely with new international standards for economic accounting. A short summary of the conceptual changes is available in the Provincial Economic Accounts Update Topic Box published in the 2012/13 Second Quarterly Report (page 38). For full details on the changes, and the reasons for them, visit the Statistics Canada website: http://www.statcan.gc.ca/nea-cen/hr2012-rh2012/start-debut-eng.htm.

At the provincial level, the historical data (for the period from 1981-2012) based on the new economic accounting system became available on December 20, 2013. The Ministry of Finance intends to re-estimate the BC Macroeconomic Model to reflect the new economic accounting system in the future. Consequently, in order to maintain forecast integrity, the economic forecast details presented in Table 3.6.2 are based on the previous Statistics Canada provincial economic accounts concepts as specified in the current BC Macroeconomic Model. Therefore, the details in this table are expressed in 2002 dollars unlike the new accounts which are expressed in 2007 dollars.

2      Components of real GDP at market prices in 2012 are BC Stats estimates.

e     Ministry of Finance estimate.

Budget and Fiscal Plan — 2014/15 to 2016/17

British Columbia Economic Review and Outlook

Table 3.6.3 Components of Nominal Income and Expenditure

					Forecast
	2012		2013		2014	2015	2016	2017	2018
Labour income [1] ($ million)	113,585	[2]	117,844	[e]	121,957	126,844	132,097	137,703	143,541
(% change)	4.2		3.8		3.5	4.0	4.1	4.2	4.2
Personal income ($ million)	178,339	[2]	183,601	[e]	189,593	196,912	204,730	213,029	221,664
(% change)	4.1		3.0		3.3	3.9	4.0	4.1	4.1
Corporate profits before taxes ($ million)	20,998	[2]	19,987	[e]	20,351	21,588	23,033	24,578	26,252
(% change)	-8.1		-4.8		1.8	6.1	6.7	6.7	6.8
Retail sales ($ million)	61,565		62,275	[e]	64,149	66,405	68,880	71,411	74,021
(% change)	1.9		1.2		3.0	3.5	3.7	3.7	3.7
Housing starts	27,465		27,054		24,949	25,449	25,999	26,019	26,041
(% change)	4.0		-1.5		-7.8	2.0	2.2	0.1	0.1
BC consumer price index (2002 = 100)	117.8		117.7		119.5	121.8	124.2	126.8	129.3
(% change)	1.1		-0.1		1.5	1.9	2.0	2.0	2.0

1      Domestic basis; wages, salaries and supplementary labour income.

2   Annual 2012 figures for labour income, personal income and corporate profits before taxes are BC Stats estimates.

Note that the definitions and concepts of labour income, personal income and corporate profits are based on the definitions and concepts previously used by Statistics Canada and are not consistent with the new definitions and concepts introduced by Statistics Canada in November 2012.

e       Ministry of Finance estimate.

Table 3.6.4 Labour Market Indicators

				Forecast
	2012	2013		2014	2015	2016	2017	2018
Population (on July 1) (000’s)	4,543	4,582		4,629	4,682	4,740	4,802	4,865
(% change)	1.0	0.9		1.0	1.2	1.2	1.3	1.3
Labour force population, 15+ Years (000’s)	3,815	3,855		3,900	3,952	4,007	4,062	4,118
(% change)	1.0	1.0		1.2	1.3	1.4	1.4	1.4
Net in-migration (000’s)
– International[1,3]	32.1	33.0	[e]	35.3	38.1	41.4	41.7	42.1
– Interprovincial[3]	-7.5	-4.3	[e]	4.9	6.0	9.0	11.0	11.5
– Total	24.5	28.7	[e]	40.2	44.1	50.4	52.7	53.6
Participation rate[2] (%)	65.0	64.1		64.1	64.1	64.1	64.1	64.1
Labour force (000’s)	2,479	2,471		2,500	2,534	2,568	2,604	2,639
(% change)	0.9	-0.3		1.2	1.4	1.4	1.4	1.4
Employment (000’s)	2,313	2,308		2,331	2,360	2,393	2,426	2,459
(% change)	1.7	-0.2		1.0	1.3	1.4	1.4	1.4
Unemployment rate (%)	6.7	6.6		6.7	6.8	6.8	6.8	6.8

1   International migration includes net non-permanent residents and returning emigrants less net temporary residents abroad.

2   Percentage of the population 15 years of age and over in the labour force.

3   Components may not sum to total due to rounding.

e    BC Stats estimate.

Budget and Fiscal Plan — 2014/15 to 2016/17

British Columbia Economic Review and Outlook

Table 3.6.5 Major Economic Assumptions

				Forecast
	2012	2013		2014	2015	2016	2017	2018
GDP (billions)
Canada real (2007 $; chain-weighted)	1,662	1,688	[e]	1,720	1,760	1,804	1,849	1,895
(% change)	1.7	1.6		1.9	2.3	2.5	2.5	2.5
US real (2009 US$; chain-weighted)	15,471	15,767		16,122	16,534	16,966	17,412	17,869
(% change)	2.8	1.9		2.2	2.6	2.6	2.6	2.6
Japan real (2005 Yen; chain-weighted)	517,431	525,463	[e]	532,244	537,579	542,975	548,425	553,930
(% change)	1.4	1.6		1.3	1.0	1.0	1.0	1.0
Europe real[1] (% change)	-0.4	-0.4	[e]	0.5	1.0	1.4	1.4	1.4
China real (2005 US$)	4,518	4,866		5,211	5,576	5,961	6,372	6,812
(% change)	7.7	7.7		7.1	7.0	6.9	6.9	6.9
Industrial production index
US (2007 = 100)	97.0	99.6		102.2	104.9	107.7	110.6	113.6
(% change)	3.6	2.6		2.6	2.6	2.7	2.7	2.7
Japan (2010 = 100)	97.5	96.9		98.8	99.8	100.8	101.8	102.8
(% change)	0.1	-0.6		1.9	1.0	1.0	1.0	1.0
Europe[2] (2010 = 100)	100.8	99.6	[e]	100.1	101.1	102.5	103.9	105.4
(% change)	-2.5	-1.2		0.5	1.0	1.4	1.4	1.4
China (2005 = 100)	211.0	230.8	[e]	251.6	273.0	296.2	321.4	348.7
(% change)	8.1	9.4		9.0	8.5	8.5	8.5	8.5
Housing starts[3] (000’s)
Canada	215	188		170	170	180	180	180
(% change)	10.8	-12.5		-9.5	0.0	5.9	0.0	0.0
US	781	923		950	1,000	1,025	1,050	1,050
(% change)	28.2	18.3		2.9	5.3	2.5	2.4	0.0
Japan	883	980		860	850	850	850	850
(% change)	5.8	11.0		-12.2	-1.2	0.0	0.0	0.0
Consumer price index
Canada (2002 = 100)	121.7	122.8		124.8	127.3	129.8	132.4	135.0
(% change)	1.5	0.9		1.6	2.0	2.0	2.0	2.0
Canadian interest rates (%)
3-Month treasury bills	1.0	1.0		1.0	1.2	2.1	3.1	4.1
10-year government bonds	1.9	2.3		2.9	3.5	4.4	5.4	6.0
United States interest rates (%)
3-Month treasury bills	0.1	0.1		0.1	0.3	1.1	2.1	3.8
10-year government bonds	1.8	2.4		3.0	3.6	4.4	5.4	6.0
Exchange rate (US cents / Canadian $)	100.1	97.1		93.2	92.7	91.7	91.0	90.4
British Columbia goods and services
Export price deflator (% change)	-1.1	2.9	[e]	4.4	3.5	3.1	2.7	2.6

1      European Union (15) is Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal, Spain, Sweden and the UK.

2      Euro zone (17) is Austria, Belgium, Cyprus, Estonia, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Malta, Netherlands, Portugal, Slovakia, Slovenia and Spain.

3      British Columbia housing starts appear in Table 3.6.3.

4      The 2012 export price deflator is a BC Stats estimate. See footnote 1 in Table 3.6.2 for details.

e       Ministry of Finance estimate.

Budget and Fiscal Plan — 2014/15 to 2016/17

British Columbia Economic Review and Outlook

The Economic Forecast Council, 2014

Introduction

In accordance with the Budget Transparency and Accountability Act, the Minister of Finance, in preparing each year’s provincial budget, consults the Economic Forecast Council (the Council) on British Columbia’s economic outlook. The Council is comprised of 13 leading economists from several of Canada’s major banks and private research institutions.

The most recent meeting between the Minister and the Council occurred on December 6, 2013, with Council members presenting their estimates for economic performance in 2013 as well as their forecasts for 2014 and beyond. The main topics discussed by the Council included the development of BC’s natural resources (especially liquefied natural gas, or LNG), competition with other provinces for skilled labour, the challenges facing BC’s domestic economy, the province’s housing outlook as well as the US political landscape and monetary policy.

Subsequent to December’s meeting, participants were permitted to submit revised forecasts until January 9, 2014 (eight of the 13 members chose to revise). Forecast details from the Council surveys are summarized in the table at the end of this topic box.

British Columbia Outlook

On average, the Council estimates that BC real GDP growth was 1.4 per cent in 2013, down 0.2 percentage points from its May 2013 projection. Council members now forecast BC’s economy to grow on average by 2.3 per cent in 2014, 2.7 per cent in 2015 and 2.7 per cent annually from 2016 to 2018. The Council lowered its average outlook for BC in 2014 from its May survey and increased its forecast slightly for BC in the medium-term (see Chart 1).

Chart 1 — EFC Outlook for the BC Economy

Council members, on average, expect BC’s annual economic growth to be lower than Canada’s in 2013, equal in 2014, and higher than the national rate of growth in 2015 and over the medium-term (see Chart 2).

Chart 2 — EFC Outlook for BC and Canada

The Council discussed the province’s weak employment activity in 2013, noting that BC businesses are likely waiting to see sustained strength in the US, Canadian and Chinese economies before confirming hiring decisions. Some members also pointed out that weaker job numbers in BC during 2013 were not widespread across the province’s labour market, but concentrated in a few specific industries like manufacturing and health care. Participants raised concerns that strong economic growth and high wages in neighbouring Alberta have been drawing skilled workers away from BC. The province’s ability to compete with Alberta for these skilled labourers was viewed by members as critical to the success of future

Budget and Fiscal Plan — 2014/15 to 2016/17

British Columbia Economic Review and Outlook

development in BC’s major resource sectors (including mining and natural gas production). As business confidence improves, Council members expect steadily rising employment in BC during 2014 and beyond, which would likely boost domestic activity in the province.

Also domestically, the Council examined BC’s sluggish inflation rate during 2013. Members suggested that inflation in the province has been negative through most of 2013 due to the re-implementation of the PST in April, stronger competition among retailers and soft overall economic activity. However, the Council pointed out that inflation has also been muted across Canada and much of the developed world in 2013, and that they expect consumer prices in BC to gradually rise in 2014.

BC’s housing market was a major subject of discussion, with members seeing a stable outlook for housing on average and a lower risk of an unexpected decline in home prices. The Council indicated that the recent momentum in BC housing may be largely due to home purchases being brought forward in advance of rising mortgage interest rates, and that housing activity is likely to slow if rates increase. Further, the slow growth in employment and population that BC is currently experiencing — along with low housing affordability in Vancouver — may put some downward pressure on housing demand in the future.

Council members discussed the development of BC’s natural resources as a potential driver of the province’s future economic prosperity. Specifically, the Council emphasized the positive economic effects on the province should BC become an exporter of LNG. Participants noted BC’s geographic advantage over other jurisdictions that are building LNG facilities, with shipping times to Asian markets (where the price of natural gas is significantly higher than in North America) being substantially shorter than LNG producers in other nations. Also, some members are beginning to factor the benefits of LNG-related construction activity into their forecasts for BC’s economic performance in the medium-term.

Demographic concerns were also cited by some Council members, most notably BC’s population outflow to other provinces (specifically Alberta) in recent years. An aging population, slowing labour force growth and rising health care costs were also noted by some participants as long-term concerns for the province.

Participants mentioned that continued demand from Asia for BC exports will likely

British Columbia Economic Forecast Council:

Summary of BC real GDP Forecasts, annual per cent change

					Average
Participant	Organization	2013	2014	2015	2016-2018
Doug Porter	Bank of Montreal [1]	1.7	2.2	2.5	2.3
Cameron Muir	BC Real Estate Association [1]	1.6	2.4	2.6	2.8
Ken Peacock	Business Council of BC [1]	1.4	2.4	3.2	3.0
Helmut Pastrick	Central 1 Credit Union	1.1	2.0	3.1	3.7
Avery Shenfeld	CIBC [1]	1.6	2.4	2.6	2.5
Marie-Christine Bernard	Conference Board	1.5	2.7	3.1	2.5
Arlene Kish	IHS Global Insight	1.5	2.5	2.7	2.6
Sebastien Lavoie	Laurentian Bank Securities [1]	1.4	2.0	2.2	2.9
Craig Wright	RBC [1]	1.2	2.4	2.8	2.1
Warren Jestin	Scotiabank [1]	1.3	2.2	2.8	2.9
Ernie Stokes	Stokes Economic Consulting	1.5	2.5	2.5	3.2
Derek Burleton	TD [1]	1.3	2.3	2.5	2.1
David Baxter	Urban Futures Institute	1.4	2.3	2.6	2.4
Average		1.4	2.3	2.7	2.7
Standard Deviation		0.2	0.2	0.3	0.5

1 Updated subsequent to the December 6, 2013 meeting.

Budget and Fiscal Plan — 2014/15 to 2016/17

British Columbia Economic Review and Outlook

have a positive effect on the BC outlook going forward, and that BC’s diversified export market gives it an advantage over other provinces when global demand slows. Some members also highlighted the BC government’s strong record of fiscal management and noted that the province should be able to absorb a degree of fluctuation in demand from its major trading partners.

Canadian Outlook

The Council estimates, on average, that Canada’s economy grew by 1.7 per cent in 2013, and expects Canadian growth to be 2.3 per cent in 2014, 2.5 per cent in 2015 and 2.4 per cent per year during the 2016 to 2018 period.

Members pointed to soft domestic activity across Canada in 2013 as well as a generally weak export performance. However, the Council noted that the weakening value of the Canadian dollar should help to boost the nation’s exports over the next few years. Regional disparities within the country were also discussed, with members expecting strong growth in the commodity-rich western provinces outpacing weaker performances in central and eastern Canada.

International Outlook

On average, Council members estimate that US real GDP increased by 1.8 per cent in 2013 and forecast US growth to rebound to

2.8 per cent in 2014, 3.1 per cent in 2015 and 2.9 per cent annually from 2016 to 2018.

The Council generally agreed that ongoing fiscal difficulties (i.e. political debates over budgets and the debt ceiling) and the corresponding high level of uncertainty within the US economy have impeded US economic growth. However, members noted that the severity of continued US political troubles appears to be diminishing. Several members pointed to steady improvement in the US housing and labour markets as well as low energy prices providing a positive impact on US growth in the coming years. Participants raised concerns about the eventual unwinding of monetary stimulus in the near future, and the potential negative effects that it could have on global financial markets. However, some members noted that Europe’s slowly improving economy could increase demand for US exports from several of Europe’s member nations.

The Chinese economy was discussed as well, with members noting that while Chinese growth is now moderating from the rapid expansion it experienced in recent years, it is still very strong compared to many other nations. Participants generally anticipate a strong performance from the Chinese economy in the coming years, with recently announced market-based reforms expected to have a positive influence on domestic activity in the country. The Council also expects that China’s continued demand for commodities will have a positive effect on BC’s exports of materials such as lumber, pulp and copper.

Canadian Dollar

Council members continued to produce divergent forecasts for the value of the Canadian dollar in 2014, with estimates ranging from 90.0 US cents to 97.5 US cents. For 2015, projections ranged from 88.0 US cents to 97.7 US cents and from 90.0 US cents to 98.0 US cents over the 2016 to 2018 period. On average, the Council expects the value of the dollar to average 94.0 US cents in 2014, 93.9 US cents in 2015 and 93.7 US cents per year in the medium-term. The outlook for the dollar in all years has been downgraded from the Council’s May 2013 survey, which projected values of 98.5 US cents in 2014 and 97.3 US cents per year from 2015 to 2017.

Chart 3 — EFC Outlook for the Exchange Rate

Budget and Fiscal Plan — 2014/15 to 2016/17

British Columbia Economic Review and Outlook

Forecast Survey — Participants’ Opinions

All figures are based	2013			2014		2015		2016 to 2018
on annual average	Range	Average [1]		Range	Average [1]	Range	Average [1]	Range	Average [2]
British Columbia
Real GDP (% change)	1.1 – 1.7	1.4 (13)	[3]	2.0 – 2.7	2.3 (13)	2.2 – 3.2	2.7 (13)	2.1 – 3.7	2.7 (13)
Nominal GDP (% change)	1.9 – 3.2	2.7 (12)		3.2 – 4.4	3.9 (12)	3.9 – 5.3	4.7 (12)	4.1 – 5.9	4.8 (12)
GDP Deflator (% change)	0.5 – 1.7	1.3 (12)		1.2 – 1.9	1.6 (12)	1.4 – 2.6	2.0 (12)	1.8 – 2.2	2.0 (12)
Real business non-residential investment (% change)	-5.8 – 5.0	0.8 (8)		-0.5 – 22.4	6.1 (8)	3.0 – 40.0	12.2 (8)	2.5 – 10.9	6.8 (8)
Real business machinery and equipment investment (%change)	0.8 – 3.5	2.4 (7)		1.1 – 6.0	3.9 (7)	2.7 – 25.0	8.1 (7)	4.2 – 10.0	6.4 (7)
Personal Income (% change)	2.0 – 3.6	2.9 (10)		2.8 – 4.2	3.7 (10)	4.0 – 4.6	4.3 (10)	3.9 – 5.6	4.3 (10)
Net Migration (thousand persons)	20.0 – 39.6	31.0 (11)		19.0 – 44.0	34.8 (11)	25.0 – 44.9	38.7 (11)	40.0 – 49.9	44.4 (11)
Employment (% change)	-0.2 – 0.2	-0.1 (13)		1.0 – 1.6	1.2 (13)	1.1 – 2.1	1.5 (13)	1.1 – 2.3	1.5 (13)
Unemployment rate (%)	6.4 – 6.6	6.6 (13)		6.2 – 6.5	6.4 (13)	5.9 – 6.6	6.1 (13)	4.6 – 6.3	5.7 (13)
Corporate pre-tax profits (% change)	-7.3 – 8.0	1.2 (7)		2.7 – 10.0	5.8 (7)	3.2 – 10.0	6.4 (7)	1.0 – 10.0	5.4 (8)
Housing starts (thousand units)	25.5 – 27.0	26.4 (13)		21.0 – 29.0	25.1 (13)	22.0 – 30.5	25.6 (13)	22.0 – 32.0	26.7 (13)
Retail sales (% change)	0.6 – 1.9	1.3 (13)		2.0 – 4.1	3.3 (13)	3.0 – 4.7	3.7 (13)	3.0 – 5.2	4.0 (13)
Consumer price index (% chg)	-0.2 – 0.3	0.0 (13)		1.0 – 1.9	1.4 (13)	1.4 – 2.2	1.8 (13)	1.6 – 2.3	2.0 (13)
United States
Real GDP (% change)	1.5 – 1.9	1.8(13)		2.5 – 3.2	2.8 (13)	2.9 – 3.5	3.1 (13)	2.5 – 3.3	2.9 (13)
Intended Federal Funds rate (%)	0.10 – 0.25	0.14 (12)		0.10 – 0.25	0.15 (12)	0.13 – 0.50	0.32 (12)	1.00 – 3.47	2.52 (12)
Housing starts (million units)	0.89 – 0.95	0.92 (12)		1.01 – 1.23	1.14 (12)	1.10 – 1.48	1.34 (12)	1.10 – 1.62	1.45 (12)
Canada
Real GDP (% change)	1.4 – 1.8	1.7 (13)		2.0 – 2.6	2.3 (13)	2.2 – 2.8	2.5 (13)	2.0 – 3.2	2.4 (13)
Bank of Canada overnight target rate (%)	0.98 – 1.00	1.00 (12)		0.99 – 1.26	1.03 (12)	1.10 – 2.08	1.39 (12)	1.50 – 3.92	2.95 (12)
Exchange rate (US cents/C$)	95.0 – 98.5	96.9 (13)		90.0 – 97.5	94.0 (13)	88.0 – 97.7	93.9 (13)	90.0 – 98.0	93.7 (13)
Housing starts (million units)	0.18 – 0.19	0.19 (13)		0.17 – 0.19	0.18 (13)	0.16 – 0.21	0.18 (13)	0.17 – 0.21	0.19 (13)
Consumer price index (% chg)	0.8 – 1.2	1.0 (13)		1.3 – 1.9	1.5 (13)	1.6 – 2.1	1.8 (13)	1.7 – 2.2	2.0 (13)

1 Based on responses from participants providing forecasts.

2 Participants provided an average forecast for 2016 to 2018.

3 Number of respondents shown in parenthesis.

Budget and Fiscal Plan — 2014/15 to 2016/17

Part 4: 2013/14 REVISED FINANCIAL FORECAST

(THIRD QUARTERLY REPORT)

Introduction

Table 4.1 2013/14 Forecast Update

	June	First	Second	Third
	Update	Quarterly	Quarterly	Quarterly
($ millions)	2013	Report	Report	Report
Revenue	44,239	44,308	44,293	43,950
Expense	(43,936)	(44,022)	(44,028)	(43,675)
Surplus before forecast allowance	303	286	265	275
Forecast allowance	(150)	(150)	(100)	(100)
Surplus	153	136	165	175
Capital spending:
Taxpayer-supported capital spending	3,723	3,764	3,617	3,466
Self-supported capital spending	2,613	2,613	2,570	2,500
	6,336	6,377	6,187	5,966
Provincial Debt:
Taxpayer-supported debt	42,558	42,529	41,979	41,875
Self-supported debt	19,864	19,816	19,489	19,768
Total debt (including forecast allowance)	62,572	62,495	61,568	61,743
Taxpayer-supported debt-to-GDP ratio:
As previously forecast	18.4%	18.3%
Impact of Statistics Canada update [1]	0.4%	0.4%
Restated and third quarter projections	18.8%	18.7%	18.5%	18.5%

1 See Provincial Economic Accounts Update topic box on page 39 of the second Quarterly Report.

The third quarter fiscal outlook for 2013/14 projects a surplus of $175 million — a $10 million improvement since the second Quarterly Report. The improvement reflects a $343 million reduction in revenue, offset by a $353 million reduction in spending.

Chart 4.1 2013/14 Operating results — changes from second Quarterly Report

$ millions

Surplus increased by $10 million

Other changes to the fiscal outlook since the second Quarterly Report include a $221 million reduction in total capital spending and a $175 million increase in total debt. The taxpayer-supported debt to GDP ratio and the forecast allowance are unchanged since the second Quarterly Report.

Budget and Fiscal Plan — 2014/15 to 2016/17

2013/14 Revised Financial Forecast (Third Quarterly Report)

Table 4.2 2013/14 Financial Forecast Changes

	($ millions)
2013/14 surplus — June Update 2013 (June 27, 2013)	153			153
2013/14 surplus — first Quarterly Report (September 10, 2013)		136
2013/14 surplus — second Quarterly Report (November 27, 2013)			165

	Q1	Q2	Q3	Total
	Update	Update	Update	Changes
Revenue changes:
Personal income tax — mainly weaker 2012 tax assessments	(116)	(284)	(39)	(439)
Corporate income tax — changes in federal government instalments and prior-year adjustment, reflecting 2012 tax assessments	165	272	(117)	320
Provincial sales tax — weaker year-to-date sales results	—	(100)	(95)	(195)
Harmonized sales tax — liability related to prior years	—	(24)	(134)	(158)
Property transfer tax — stronger year-to-date sales results	25	50	109	184
Other taxation sources	10	28	21	59
Natural gas royalties — lower prices, increased volumes and higher utilization of royalty programs	(8)	(27)	6	(29)
Coal, metals and minerals — lower coal and copper prices	(41)	(31)	(9)	(81)
Forests — mainly changes in interior stumpage revenue	62	30	(11)	81
Other natural resources	10	(12)	20	18
Release of surplus assets — reprofiling to 2014/15	—	—	(57)	(57)
Fees, investment earnings and miscellaneous sources — mainly lower cost recoveries	(73)	1	(3)	(75)
Health and social transfers — mainly lower population share	(14)	(29)	—	(43)
Other federal government transfers — changes in direct program funding	25	20	(10)	35
Commercial Crown agencies operating results:
ICBC — mainly due to improved investment income	18	87	6	111
Other commercial Crown agencies changes	6	4	(30)	(20)
Total revenue changes	69	(15)	(343)	(289)
Less : expense increases (decreases):
Consolidated Revenue Fund changes:
Statutory spending:
Emergency program flood-related costs	27	(8)	—	19
Direct fire costs	71	(7)	—	64
Tax credit transfers	20	(25)	(110)	(115)
Elections BC	—	33	—	33
Ministry and other savings	(30)	—	(102)	(132)
Prior year liability adjustments	—	—	(84)	(84)
Spending funded by third party recoveries	(10)	12	(40)	(38)
(Increase) decrease in operating transfers to service delivery agencies	(61)	(36)	18	(79)
Changes in spending profile of service delivery agencies:
School districts — higher operating expenses	(14)	2	27	15
Universities — lower operating costs and grants to third parties	—	(37)	5	(32)
Colleges — upward revision in staffing and other operating costs	—	26	(11)	15
Health authorities and hospital societies — increased demand for healthcare services	50	47	(3)	94
Other service delivery agencies	3	(1)	(53)	(51)
Allocation of further expenditure management target to ministries	30	—	—	30
Total expense increases (decreases)	86	6	(353)	(261)
Subtotal	(17)	(21)	10	(28)
Reduction in forecast allowance	—	50	—	50
Total changes	(17)	29	10	22
2013/14 surplus — first Quarterly Report	136
2013/14 surplus — second Quarterly Report		165
2013/14 surplus — third Quarterly Report			175	175

Budget and Fiscal Plan — 2014/15 to 2016/17

2013/14 Revised Financial Forecast (Third Quarterly Report)

Revenue

The $343 million reduction in revenue is primarily due to:

•        a $255 million reduction in taxation revenue from reduced HST entitlement for prior years, changes to federal government corporate income tax instalments, and lower provincial sales tax revenue, partially offset by improvements in property transfer tax and other taxation sources;

•        reprofiling $57 million in surplus asset sales to 2014/15 to ensure maximum value for taxpayers is obtained;

•        a $24 million reduction in commercial Crown corporation operating results; and

•        other revenue reductions totaling $7 million.

Expense

The $353 million reduction in expenses is primarily due to:

•        cost savings of $100 million in the Ministry of Health are due to lower generic drug costs and lower than anticipated MSP and regional services costs;

•        a $110 million reduction in tax credit transfers mainly reflecting 2012 tax assessments;

•        $84 million in prior year liability adjustments;

•        a $40 million reduction in spending funded by third party recoveries; and

•        other changes which reduced expenses by $19 million.

Table 4.2 provides a detailed breakdown of changes in the operating results by quarter since June Update 2013.

Contingencies

Contingencies vote remains unchanged from the second Quarterly Report.

Table 4.3 2013/14 Notional Allocations to Contingencies

	June	First	Second	Third
	Update	Quarterly	Quarterly	Quarterly
($ millions)	2013	Report	Report	Report
Community Living BC anticipated caseload increases	12	12	12	12
Elections BC event-related funding	33	33	—	—
Subtotal notional allocations	45	45	12	12
Reserved for potential pressures related to litigation, caseload, natural disasters, and other contingent items	180	180	213	213
Total contingencies	225	225	225	225

Government continues to monitor potential pressures which ministries and agencies are working to manage from within existing budgets, with additional funding provided from the Contingencies vote as necessary.

Budget and Fiscal Plan — 2014/15 to 2016/17

2013/14 Revised Financial Forecast (Third Quarterly Report)

Capital spending

Total capital spending is forecast to be $6.0 billion in 2013/14 — $221 million lower than the projection in the second Quarterly Report (see Table 4.4).

The reduction, across all sectors, is mainly due to project scheduling adjustments and changes in the timing of spending on equipment to reflect operational needs.

Table 4.4 2013/14 Capital Spending Update

	($ millions)
2013/14 capital spending — June Update 2013 (June 27, 2013)	6,336			6,336
2013/14 capital spending — first Quarterly Report (September 10, 2013)		6,377
2013/14 capital spending — second Quarterly Report (November 27, 2013)			6,187

	Q1	Q2	Q3	Total
	Update	Update	Update	Changes
Taxpayer-supported changes:
Additional externally-funded capital spending by post-secondary institutions	83	31	(10)	104
Project scheduling changes:
K-12 Education	(5)	(34)	(17)	(56)
Health	(20)	(61)	(26)	(107)
Transportation	(19)	(20)	(85)	(124)
Other	2	(63)	(13)	(74)
Total taxpayer-supported	41	(147)	(151)	(257)

Self-supported changes:
BC Hydro — mainly procurement delays for the John Hart Replacement project and construction schedule adjustments for other BC Hydro projects	—	(36)	—	(36)
TI Corporation — timing of capital spending on Port Mann Bridge project	—	—	(34)	(34)
BC Lottery Corporation — mainly timing of spending for gaming equipment and on the gaming management system	—	—	(32)	(32)
Other	—	(7)	(4)	(11)
Total self-supported	—	(43)	(70)	(113)
Total changes	41	(190)	(221)	(370)
2013/14 capital spending — first Quarterly Report	6,377
2013/14 capital spending — second Quarterly Report		6,187
2013/14 capital spending — third Quarterly Report			5,966	5,966

Budget and Fiscal Plan — 2014/15 to 2016/17

2013/14 Revised Financial Forecast (Third Quarterly Report)

Provincial debt

Total provincial debt is projected to be $175 million higher at March 31, 2014 compared to the projections in the second Quarterly Report, reflecting reductions in taxpayer-supported debt and increases in self-supported debt (see Table 4.5).

The $104 million reduction in taxpayer-supported debt is mainly due to an improved CRF cash position from increased bonus bid proceeds and health and social transfers as well as a reduction in capital financing requirements.

The $279 million increase in self-supported debt primarily reflects increased cash flow requirements for BC Hydro and the re-evaluation of projected lower borrowing requirements for the Transportation Investment Corporation that were included in the second quarter forecast, partially offset by reduced borrowing requirements for BC Lottery Corporation.

The key taxpayer-supported debt-to-GDP ratio is projected to be 18.5 per cent at the end of 2013/14, unchanged from the second Quarterly Report.

Table 4.5 2013/14 Provincial Debt Update

	($ millions)
2013/14 provincial debt — June Update 2013 (June 27, 2013)	62,572			62,572
2013/14 provincial debt — first Quarterly Report (September 10, 2013)		62,495
2013/14 provincial debt — second Quarterly Report (November 27, 2013)			61,568

	Q1	Q2	Q3	Total
	Update	Update	Update	Changes
Taxpayer-supported changes:
Government operating:
– health and social transfers cash proceeds	38	8	(16)	30
– Children’s Education Fund investment in BC government debt	—	(392)	—	(392)
– other changes	(20)	(13)	(21)	(54)
Total operating debt changes	18	(397)	(37)	(416)
Capital debt:
– reduced requirement for provincial capital financing	(39)	(58)	(69)	(166)
– reduced borrowing requirements for transportation capital projects	—	(40)	(2)	(42)
– reduced other borrowing requirements for capital spending	(8)	(55)	4	(59)
Total capital debt changes	(47)	(153)	(67)	(267)
Total taxpayer-supported	(29)	(550)	(104)	(683)
Self-supported changes:
BC Hydro — reflects schedule adjustments for capital projects and changes in cash flow from operations	—	(197)	177	(20)
Transportation Investment Corporation — increase in internal financing of the Port Mann project (lower borrowing requirement)	(49)	(138)	138	(49)
BC Lotteries — lower capital spending projections	—	9	(30)	(21)
Other changes	1	(1)	(6)	(6)
Total self-supported	(48)	(327)	279	(96)
Adjustment to forecast allowance	—	(50)	—	(50)
Total changes	(77)	(927)	175	(829)
2013/14 provincial debt — first Quarterly Report	62,495
2013/14 provincial debt — second Quarterly Report		61,568
2013/14 provincial debt — third Quarterly Report			61,743	61,743

Budget and Fiscal Plan — 2014/15 to 2016/17

 2013/14 Revised Financial Forecast (Third Quarterly Report)

Risks to the fiscal forecast

There are a number of risks and pressures to the fiscal plan, including slower than expected economic growth in our trading partners resulting in lower demand for BC’s exports, and continuing instability in financial markets brought about by the European sovereign debt situation.

Revenues in British Columbia can be volatile, largely due to the influence of the cyclical nature of the natural resource sector in the economy. Changes in energy or commodity prices, such as natural gas and lumber, may have a significant effect on revenue and the fiscal forecast.

The spending forecast contained in the fiscal plan is based on ministry and service delivery agency plans and strategies. Changes to planning assumptions, such as utilization or demand rates for government services in the health care, education, or community social services sectors, represent the main spending risks.

These risks are covered by the $225 million Contingencies vote and the $100 million forecast allowance.

Supplementary schedules

The following tables provide the financial results for the nine months ended December 31, 2013, and the 2013/14 full-year forecast.

Table 4.6 2013/14 Operating Statement

	Year-to-Date to December 31				Full Year
	2013/14			Actual	2013/14			Actual
($ millions)	Budget	Actual	Variance	2012/13	Budget	Forecast	Variance	2012/13
Revenue	32,123	32,363	240	31,048	44,239	43,950	(289)	42,055
Expense	(31,723)	(31,668)	55	(30,920)	(43,936)	(43,675)	261	(43,201)
Surplus (deficit) before forecast allowance	400	695	295	128	303	275	(28)	(1,146)
Forecast allowance	—	—	—	—	(150)	(100)	50	—
Surplus (deficit)	400	695	295	128	153	175	22	(1,146)
Accumulated surplus beginning of the year	1,307	1,282	(25)	2,451	1,307	1,282	(25)	2,428
Accumulated surplus before comprehensive income	1,707	1,977	270	2,579	1,460	1,457	(3)	1,282
Accumulated other comprehensive income from self-supported Crown agencies	72	297	225	18	199	291	92	103
Accumulated surplus end of period	1,779	2,274	495	2,597	1,659	1,748	89	1,385

Budget and Fiscal Plan — 2014/15 to 2016/17

2013/14 Revised Financial Forecast (Third Quarterly Report)

Table 4.7 2013/14 Revenue by Source

	Year-to-Date to December 31				Full Year
	2013/14			Actual	2013/14			Actual
($ millions)	Budget	Actual	Variance	2012/13	Budget	Forecast	Variance	2012/13
Taxation
Personal income	5,305	4,995	(310)	5,099	7,271	6,832	(439)	6,977
Corporate income	1,465	1,570	105	1,564	2,109	2,429	320	2,204
Sales [1]	4,560	4,281	(279)	4,594	5,927	5,574	(353)	6,068
Fuel	721	718	(3)	690	926	929	3	890
Carbon	837	872	35	809	1,187	1,212	25	1,120
Tobacco	547	555	8	462	709	713	4	614
Property	1,527	1,526	(1)	1,478	2,053	2,070	17	1,985
Property transfer	567	737	170	627	715	899	184	758
Insurance premium	325	342	17	323	435	445	10	434
	15,854	15,596	(258)	15,646	21,332	21,103	(229)	21,050
Natural resources
Natural gas royalties	284	252	(32)	117	397	368	(29)	169
Forests	390	483	93	384	593	674	81	562
Other natural resource [2]	1,389	1,343	(46)	1,377	1,856	1,793	(63)	1,742
	2,063	2,078	15	1,878	2,846	2,835	(11)	2,473
Other revenue
Medical Services Plan premiums	1,599	1,606	7	1,534	2,156	2,156	—	2,047
Other fees [3]	2,030	2,209	179	2,063	2,956	3,003	47	2,849
Investment earnings	776	988	212	783	1,058	1,110	52	1,173
Miscellaneous [4]	2,055	2,055	—	1,819	3,116	2,942	(174)	2,623
Release of surplus assets	187	145	(42)	—	480	423	(57)	—
	6,647	7,003	356	6,199	9,766	9,634	(132)	8,692

Contributions from the federal government
Health and social transfers	4,426	4,385	(41)	4,222	5,883	5,840	(43)	5,442
Other federal contributions [5]	1,049	1,042	(7)	1,017	1,597	1,632	35	1,600
	5,475	5,427	(48)	5,239	7,480	7,472	(8)	7,042
Commercial Crown corporation net income
BC Hydro	343	373	30	340	545	545	—	509
Liquor Distribution Branch	677	695	18	738	851	858	7	930
BC Lotteries (net of payments to the federal government)	878	894	16	848	1,162	1,163	1	1,118
ICBC	214	296	82	159	257	368	111	251
Transportation Investment Corporation (Port Mann)	(71)	(49)	22	(35)	(92)	(89)	3	(60)
Other [6]	43	50	7	36	92	61	(31)	50
	2,084	2,259	175	2,086	2,815	2,906	91	2,798
Total revenue	32,123	32,363	240	31,048	44,239	43,950	(289)	42,055

1 Includes provincial sales tax and harmonized sales tax/social services tax/hotel room tax related to prior years.

2 Columbia River Treaty, other energy and minerals, water rental and other resources.

3 Post-secondary, healthcare-related, motor vehicle, and other fees.

4 Includes reimbursements for health care and other services provided to external agencies, and other recoveries.

5 Includes contributions for health, education, community development, housing and social service programs, and transportation projects.

6 Includes Columbia Power Corporation, BC Railway Company, Columbia Basin Trust power projects, and post-secondary institutions self-supported subsidiaries.

Budget and Fiscal Plan — 2014/15 to 2016/17

2013/14 Revised Financial Forecast (Third Quarterly Report)

Table 4.8 2013/14 Expense by Ministry, Program and Agency 1

	Year-to-Date to December 31				Full Year
	2013/14			Actual	2013/14			Actual
($ millions)	Budget	Actual	Variance	2012/13 [2]	Budget	Forecast	Variance	2012/13 [2]
Office of the Premier	7	7	—	6	9	9	—	8
Aboriginal Relations and Reconciliation	62	53	(9)	55	82	82	—	97
Advanced Education	1,474	1,427	(47)	1,468	1,953	1,952	(1)	1,972
Agriculture	69	64	(5)	63	79	79	—	69
Children and Family Development	997	974	(23)	970	1,345	1,345	—	1,326
Community, Sport and Cultural Development	136	131	(5)	201	182	182	—	327
Education	3,999	3,963	(36)	3,952	5,366	5,365	(1)	5,357
Energy and Mines	18	23	5	40	24	24	—	67
Environment	94	90	(4)	94	129	128	(1)	138
Finance	160	75	(85)	111	190	188	(2)	229
Forests, Lands and Natural Resource Operations	430	462	32	498	561	622	61	673
Health	12,351	12,177	(174)	11,845	16,551	16,436	(115)	15,927
International Trade	28	33	5	37	36	36	—	57
Jobs, Tourism and Skills Training	144	163	19	139	197	197	—	211
Justice	858	838	(20)	834	1,140	1,159	19	1,193
Natural Gas Development	279	282	3	306	372	372	—	369
Social Development and Social Innovation	1,848	1,851	3	1,803	2,487	2,487	—	2,445
Technology, Innovation and Citizens’ Services	398	376	(22)	384	535	531	(4)	533
Transportation and Infrastructure	598	594	(4)	592	812	809	(3)	816
Total ministries and Office of the Premier	23,950	23,583	(367)	23,398	32,050	32,003	(47)	31,814
Management of public funds and debt	949	937	(12)	899	1,257	1,257	—	1,197
Contingencies	—	12	12	2	225	225	—	11
Funding for capital expenditures	586	426	(160)	548	992	826	(166)	946
Refundable tax credit transfers	624	620	(4)	787	835	720	(115)	1,188
Legislative and other appropriations	98	118	20	82	132	165	33	123
Total appropriations	26,207	25,696	(511)	25,716	35,491	35,196	(295)	35,279
Elimination of transactions between appropriations [3]	—	—	—	—	—	(2)	(2)	—
Prior year liability adjustments	—	(7)	(7)	(44)	—	(84)	(84)	(159)
Consolidated revenue fund expense	26,207	25,689	(518)	25,672	35,491	35,110	(381)	35,120
Expenses recovered from external entities	1,897	2,199	302	1,817	2,835	2,797	(38)	2,715
Funding provided to service delivery agencies	(15,934)	(15,854)	80	(15,646)	(21,555)	(21,468)	87	(21,165)
Total direct program spending	12,170	12,034	(136)	11,843	16,771	16,439	(332)	16,670
Service delivery agency expense
School districts	4,017	4,058	41	4,002	5,598	5,613	15	5,577
Universities	2,923	2,900	(23)	2,806	4,108	4,076	(32)	3,943
Colleges and institutes	795	818	23	788	1,115	1,130	15	1,105
Health authorities and hospital societies	9,240	9,435	195	9,058	12,771	12,865	94	12,519
Other service delivery agencies	2,578	2,423	(155)	2,423	3,603	3,552	(51)	3,387
Total service delivery agency expense	19,553	19,634	81	19,077	27,195	27,236	41	26,531
Subtotal expense	31,723	31,668	(55)	30,920	43,966	43,675	(291)	43,201
Further expenditure management	—	—	—	—	(30)	—	30	—
Total expense	31,723	31,668	(55)	30,920	43,936	43,675	(261)	43,201

1 Reflects government’s organization that was in effect at December 31, 2013.

2 Restated to reflect government’s current accounting policies.

3 Reflects payments made under an agreement where an expense from a voted appropriation is recorded as revenue by a special account.

Budget and Fiscal Plan — 2014/15 to 2016/17

2013/14 Revised Financial Forecast (Third Quarterly Report)

Table 4.9 2013/14 Expense By Function

	Year-to-Date to December 31				Full Year
	2013/14			Actual	2013/14			Actual
($ millions)	Budget	Actual	Variance	2012/13 [1]	Budget	Forecast	Variance	2012/13 [1]
Health:
Medical Services Plan	3,124	3,007	(117)	2,875	4,271	4,122	(149)	3,906
Pharmacare	937	901	(36)	915	1,204	1,151	(53)	1,122
Regional services	8,889	8,862	(27)	8,544	12,101	12,086	(15)	11,784
Other healthcare expenses [2]	534	510	(24)	524	850	794	(56)	690
	13,484	13,280	(204)	12,858	18,426	18,153	(273)	17,502
Education:
Elementary and secondary	4,298	4,294	(4)	4,226	6,063	6,099	36	6,002
Post-secondary	3,708	3,714	6	3,612	5,253	5,266	13	5,103
Other education expenses [3]	257	244	(13)	248	575	481	(94)	423
	8,263	8,252	(11)	8,086	11,891	11,846	(45)	11,528
Social services:
Social assistance [2,3]	1,184	1,187	3	1,168	1,584	1,586	2	1,552
Child welfare [2]	822	807	(15)	806	1,011	1,016	5	1,098
Low income tax credit transfers	205	202	(3)	387	248	269	21	534
Community living and other services	582	603	21	573	798	804	6	806
	2,793	2,799	6	2,934	3,641	3,675	34	3,990
Protection of persons and property	986	1,065	79	1,054	1,378	1,509	131	1,539
Transportation	1,111	1,117	6	1,119	1,555	1,549	(6)	1,552
Natural resources and economic development	1,308	1,316	8	1,340	1,822	1,671	(151)	2,092
Other	786	821	35	910	1,227	1,200	(27)	1,335
Contingencies	—	12	12	2	225	225	—	11
General government	929	946	17	845	1,245	1,308	63	1,262
Debt servicing	2,063	2,060	(3)	1,772	2,526	2,539	13	2,390
Total expense	31,723	31,668	(55)	30,920	43,936	43,675	(261)	43,201

1 Restated to reflect government’s current organization and accounting policies.

2 Payments for healthcare services by the Ministry of Social Development and Social Innovation and the Ministry of Children and Family Development made on behalf of their clients are reported in the Health function.

3 Payments for training costs by the Ministry of Social Development and Social Innovation made on behalf of its clients are reported in the Education function.

Budget and Fiscal Plan — 2014/15 to 2016/17

2013/14 Revised Financial Forecast (Third Quarterly Report)

Table 4.10 2013/14 Capital Spending

	Year-to-Date to December 31				Full Year
	2013/14			Actual	2013/14			Actual
($ millions)	Budget	Actual	Variance	2012/13	Budget	Forecast	Variance	2012/13
Taxpayer-supported
Education
School districts	400	333	(67)	383	533	477	(56)	509
Post-secondary institutions	421	289	(132)	333	561	665	104	591
Health	664	328	(336)	382	886	779	(107)	742
BC Transportation Financing Authority	830	881	51	792	1,106	1,017	(89)	1,005
BC Transit	82	45	(37)	29	109	74	(35)	48
Government operating (ministries)	269	188	(81)	147	407	358	(49)	267
Other [1]	82	50	(32)	70	121	96	(25)	117
Total taxpayer-supported	2,748	2,114	(634)	2,136	3,723	3,466	(257)	3,279
Self-supported
BC Hydro	1,556	1,510	(46)	1,473	2,031	1,995	(36)	1,929
Columbia River power projects [2]	61	38	(23)	64	81	75	(6)	94
Transportation Investment Corporation (Port Mann)	248	187	(61)	540	273	239	(34)	540
BC Rail	12	3	(9)	6	16	8	(8)	10
ICBC	54	66	12	59	73	78	5	73
BC Lottery Corporation	90	58	(32)	57	120	88	(32)	97
Liquor Distribution Branch	17	6	(11)	5	19	17	(2)	10
Other [3]	—	—	—	—	—	—	—	11
Total self-supported	2,038	1,868	(170)	2,204	2,613	2,500	(113)	2,764
Total capital spending	4,786	3,982	(804)	4,340	6,336	5,966	(370)	6,043

1 Includes BC Housing Management Commission, Provincial Rental Housing Corporation and other service delivery agencies.

2 Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

3 Includes post-secondary institutions self-supported subsidiaries.

Budget and Fiscal Plan — 2014/15 to 2016/17

2013/14 Revised Financial Forecast (Third Quarterly Report)

Table 4.11 2013/14 Provincial Debt 1

	Year-to-Date to December 31				Full Year
	2013/14			Actual	2013/14			Actual
($ millions)	Budget	Actual	Variance	2012/13	Budget	Forecast	Variance	2012/13
Taxpayer-supported debt
Provincial government operating	8,354	7,518	(836)	5,859	8,646	8,230	(416)	6,712
Provincial government general capital	2,696	2,696	—	2,696	2,696	2,696	—	2,696
Provincial government operating	11,050	10,214	(836)	8,555	11,342	10,926	(416)	9,408
Other taxpayer-supported debt (mainly capital)
Education [2]
School districts	7,230	7,157	(73)	6,712	7,350	7,302	(48)	6,830
Post-secondary institutions	4,577	4,354	(223)	4,231	4,381	4,377	(4)	4,315
	11,807	11,511	(296)	10,943	11,731	11,679	(52)	11,145
Health [2,3]	6,043	5,872	(171)	5,477	6,160	6,045	(115)	5,691
Highways and public transit
BC Transportation Financing Authority [4]	7,703	7,878	175	6,865	7,941	7,906	(35)	7,084
Public transit	1,000	1,000	—	1,000	1,000	1,000	—	1,000
SkyTrain extension	1,174	1,174	—	1,174	1,174	1,174	—	1,174
BC Transit	159	145	(14)	165	158	151	(7)	163
	10,036	10,197	161	9,204	10,273	10,231	(42)	9,421
Other
Social housing [5]	757	664	(93)	685	790	748	(42)	658
Provincial government general capital	1,342	1,235	(107)	943	1,431	1,384	(47)	1,073
BC Pavilion Corporation	393	382	(11)	383	397	383	(14)	383
BC Immigrant Investment Fund	386	429	43	366	394	444	50	363
Other [6]	40	36	(4)	76	40	35	(5)	40
	2,918	2,746	(172)	2,453	3,052	2,994	(58)	2,517
Total other taxpayer-supported	30,804	30,326	(478)	28,077	31,216	30,949	(267)	28,774
Total taxpayer-supported debt	41,854	40,540	(1,314)	36,632	42,558	41,875	(683)	38,182
Self-supported debt
Commercial Crown corporations
BC Hydro	15,149	15,681	532	14,143	15,658	15,638	(20)	14,167
Columbia River power projects [7]	476	470	(6)	476	470	470	—	475
BC Lotteries	163	180	17	150	173	152	(21)	132
Transportation Investment Corporation (Port Mann)	3,138	3,216	78	2,503	3,315	3,266	(49)	2,610
Post-secondary institutions’ subsidiaries	215	208	(7)	202	215	208	(7)	215
Other	35	34	(1)	—	33	34	1	35
	19,176	19,789	613	17,474	19,864	19,768	(96)	17,634
Warehouse borrowing program	—	—	—	250	—	—	—	—
Total self-supported debt	19,176	19,789	613	17,724	19,864	19,768	(96)	17,634
Forecast allowance	—	—	—	—	150	100	(50)	—
Total provincial debt	61,030	60,329	(701)	54,356	62,572	61,743	(829)	55,816

1 Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government’s accounts as an accounts payable.

2 Includes debt and guarantees incurred by the government on behalf of school districts, universities, colleges and health authorities/hospital societies (SUCH), and debt directly incurred by these entities.

3 Health facilities’ debt includes public-private partnership obligations of $1,035 million for the nine months ended December 31, 2012, $1,144 million for the nine months ended December 31, 2013, $1,108 million for fiscal 2012/13 and $1,156 million for fiscal 2013/14.

4 BC Transportation Financing Authority debt includes public-private partnership obligations of $927 million for the nine months ended December 31, 2012, $1,005 million for the nine months ended December 31, 2013, $957 million for fiscal 2012/13 and $1,034 million for fiscal 2013/14.

5 Includes the BC Housing Management Commission and the Provincial Rental Housing Corporation. Social housing debt includes public-private partnership obligations of $29 million for the nine months ended December 31, 2013 and $42 million for fiscal 2013/14.

6 Includes service delivery agencies, student loan guarantees, loan guarantees to agricultural producers, guarantees issued under economic development and home mortgage assistance programs and loan guarantee provisions.

7 Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

Budget and Fiscal Plan — 2014/15 to 2016/17

2013/14 Revised Financial Forecast (Third Quarterly Report)

Table 4.12 2013/14 Statement of Financial Position

	Actual	Year-to-Date	Forecast
	March 31,	December 31,	March 31,
($ millions)	2013	2013	2014
Financial assets
Cash and temporary investments	3,149	3,393	2,746
Other financial assets	8,160	8,445	10,024
Sinking funds	1,778	820	825
Investments in commercial Crown corporations:
Retained earnings	7,534	8,081	8,171
Recoverable capital loans	16,907	19,076	19,061
	24,441	27,157	27,232
	37,528	39,815	40,827
Liabilities
Accounts payable and accrued liabilities	8,902	7,499	8,980
Deferred revenue	9,923	9,839	9,236
Debt:
Taxpayer-supported debt	38,182	40,540	41,875
Self-supported debt	17,634	19,789	19,768
Forecast allowance	—	—	100
Total provincial debt	55,816	60,329	61,743
Add: debt offset by sinking funds	1,778	820	825
Less: guarantees and non-guaranteed debt	(755)	(737)	(737)
Financial statement debt	56,839	60,412	61,831
	75,664	77,750	80,047
Net liabilities	(38,136)	(37,935)	(39,220)
Capital and other non-financial assets
Tangible capital assets	36,762	37,381	38,124
Other non-financial assets	2,759	2,828	2,844
	39,521	40,209	40,968
Accumulated surplus (deficit)	1,385	2,274	1,748

Changes in Financial Position

	Year-to-Date	Forecast
	December 31,	March 31,
($ millions)	2013	2014
(Surplus) deficit for the period	(695)	(175)
Comprehensive income (increase) decrease	(194)	(188)
(Increase) decrease in accumulated surplus	(889)	(363)
Capital and other non-financial asset changes:
Increase in taxpayer-supported capital investments	2,114	3,466
Less: amortization and other accounting changes	(1,495)	(2,104)
Change in net capital assets	619	1,362
Increase (decrease) in other non-financial assets	69	85
	688	1,447
Increase (decrease) in net liabilities	(201)	1,084
Investment and working capital changes:
Increase (reduction) in cash and temporary investments	244	(403)
Increase in total investment in commercial Crown corporations:
Increase (decrease) in retained earnings	547	637
Self-supported capital investments	1,868	2,500
Less: loan repayments and other accounting changes	301	(346)
	2,716	2,791
Other working capital changes	814	1,520
	3,774	3,908
Increase (decrease) in financial statement debt	3,573	4,992
(Increase) decrease in sinking fund debt	958	953
Increase (decrease) in guarantees and non-guaranteed debt	(18)	(18)
Increase (decrease) in total provincial debt	4,513	5,927

Budget and Fiscal Plan — 2014/15 to 2016/17

APPENDICES

A1	Tax Expenditures	104
A1.1	Personal Income Tax – Tax Expenditures	106
A1.2	Corporate Income Tax – Tax Expenditures	107
A1.3	Property Taxes – Tax Expenditures	107
A1.4	Consumption Taxes – Tax Expenditures	108
A2	Interprovincial Comparisons of Tax Rates – 2014	109
A3	Comparison of Provincial and Federal Taxes by Province – 2014	110
A4	Interprovincial Comparisons of Provincial Personal Income Taxes Payable – 2014	112
A5	Material Assumptions – Revenue	113
A6	Natural Gas Price Forecasts: 2014/15 to 2016/17	118
A7	Material Assumptions – Expense	119
A8	Operating Statement – 2007/08 to 2016/17	121
A9	Revenue by Source – 2007/08 to 2016/17	122
A10	Revenue by Source Supplementary Information – 2007/08 to 2016/17	123
A11	Expense by Function – 2007/08 to 2016/17	124
A12	Expense by Function Supplementary Information – 2007/08 to 2016/17	125
A13	Full-Time Equivalents (FTEs) 2007/08 to 2016/17	126
A14	Capital Spending – 2007/08 to 2016/17	127
A15	Statement of Financial Position – 2007/08 to 2016/17	128
A16	Changes in Financial Position – 2007/08 to 2016/17	129
A17	Provincial Debt – 2007/08 to 2016/17	130
A18	Provincial Debt Supplementary Information – 2007/08 to 2016/17	131
A19	Key Provincial Debt Indicators – 2007/08 to 2016/17	132

Budget and Fiscal Plan — 2014/15 to 2016/17

Appendices

A1: Tax Expenditures

Introduction

A tax expenditure is the reduction in revenues from delivering government programs or benefits through the tax system. Tax expenditures are usually made by offering special tax rates, exemptions, or tax credits. Governments introduce tax expenditures primarily to achieve social policy objectives such as transfers to lower income families or to promote economic development and job creation.

Reporting tax expenditures improves government accountability by providing a more complete picture of government activities. The tax expenditure appendix does not include tax expenditures introduced or expanded in Budget 2014. These are described in Part 2: Tax Measures. Beginning with Budget 2012, refundable tax transfers are accounted for in a voted appropriation. This change does not affect the reporting of tax expenditure costs in the following tables.

The Role of Tax Expenditure Programs

Using the tax system to deliver programs can reduce administration costs and compliance costs for recipients. In certain situations, the tax system allows intended beneficiaries to be readily identified from information that is already collected. In these cases setting up a separate expenditure program would result in costly overlap and duplication of effort. An example is the BC Low Income Climate Action Tax Credit, which is delivered through the income tax system. If this were a direct provincial expenditure program, a provincial agency or office would have to be established to duplicate much of the work already done by the Canada Revenue Agency. In addition, it would require individuals to undertake a separate, time-consuming application process to qualify for the benefit.

There are, however, several potential drawbacks to tax expenditure programs. First, their overall cost often receives less public scrutiny than is the case for spending programs because annual budget appropriations by the legislature are not typically required. Second, tax expenditure programs do not always effectively target those who are intended to benefit from them. Some tax expenditure programs that are intended to provide tax relief for low income earners may, in reality, confer the greatest benefit on high income earners who pay the most taxes. Finally, costs are often more difficult to control under a tax expenditure program because the benefits tend to be more open-ended and enforcement is often more difficult than for spending programs.

Tax Expenditure Reporting

Not all tax reductions, credits and exemptions are classed as tax expenditures.

The emphasis is on tax reductions, exemptions and refunds that are close equivalents to spending programs. By implication, the list does not include tax measures designed to meet broad tax policy objectives such as improving fairness in the tax system, or measures designed to simplify the administration of the tax. The list also does not include anything that is not intended to be part of a tax base.

Tax expenditures that cost less than $2 million are generally not included. Where practical, smaller items have been presented together as an aggregate figure.

Budget and Fiscal Plan — 2014/15 to 2016/17

Appendices

British Columbia Tax Expenditures

The following tables report tax expenditure estimates.

The cost of individual tax expenditures cannot be added together to reach a total tax expenditure figure for two reasons:

•        in some cases the programs interact with one another so that eliminating one program could increase or decrease the cost of another; and

•        eliminating certain tax expenditure programs could change the choices taxpayers make, which in turn would affect the cost estimates.

The estimates for each tax expenditure are based on a static analysis of the costs and do not take into account any behavioral changes which could change the costs over time. In addition, estimates are generally recalculated each year using current data sources and using refinements to the methods of estimation that can result in significant changes to the value of a given tax expenditure from prior years’ reports.

In Table A1.1, Personal Income Tax — Tax Expenditures, the list of tax expenditures delivered through the income tax system has been separated into two sub-categories.

•        Provincial Measures: This includes all major tax expenditures that are under provincial policy control.

•        Federal Measures: British Columbia shares the cost of some federal income tax expenditure programs because, under the tax collection agreement between British Columbia and the federal government, the province has agreed to maintain a consistent income tax base with the federal government in the interest of reducing administration and compliance costs.

Budget and Fiscal Plan — 2014/15 to 2016/17

Appendices

Table A1.1 Personal Income Tax — Tax Expenditures

		2013/14
		Estimated Cost
		($ millions)
Personal Income Tax
Provincial Measures
BC Low Income Climate Action Tax Credit		194
Sales Tax Credit		55
Training tax credit		11
Venture capital tax credit		24
Employee venture capital tax credit		2
BC mining flow-through share tax credit		10
Political contributions tax credit		3
BC Seniors’ Home Renovation Tax Credit		4
Provincial Non-Refundable Credits: [1]
• Charitable donations tax credit		176
• Tax credits for tuition and education		43
• Tax credits for persons with disability and medical expenses		70
• Pension income tax credit		24
• Credit for persons older than 65 years		62
• Married and equivalent-to-married credits		97
• Tax credit for Canada Pension Plan contributions		146
• Tax credit for Employment Insurance premiums paid		49
• Children’s fitness and arts tax credits		8
Federal Measures [2]
• Pension income splitting		57
• Child care expense deduction		45
• Exemption from capital gains up to $750,000 for small businesses and family farms		64
• Deduction for residents of northern and isolated areas		9
• Non-taxation of business-paid health and dental benefits		162
• Tax-Free Savings Accounts		17
• Registered Retirement Savings Plans: [3]
• exemption for – contributions	362
– investment earnings	350
• taxation of – withdrawals	(263)
Total		449
• Registered Pension Plans: [3]
• exemption for – contributions	612
– investment earnings	508
• taxation of – withdrawals	(401)
Total		719

1         Provincial non-refundable credits are generally based on estimates of credit claims by British Columbia residents.

2         These measures are federal measures but the estimates show only the provincial revenue loss. Each measure is calculated from the 2012 federal costs as reported in Government of Canada: Tax Expenditures and Evaluations, 2012, by applying British Columbia residents’ share of the measure and the relevant tax rates, and increasing by projected personal income growth. Certain tax expenditure items have been excluded where no data were available or the amounts were immaterial.

3         Registered retirement savings plans and registered pension plans are treated in the same way as in the federal tax expenditure report. The tax expenditure associated with these plans is presented as the amount of tax that would otherwise be paid in the year of deferral, were the deferral not available. However, this type of estimate overstates the true costs of these preferences because taxes are eventually paid, including tax on investment earnings. An estimate that does not overstate these costs would, however, be difficult to develop and would require some largely speculative assumptions.

Budget and Fiscal Plan — 2014/15 to 2016/17

Appendices

Table A1.2 Corporate Income Tax — Tax Expenditures

		2013/14
		Estimated Cost
		($ millions)
Corporate Income Tax *
Charitable donations deduction [1]		33
Training tax credit		8
Film and television tax credits
• Film and video tax credit [2]	88
• Production services tax credit [3]	79
Total		167
International business activities tax refund [4]		20
Scientific Research and Experimental Development Tax Credit		154
Mining Exploration Tax		113
Interactive Digital Media Tax Credit		63

*         Includes prior year adjustments for refundable tax credits.

1         The deduction offered for corporate charitable donations is a federal measure, but the estimate shows only the provincial revenue loss. This is calculated from the 2012 federal cost as reported in Government of Canada: Tax Expenditures and Evaluations, 2012, by applying British Columbia’s share of corporate taxable income and the relevant tax rates to the federal estimate and increasing it by corporate income tax revenue growth.

2         Includes prior year adjustment of +$8 million.

3         Includes prior year adjustment of -$109 million.

4         Includes employee income tax refunds.

Table A1.3 Property Taxes — Tax Expenditures

2013/14
Estimated Cost
($ millions)
School and Rural Area Property Tax
Assessment exemption of $10,000 for industrial and business properties [1]	9
Overnight tourist accommodation assessment relief [1]	5
Home Owner Grant [2]	808

Property Transfer Tax
Exemption for first-time home buyers	71
Exemptions for the following:
• Property transfers between related individuals	80
• Property transfers to municipalities, regional districts, hospital districts, library boards, school boards, water districts and educational institutions	8
• Property transfers to charities registered under the Income Tax Act (Canada)	5

1         Estimates are for the 2013 calendar year and include only school and rural area property taxes levied by the province.

2         The Home Owner Grant includes the Northern and Rural Homeowner Benefit. The cost shown is for the 2013/14 fiscal year.

Budget and Fiscal Plan — 2014/15 to 2016/17

Appendices

Table A1.4 Consumption Taxes — Tax Expenditures

2013/14
Estimated Cost
($ millions)
Fuel Tax [1]
Tax exemption for alternative fuels	15
Tax exemption for international flights (jet fuel)	40
Tax exemption for farmers	2

Provincial Sales Tax [1]
Exemptions for the following items:
• Food (basic groceries, snack foods, candies, soft drinks and restaurant meals)	1,111
• Residential fuels (electricity, natural gas, fuel oil, etc.)	230
• Prescription and non-prescription drugs, vitamins and certain other health care products	210
• Children’s clothing and footwear	38
• Clothing patterns, fabrics and notions	5
• Specified school supplies	23
• Books, magazines and newspapers	60
• Basic telephone and cable service	77
• “1-800” and equivalent telephone services	10
• Specified safety equipment	15
• Labour to repair major household appliances, clothing and footwear	8
• Livestock for human consumption and feed, seed and fertilizer	50
• Specified energy conservation equipment	13
• Bicycles	11

1 Estimates are based on Statistics Canada data and/or administrative data.

Budget and Fiscal Plan — 2014/15 to 2016/17

Appendices

Table A2 Interprovincial Comparisons of Tax Rates — 2014

(Rates known and in effect as of February 1, 2014)

Tax	British Columbia	Alberta	Saskat- chewan	Manitoba	Ontario	Quebec	New Brunswick	Nova Scotia	Prince Edward Island	New- foundland
Corporation income tax (per cent of taxable income)
General rate	11	10	12	12	11.5	11.9	12	16	16	14
Manufacturing rate [1]	11	10	10	12	10	11.9	12	16	16	5
Small business rate	2.5	3	2	0	4.5	8	4.5	3	4.5	4
Small business threshold ($000s)	500	500	500	425	500	500	500	350	500	500
Corporation capital tax
Non-financial	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Financial	Nil	Nil	.7/3.25	5.0	Nil	Nil	4.0	4.0	5.0	4.0
Health care premiums/month [2]
Individual/family	69.25/138.5	Nil	Nil	Nil	Nil	up to	Nil	Nil	Nil	Nil
						83/167
Payroll tax (per cent) [3]	Nil	Nil	Nil	2.15	1.95	4.26	Nil	Nil	Nil	2.0
Insurance premium tax (per cent) [4]	2-4.4	2-3	3-4	2-3	2-3.5	2-3	2-3	3-4	3.5	4
Fuel tax (cents per litre) [5]
Gasoline	21.17	9.0	15.0	14.0	23.8	31.0	22.6	26.9	23.4	25.7
Diesel	22.67	9.0	15.0	14.0	23.9	32.7	29.4	27.6	31.3	26.8
Sales tax (per cent) [6]
General rate	7	Nil	5	8	8	9.975	8	10	9	8
Tobacco tax (dollars per carton of 200 cigarettes) [7]	44.60	40.00	54.80	66.32	30.36	25.80	44.72	56.34	53.19	47.96

1 In British Columbia (and some other provinces) the general rate applies to income from manufacturing and processing.

2 British Columbia has a two-person rate of $125.50; rates will increase effective January 1, 2015 to $72.00 per month for single persons, $130.50 for two-person families, and $144.00 for families of three or more persons. British Columbia provides premium assistance in the form of lower rates or an exemption from premiums for lower income individuals and families. Quebec levies a health contribution that varies with income. Quebec’s health contribution is capped at $150 annually per adult for modest income earners and increases to a maximum of $1,000 annually per adult for high income earners. Ontario levies a health premium as part of its provincial personal income tax system.

3 Provinces with payroll taxes provide payroll tax relief for small businesses. Quebec also levies a compensation tax of up to 2.8 per cent on salaries and wages paid by financial institutions.

4 The lower rate applies to premiums for life, sickness and accident insurance; the higher rate applies to premiums for property insurance including automobile insurance. In Ontario, Quebec and Newfoundland and Labrador, specific sales taxes also apply to insurance premiums, except those related to individual life and health.

5 Tax rate is for regular fuel used on highways and includes all provincial taxes payable by consumers at the pump. The British Columbia rate includes 6.75 cents per litre dedicated to the BC Transportation Financing Authority and the carbon tax rates of 6.67 cents per litre for gasoline and 7.67 cents per litre for diesel. The British Columbia rates do not include regional taxes that effectively increase the gasoline and diesel tax rates by 11 cents per litre in the South Coast British Columbia transportation service region and by 3.5 cents per litre in the Capital Regional District. The tax rates for Ontario, Quebec, New Brunswick, Nova Scotia, Newfoundland and Labrador and Prince Edward Island include provincial sales tax based on average pump prices as of January 2014.

6 The rates shown are statutory rates. Ontario, Quebec, Nova Scotia, New Brunswick, Newfoundland and Labrador and Prince Edward Island have harmonized their sales taxes with the federal GST. Alberta imposes a 4 per cent tax on short-term rental accommodation. In its 2013-14 budget, Nova Scotia committed to reduce the provincial portion of their HST by one point in 2014 and a further point in 2015.

7 Includes estimated provincial sales tax in all provinces except Alberta, British Columbia and Quebec. British Columbia intends to increase its tobacco tax rate to $47.80 effective April 1, 2014.

Budget and Fiscal Plan — 2014/15 to 2016/17

Appendices

Table A3 Comparison of Provincial and Federal Taxes by Province — 2014

Tax		British Columbia	Alberta	Saskat- chewan	Manitoba	Ontario	Quebec	New Brunswick	Nova Scotia	Prince Edward Island	New- foundland
		($)
Two Income Family of Four - $90,000
1.	Provincial Income Tax	3,199	4,275	4,007	6,549	3,926	7,649	6,103	6,823	6,853	5,458
	Net Child Benefits	0	128	0	—	0	-2,106	0	0	—	0
2.	Property Tax - Gross	3,799	3,074	4,541	3,532	5,082	5,104	5,002	4,193	3,549	2,804
	- Net	3,229	3,074	4,541	2,832	5,082	5,104	5,002	4,193	3,549	2,804
3.	Sales Tax	1,378	13	1,017	1,661	1,983	2,511	1,996	2,361	2,065	1,948
4.	Fuel Tax	218	135	225	210	357	465	339	404	335	386
5.	Net Carbon Tax	236	—	—	—	—	—	—	—	—	—
6.	Provincial Direct Taxes	8,260	7,625	9,791	11,252	11,347	13,623	13,439	13,781	12,801	10,596
7.	Health Care Premiums/Payroll Tax	1,662	—	—	1,935	1,755	4,134	—	—	—	1,800
8.	Total Provincial Tax	9,922	7,625	9,791	13,187	13,102	17,757	13,439	13,781	12,801	12,396
9.	Federal Income Tax	7,550	7,550	7,550	7,550	7,550	7,521	7,550	7,550	7,550	7,550
10.	Net Federal GST	1,315	1,405	1,368	1,217	1,275	1,191	1,262	1,225	1,256	1,232
11.	Total Tax	18,787	16,580	18,709	21,953	21,928	26,470	22,252	22,556	21,608	21,178

Two Income Family of Four - $60,000
1.	Provincial Income Tax	1,362	1,777	1,035	3,414	1,164	3,612	3,330	3,531	3,788	2,904
	Net Child Benefits	0	-462	0	—	0	-3,206	0	0	—	0
2.	Property Tax - Gross	2,766	2,495	3,026	2,855	3,645	3,509	2,781	2,631	2,823	1,930
	- Net	2,196	2,495	3,026	2,155	3,645	3,509	2,781	2,631	2,823	1,930
3.	Sales Tax	1,091	10	834	1,355	1,626	2,157	1,607	1,920	1,590	1,573
4.	Fuel Tax	218	135	225	210	357	465	339	404	335	386
5.	Net Carbon Tax	208	—	—	—	—	—	—	—	—	—
6.	Provincial Direct Taxes	5,074	3,956	5,119	7,134	6,792	6,537	8,058	8,485	8,536	6,793
7.	Health Care Premiums/Payroll Tax	1,662	—	—	1,290	1,170	2,721	—	—	—	1,200
8.	Total Provincial Tax	6,736	3,956	5,119	8,424	7,962	9,258	8,058	8,485	8,536	7,993
9.	Federal Income Tax	3,646	3,646	3,646	3,646	3,646	3,627	3,646	3,646	3,646	3,646
10.	Net Federal GST	1,041	1,153	1,122	992	1,046	1,029	1,017	996	1,017	995
11.	Total Tax	11,423	8,754	9,888	13,063	12,654	13,915	12,721	13,127	13,199	12,634

Two Income Family of Four - $30,000
1.	Provincial Income Tax	0	0	-661	251	-596	-2,957	123	358	1,018	78
	Net Child Benefits	0	-1,269	0	—	-1,803	-3,511	-52	0	—	0
2.	Property Tax - Gross	2,766	2,495	3,026	2,855	3,645	3,509	2,781	2,631	2,823	1,930
	- Net	2,196	2,495	3,026	2,155	3,645	3,509	2,781	2,631	2,823	1,930
3.	Sales Tax	866	8	642	1,092	355	1,960	1,283	1,526	1,162	1,257
4.	Fuel Tax	145	90	150	140	238	310	226	269	223	257
5.	Net Carbon Tax	-126	—	—	—	—	—	—	—	—	—
6.	Provincial Direct Taxes	3,081	1,324	3,157	3,638	1,839	-688	4,362	4,784	5,226	3,521
7.	Health Care Premiums/Payroll Tax	0	—	—	645	585	1,278	—	—	—	600
8.	Total Provincial Tax	3,081	1,324	3,157	4,283	2,424	590	4,362	4,784	5,226	4,121
9.	Federal Income Tax	82	82	82	82	82	72	82	82	82	82
10.	Net Federal GST	13	99	51	-13	81	130	-1	-21	-15	-18
11.	Total Tax	3,175	1,504	3,289	4,352	2,586	792	4,442	4,844	5,292	4,185

Unattached Individual - $25,000
1.	Provincial Income Tax	385	433	503	702	346	-90	732	943	1,412	1,042
2.	Property Tax	—	—	—	—	—	—	—	—	—	—
3.	Sales Tax	457	4	344	582	515	918	714	837	615	676
4.	Fuel Tax	145	90	150	140	238	310	226	269	223	257
5.	Net Carbon Tax	-49	—	—	—	—	—	—	—	—	—
6.	Provincial Direct Taxes	938	527	997	1,424	1,099	1,139	1,671	2,049	2,250	1,975
7.	Health Care Premiums/Payroll Tax	154	—	—	538	488	1,165	—	—	—	500
8.	Total Provincial Tax	1,092	527	997	1,961	1,587	2,304	1,671	2,049	2,250	2,475
9.	Federal Income Tax	1,478	1,478	1,478	1,478	1,478	1,470	1,478	1,478	1,478	1,478
10.	Net Federal GST	61	91	73	40	51	39	48	36	34	24
11.	Total Tax	2,631	2,096	2,547	3,479	3,116	3,813	3,197	3,563	3,762	3,977

Budget and Fiscal Plan — 2014/15 to 2016/17

Appendices

Table A3 Comparison of Provincial and Federal Taxes by Province — 2014 (continued)

										Prince
		British		Saskat-				New	Nova	Edward	New-
Tax		Columbia	Alberta	chewan	Manitoba	Ontario	Quebec	Brunswick	Scotia	Island	foundland
		($)
Unattached Individual - $80,000
1.	Provincial Income Tax	4,014	5,257	6,656	7,757	5,214	8,988	7,662	8,406	8,091	6,692
2.	Property Tax - Gross	1,892	2,469	3,283	4,217	3,533	4,657	2,261	3,456	2,601	1,980
	-Net	1,322	2,469	3,283	3,517	3,533	4,657	2,261	3,456	2,601	1,980
3.	Sales Tax	1,084	9	775	1,272	1,610	1,916	1,589	1,851	1,635	1,561
4.	Fuel Tax	218	135	225	210	357	465	339	404	335	386
5.	Net Carbon Tax	186	—	—	—	—	—	—	—	—	—
6.	Provincial Direct Taxes	6,823	7,870	10,939	12,756	10,714	16,026	11,851	14,116	12,662	10,619
7.	Health Care Premiums/Payroll Tax	831	—	—	1,720	1,560	3,608	—	—	—	1,600
8.	Total Provincial Tax	7,654	7,870	10,939	14,476	12,274	19,634	11,851	14,116	12,662	12,219
9.	Federal Income Tax	10,797	10,797	10,797	10,797	10,797	10,764	10,797	10,797	10,797	10,797
10.	Net Federal GST	1,109	1,160	1,082	977	1,039	916	1,013	978	1,008	995
11.	Total Tax	19,560	19,827	22,818	26,250	24,109	31,314	23,661	25,891	24,467	24,011
Senior Couple with Equal Pension Incomes - $30,000
1.	Provincial Income Tax	0	0	-476	-316	-1,541	-1,197	0	-255	0	0
2.	Property Tax - Gross	2,766	2,495	3,026	2,855	3,645	3,509	2,781	2,631	2,823	1,930
	- Net	1,921	2,495	3,026	2,155	3,645	3,509	2,781	2,631	2,823	1,930
3.	Sales Tax	811	7	579	1,070	848	1,625	1,251	1,527	1,121	1,289
4.	Fuel Tax	145	90	150	140	238	310	226	269	223	257
5.	Net Carbon Tax	-57	—	—	—	—	—	—	—	—	—
6.	Provincial Direct Taxes	2,820	2,592	3,279	3,049	3,190	4,247	4,258	4,171	4,166	3,476
7.	Health Care Premiums/Payroll Tax	0	—	—	—	—	—	—	—	—	—
8.	Total Provincial Tax	2,820	2,592	3,279	3,049	3,190	4,247	4,258	4,171	4,166	3,476
9.	Federal Income Tax	0	0	0	0	0	0	0	0	0	0
10.	Net Federal GST	301	330	301	304	295	260	263	262	275	287
11.	Total Tax	3,121	2,922	3,580	3,353	3,486	4,507	4,520	4,433	4,442	3,763

Personal Income Tax

•          Income tax is based on basic personal credits, applicable credits and typical major deductions at each income level. Quebec residents pay federal income tax less an abatement of 16.5 per cent of basic federal tax. This abatement has been used to reduce Quebec provincial tax rather than federal tax, for comparative purposes. The two income family of four with $60,000 annual income is assumed to have one spouse earning $40,000 and the other $20,000, the family with $90,000 income is assumed to have one spouse earning $50,000 and the other $40,000, the family with $30,000 is assumed to have each spouse earning $15,000 and each senior is assumed to receive $15,000. All representative families are assumed to have employment income except the senior couple.

Net Child Benefits

•          Net child benefits are provincial measures affecting payments to families with children. Provincial child benefit measures are available in British Columbia (BC Family Bonus), Alberta (Family Employment Credit), Saskatchewan (Child Benefit), Ontario (Child Benefit), Quebec (Child Assistance Payments), New Brunswick (Child Tax Benefit), Nova Scotia (Child Benefit) and Newfoundland (Child Benefit). In addition, the Alberta government has chosen to vary the amount of the basic federal child tax benefit that its residents receive (shown as a net amount).

Property Tax

•          It is assumed that the individual at $25,000 rents accommodation; the family at $30,000 and at $60,000 and the senior couple own bungalows; the family at $90,000 owns a two-story executive style home; and the single at $80,000 owns a luxury condominium, in a major city for each province. Net local and provincial property taxes are estimated as taxes owing after credits provided through the property tax system are subtracted.

Sales, Fuel and Carbon Tax Estimates

•          Includes sales tax on meals, liquor and accommodation. Estimates are based on expenditure patterns from the Survey of Household Spending. In estimating individual and family taxable consumption, disposable income is reduced by 20 per cent to reflect housing (mortgage and property taxes or rent) costs. The senior couple is assumed to own their home and have no mortgage costs. For each province, disposable income is further reduced by estimated federal income taxes, estimated provincial income taxes and health care premiums if applicable. In addition, the single individual with $80,000 annual income and the family with $90,000 annual income are assumed to have savings equal to 5 per cent of their disposable income. For each family, disposable income is distributed among expenditures using the consumption pattern of a typical family with the relevant characteristics as estimated by the family expenditure survey and the relevant sales tax component is extracted. Sales tax includes provincial retail sales taxes in BC, Saskatchewan and Manitoba, Quebec’s value added tax, the provincial component of the HST in Ontario, New Brunswick, Prince Edward Island, Nova Scotia and Newfoundland and Labrador, Alberta’s Tourism Levy and the federal GST. Sales tax estimates have been reduced by sales tax credits where applicable.

•          Fuel tax is based on annual consumption: 1,000 litres of unleaded fuel for the single at $25,000, the family at $30,000 and the senior couple; others are assumed to consume 1,500 litres.

•          Carbon tax applies in British Columbia to household consumption of gasoline, natural gas and home heating fuel. Estimated carbon tax liabilities are based on natural gas and home heating fuel consumption amounts from the Survey of Household Spending and the assumed fuel consumption noted above. Net carbon tax is estimated as carbon tax liabilities less the Low Income Climate Action Tax Credit where applicable. In previous years, the five per cent personal income tax cut in the first two tax bracket rates was shown as a reduction in carbon tax.

Health Care Premiums/Payroll Tax

•          A health care premium is levied in British Columbia and Quebec only. Approximately 50 per cent of British Columbia premiums are paid by employers on behalf of their employees with the remainder paid by individuals, either by employees or by residents who are not employed. Payroll taxes, in the four provinces that levy them, are paid by the employer. Employer-paid payroll taxes and health care premiums are generally reflected in reduced wages.

Effective Tax Rates

•         British Columbia taxes have been calculated using rates in effect for 2014. Taxes for other provinces were calculated using rates that were announced prior to February 1, 2014, and that come into effect during 2014.

Budget and Fiscal Plan — 2014/15 to 2016/17

Appendices

Table A4 Interprovincial Comparisons of Provincial Personal Income Taxes Payable 1 — 2014
(Rates known as of February 1, 2014)

									Prince
	British		Saskat-				New	Nova	Edward	New-
Taxable income	Columbia	Alberta	chewan	Manitoba	Ontario	Quebec[2]	Brunswick	Scotia	Island	foundland
	Annual provincial taxes payable[3] ($)
$10,000	0	0	0	0	0	0	0	0	0	0
$20,000	101	102	377	1,016	461	334	415	858	1,088	568
$30,000	892	1,034	1,402	2,051	1,232	1,704	1,617	1,752	2,001	1,505
$40,000	1,458	1,965	2,427	3,233	1,852	3,256	2,743	3,187	3,234	2,498
$50,000	2,195	2,900	3,589	4,437	2,879	4,933	4,162	4,624	4,550	3,698
$60,000	2,959	3,887	4,875	5,698	3,788	6,573	5,632	6,122	5,918	4,938
$70,000	3,729	4,887	6,175	7,113	4,703	8,210	7,114	7,789	7,473	6,200
$80,000	4,633	5,887	7,475	8,853	5,906	9,847	8,619	9,456	9,143	7,530
$100,000	6,977	7,887	10,075	12,333	9,191	13,677	11,923	12,848	12,483	10,190
$125,000	10,535	10,387	13,351	16,683	13,543	19,006	16,053	17,223	17,074	13,515
$150,000	14,210	12,887	17,101	21,033	17,896	24,303	20,476	21,598	21,666	16,840
	Provincial personal income taxes as a per cent of taxable income(%)
$10,000	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
$20,000	0.5	0.5	1.9	5.1	2.3	1.7	2.1	4.3	5.4	2.8
$30,000	3.0	3.4	4.7	6.8	4.1	5.7	5.4	5.8	6.7	5.0
$40,000	3.6	4.9	6.1	8.1	4.6	8.1	6.9	8.0	8.1	6.2
$50,000	4.4	5.8	7.2	8.9	5.8	9.9	8.3	9.2	9.1	7.4
$60,000	4.9	6.5	8.1	9.5	6.3	11.0	9.4	10.2	9.9	8.2
$70,000	5.3	7.0	8.8	10.2	6.7	11.7	10.2	11.1	10.7	8.9
$80,000	5.8	7.4	9.3	11.1	7.4	12.3	10.8	11.8	11.4	9.4
$100,000	7.0	7.9	10.1	12.3	9.2	13.7	11.9	12.8	12.5	10.2
$125,000	8.4	8.3	10.7	13.3	10.8	15.2	12.8	13.8	13.7	10.8
$150,000	9.5	8.6	11.4	14.0	11.9	16.2	13.7	14.4	14.4	11.2

1    Calculated for a single individual with wage income and claiming credits for Canada Pension Plan and Quebec Pension Plan contributions, Employment Insurance premiums, Quebec Parental Insurance Plan premiums, and the basic personal amount.

2  Quebec residents pay federal tax less an abatement of 16.5 per cent of federal tax. In the table, the Quebec abatement has been used to reduce Quebec provincial personal income tax for comparative purposes.

3    Includes provincial low income reductions, surtaxes payable in Ontario and Prince Edward Island, and the Ontario Health Premium tax. Excludes credits for ales and property tax credits.

Budget and Fiscal Plan — 2014/15 to 2016/17

Appendices

Table A5 Material Assumptions — Revenue

	Updated	Budget
Revenue Source and Assumptions	Forecast	Estimate	Plan	Plan
($ millions unless otherwise specified)	2013/14	2014/15	2015/16	2016/17	2014/15 Sensitivities
Personal income tax	$6,832	$7,491	$7,782	$7,970
Current calendar year assumptions
Personal income growth	3.0%	3.3%	3.9%	4.0%	+/- 1% change in 2014 BC
Labour income growth	3.8%	3.5%	4.0%	4.1%	personal income growth
Tax base growth	5.4%	2.6%	3.8%	4.0%	equals +/- $70 to $100 million
Average tax yield	4.84%	5.09%	5.12%	5.00%
Current-year tax	$6,650	$7,175	$7,507	$7,624
Prior year’s tax assessments	$295	$305	$315	$325
Unapplied taxes	$90	$90	$90	$90

+/- 1% change in 2013 BC personal or taxable income growth equals +/- $80 to $100 million one-time effect (prior-year adjustment) and could result in an additional +/-$65 to $75 million base change in 2014/15

BC Tax Reduction	$-108	$-110	$-112	$-114
Non-Refundable BC tax credits	$-56	$-56	$-51	$-51
Policy neutral elasticity *	1.2	1.2	1.2	1.2
Fiscal year assumptions
Prior-year adjustment	$-205

2012 Tax-year	2012 Assumptions
Personal income growth	4.1%
Tax base growth	3.4%
Average 2012 tax yield	4.83%
2012 tax	$6,298
2011 & prior year’s tax assessments	$285
Unapplied taxes	$100
BC Tax Reduction	$-108
Non-Refundable BC tax credits	$-54
Policy neutral elasticity *	0.5

* Ratio of annual per cent change in current-year revenue to annual per cent change in personal income (calendar year).

Corporate income tax	$2,429	$2,348	$2,416	$2,642
Components of revenue (fiscal year)
Advance instalments	$2,368	$2,384	$2,496	$2,659
International Business Activity Act refunds	$-20	$-15	$-15	$-15
Prior-year adjustment	$81	$-21	$-65	$-2
Current calendar year assumptions
National tax base ($ billions)	$270.2	$269.2	$285.3	$306.5	+/- 1% change in the 2014 national tax base equals +/- $15 to $25 million
BC instalment share of national tax base	11.2%	11.4%	11.1%	11.1%
Effective tax rates (general/small business)	10.75 / 2.5	11.0 / 2.5	11.0 / 2.5	11.0 / 2.5
BC tax base growth (post federal measures)	1.7%	1.9%	5.7%	7.6%
BC corporate profits growth	-4.8%	1.8%	6.1%	6.7%	+/- 1% change in the 2013 BC tax base equals +/- $30 to $40 million in 2014/15
Non-Refundable BC tax credits	$-98	$-106	$-114	$-120

2012 Tax-year	2012 Assumptions
BC tax base growth (post federal measures)	10.0%
BC corporate profits growth	-8.1%
Gross 2012 tax	$2,187
Prior-year adjustments	$81
Prior years losses/gains (included in above)	$-3
Non-Refundable BC tax credits	$-89

Revenue is recorded on a cash basis. Due to lags in the federal collection and instalment systems, changes to the BC corporate profits and tax base forecasts affect revenue in the succeeding year. The 2014/15 instalments from the federal government reflects two-third of payments related to the 2014 tax year (paid during Apr-July 2014 and adjusted in Sept and Dec) and one-third of 2015 payments. Instalments for the 2014 (2015) tax year are based on BC’s share of the national tax base for the 2012 (2013) tax year and a forecast of the 2014 (2015) national tax base. BC’s share of the 2012 national tax base was 11.41%, based on tax assessments as of December 31, 2013. Cash adjustments for any under/over payments from the federal government in respect of 2013 will be received/paid on March 31, 2015.

Provincial sales tax	$5,574	$5,964	$6,185	$6,432
Provincial sales tax base growth (fiscal year)	3.5%	3.9%	3.9%	4.1%	+/- 1% change in the 2014 consumer expenditure growth equals up to +/- $20 million
Calendar Year
Nominal consumer expenditure	2.5%	4.2%	4.7%	4.6%
Nominal business investment	6.4%	4.4%	4.0%	4.7%
Other expenditures	3.9%	4.6%	5.3%	4.9%
Components of Provincial sales tax revenue					+/- 1% change in the 2014 business investment growth equals up to +/-$10 million
Consolidated Revenue Fund	$5,560	$5,950	$6,171	$6,418
BC Transportation Financing Authority	$14	$14	$14	$14

Budget and Fiscal Plan — 2014/15 to 2016/17

Appendices

Table A5 Material Assumptions — Revenue (continued)

	Updated	Budget
Revenue Source and Assumptions	Forecast	Estimate	Plan	Plan
($ millions unless otherwise specified)	2013/14	2014/15	2015/16	2016/17	2014/15 Sensitivities
Fuel and carbon taxes	$2,141	$2,164	$2,191	$2,222
Calendar Year
Real GDP	1.4%	2.0%	2.3%	2.5%
Gasoline volumes	1.7%	0.0%	0.0%	0.0%
Diesel volumes	0.9%	2.0%	2.0%	2.0%
Natural gas volumes	4.3%	2.0%	2.3%	2.5%
Carbon tax rates (July 1)
Carbon dioxide equivalent emissions ($/tonne)	$30	$30	$30	$30
Natural gas (cents/gigajoule)	148.98 ¢	148.98 ¢	148.98 ¢	148.98 ¢
Gasoline (cents/litre)	6.67 ¢	6.67 ¢	6.67 ¢	6.67 ¢
Light fuel oil (cents/litre)	7.67 ¢	7.67 ¢	7.67 ¢	7.67 ¢
Carbon tax revenue	$1,212	$1,228	$1,248	$1,271

Components of fuel tax revenue
Consolidated Revenue Fund	$505	$509	$513	$518
BC Transit	$12	$12	$12	$12
BC Transportation Financing Authority	$412	$415	$418	$421
	$929	$936	$943	$951
Property taxes	$2,070	$2,156	$2,232	$2,315
Calendar Year
BC Consumer Price Index	-0.1%	1.5%	1.9%	2.0%	+/- 1% change in new construction & inflation equals up to +/- $25 million in residential property taxation revenue
Housing starts	27,054	24,949	25,449	25,999
Home owner grants (fiscal year)	$808	$821	$841	$863
Components of revenue
Residential (net of home owner grants)	$715	$733	$761	$796
Non-residential	$1,073	$1,124	$1,158	$1,194	+/- 1% change in 2014 new construction and inflation equals up to +/- $20 million in non-residential property taxation revenue
Rural area	$95	$100	$102	$104
Police	$31	$32	$33	$34
BC Assessment Authority	$82	$83	$85	$88
BC Transit	$74	$84	$93	$99
Other taxes	$2,057	$2,034	$2,055	$2,074
Calendar Year
Population	0.9%	1.0%	1.2%	1.2%
BC Consumer Price Index	-0.1%	1.5%	1.9%	2.0%
BC housing starts	-1.5%	-7.8%	2.0%	2.2%
Real GDP	1.4%	2.0%	2.3%	2.5%
Nominal GDP	2.6%	3.6%	4.3%	4.4%
Components of revenue
Property transfer	$899	$804	$820	$834
Tobacco	$713	$780	$780	$780
Insurance premium and other	$445	$450	$455	$460

Budget and Fiscal Plan — 2014/15 to 2016/17

Appendices

Table A5 Material Assumptions — Revenue (continued)

	Updated	Budget
Revenue Source and Assumptions	Forecast	Estimate	Plan	Plan
($ millions unless otherwise specified)	2013/14	2014/15	2015/16	2016/17	2014/15 Sensitivities
Energy, sales of Crown land tenures, metals, minerals and other	$1,680	$1,754	$1,851	$1,820
Natural gas price					+/- $0.50 change in the natural gas price equals +/- $140 million. Sensitivities can vary significantly especially at lower prices
Plant inlet, $Cdn/gigajoule	$2.20	$2.45	$2.65	$2.90
Sumas, $US/ MMBtu	$3.84	$4.11	$4.29	$4.47
Natural gas production volumes
Billions of cubic metres	39.5	42.8	47.7	54.5
Petajoules	1,568	1,696	1,893	2,161
Annual per cent change	10.6%	8.2%	11.6%	14.2%
Oil price ($US/bbl at Cushing, Ok)	$98.27	$95.12	$93.70	$93.71	+/- 1% change in natural gas volumes equals +/- $4 million on natural gas royalties +/- 1 cent change in the exchange rate equals +/- $5 million on natural gas royalties

Auctioned land base (000 hectares)	134	100	100	100
Average bid price/hectare ($)	$1,500	$750	$750	$800
Cash sales of Crown land tenures	$201	$75	$75	$80
Metallurgical coal price ($US/tonne, fob west coast)	$155	$176	$210	$216
Copper price ($US/Ib)	$3.23	$3.16	$3.10	$3.05
Annual electricity volumes set by treaty	4.3	4.1	4.1	4.1
(million mega-watt hours)
Mid-Columbia electricity price	$39	$40	$38	$39	+/- 10% change in the average Mid-Columbia electricity price equals +/- $14 million
($US/mega-watt hour)
Exchange rate (US¢/ Cdn$, calendar year)	97.1	93.2	92.7	91.7
Components of revenue
Natural gas royalties	$368	$441	$499	$580
Bonus bids, fees and rentals	$859	$806	$746	$620	Based on a recommendation from the Auditor General to be consistent with generally accepted accounting principles, bonus bid revenue recognition reflects nine-year deferral of
Petroleum royalties	$103	$97	$93	$94
Columbia River Treaty electricity sales	$163	$160	$155	$157
Coal	$105	$154	$240	$244
Minerals, metals and other	$39	$47	$68	$72
Oil and Gas Commission fees and levies	$43	$49	$50	$53
Royalty programs and infrastructure credits					cash receipts from the sale of Crown land tenures
Summer drilling	$-15	$0	$0	$0
Deep drilling	$-280	$-323	$-404	$-556
Road and pipeline infrastructure	$-27	$-60	$-99	$-135
Total	$-322	$-383	$-503	$-691
Implicit average natural gas royalty rate	10.5%	10.6%	9.9%	9.2%

Royalty program (marginal, low productivity and ultra marginal drilling) adjustments reflect reduced royalty rates.

Natural gas royalties incorporate royalty programs and Treasury Board approved infrastructure credits.

Budget and Fiscal Plan — 2014/15 to 2016/17

Appendices

Table A5 Material Assumptions — Revenue (continued)

	Updated	Budget
Revenue Source and Assumptions	Forecast	Estimate	Plan	Plan
($ millions unless otherwise specified)	2013/14	2014/15	2015/16	2016/17	2014/15 Sensitivities
Forests	$674	$785	$825	$857
Prices (calendar year average)					+/- US$50 change in SPF price equals +/- $75 to $100 million
SPF 2x4 ($US/1000 bd ft)	$358	$345	$335	$335
Random Lengths Composite
($US/thousand board feet)	$383	$370	$360	$360
Pulp ($US/tonne)	$858	$838	$825	$825	+/- US$50 change in pulp price equals +/- $5 to $10 million
Coastal log ($Cdn/cubic metre)
(Vancouver Log Market, fiscal year)	$94	$86	$84	$82	+/- Cdn$10 change in average log price equals +/-$10 to $20 million

Fiscal Year Trade Assumptions
Export tax rate (effective rate)	1.7%	0.8%	0.8%	0.8%
Lumber shipments and consumption (billion board feet)

+/- 1 cent change in exchange rate equals +/- $15 to $20 million on stumpage revenue +/- 10% change in Interior harvest volumes equals +/- $40 to $50 million +/- 10% change in Coastal harvest volumes equals +/- $5 to $7 million

U.S. lumber consumption	39.5	40.4	41.4	41.9
BC surge trigger volumes	8.4	8.6	8.8	8.9
BC lumber exports to US	6.9	6.9	7.1	7.4

Crown harvest volumes (million cubic metres)
Interior	49.7	50.8	51.8	51.8
Coast	14.3	14.2	14.2	14.2
Total	64.0	65.0	66.0	66.0
BC Timber Sales (included in above)	11.4	11.7	11.9	12.3

Components of revenue					The above sensitivities relate to stumpage revenue only. Depending on market conditions, changes in stumpage revenues may be offset by changes in softwood lumber border tax revenues
Tenures	$392	$513	$550	$576
BC Timber Sales	$203	$209	$212	$218
Federal border tax (SLA 2006)	$19	$7	$9	$9
Logging tax	$15	$20	$20	$20
Other CRF revenue	$21	$21	$19	$19
Recoveries	$24	$15	$15	$15

2015/16 and 2016/17 SLA 2006 border tax forecast assumes a continuation of the Softwood Lumber Agreement beyond its current October 2015 expiry date.

Other natural resources	$481	$471	$489	$493
Components of revenue
Water rental and licences*	$414	$401	$419	$423
Recoveries	$47	$50	$50	$50
Angling and hunting permits and licences	$13	$13	$13	$13
Recoveries	$7	$7	$7	$7

* Water rentals for power purposes are indexed to Consumer Price Index.

Other revenue	$9,634	$9,385	$9,502	$9,644
Components of revenue
Fees and licences
Consolidated Revenue Fund	$2,933	$3,025	$3,207	$3,309
Medical Services Plan premiums	$2,068	$2,176	$2,310	$2,440
Motor vehicle licences and permits	$514	$522	$531	$539
Other Consolidated Revenue Fund	$351	$327	$366	$330
Recoveries	$192	$208	$194	$194
MSP recoveries	$88	$95	$84	$84
Other recoveries	$104	$113	$110	$110
Crown corporations and agencies	$107	$111	$114	$112
Other service delivery agencies	$1,927	$1,992	$2,048	$2,103
Post-secondary education fees	$1,427	$1,489	$1,544	$1,598
Other health-care related fees	$329	$332	$333	$334
School Districts	$171	$171	$171	$171
Investment earnings
Consolidated Revenue Fund	$85	$63	$32	$28
Fiscal agency loans & sinking funds earnings	$842	$870	$924	$985
Crown corporations and agencies	$27	$18	$16	$19
Other service delivery agencies	$156	$140	$143	$145
Sales of goods and services	$891	$905	$923	$945
Miscellaneous	$2,051	$1,853	$1,901	$1,804
Asset sales	$423	$200	—	—

Budget and Fiscal Plan — 2014/15 to 2016/17

Appendices

Table A5 Material Assumptions — Revenue (continued)

	Updated	Budget
Revenue Source and Assumptions	Forecast	Estimate	Plan	Plan
($ millions unless otherwise specified)	2013/14	2014/15	2015/16	2016/17	2014/15 Sensitivities
Health and social transfers	$5,840	$5,840	$6,138	$6,464
National Cash Transfers
Canada Health Transfer (CHT)	$30,283	$32,100	$34,026	$36,068
Wait Times Reduction Transfer (WTRT)	$250	—	—	—	+/- 0.1% change in BC’s population share equals +/- $45 to $50 million
Canada Social Transfer (CST)	$12,215	$12,582	$12,959	$13,348
BC share of national population (June 1)	13.04%	13.03%	13.05%	13.08%
BC health and social transfers revenue
CHT	$4,192	$4,183	$4,440	$4,716
WTRT	$33	—	—	—
CST	$1,592	$1,640	$1,691	$1,745
Prior-year adjustments	$1
Health deferral
Diagnostic and Medical Equipment	$15	$10	—	—
Medical Equipment Trust	$7	$7	$7	$3
Other federal contributions	$1,632	$1,523	$1,460	$1,456
Components of revenue
Disaster Financial Assistance	$24	$44	—	—
Other Consolidated Revenue Fund	$136	$148	$137	$137
Labour Market Development Agreement	$301	$301	$301	$301
Labour Market Agreement	$102	$66	$66	$66
Family Support and Children in Care	$51	$49	$49	$49
Local Government Services and Transfers	$10	$8	—	—
Canada-BC Co-operation on Immigration	$118	—	—	—
Educational Institutions and Organizations	$17	—	—	—
Other recoveries	$116	$116	$116	$113
Crown corporations and agencies	$211	$243	$231	$225
Post-secondary institutions	$456	$463	$476	$481
Other SUCH sector agencies	$90	$85	$84	$84
Service delivery agency direct revenue	$6,076	$5,883	$5,972	$6,041
School districts	$535	$536	$536	$535
Post-secondary institutions	$2,958	$3,048	$3,151	$3,246
Health authorities and hospital societies	$807	$799	$802	$804
BC Transportation Financing Authority	$616	$511	$480	$508
Other service delivery agencies	$1,160	$989	$1,003	$948
Commercial Crown corporation net income	$2,906	$2,885	$2,906	$3,075
BC Hydro	$545	$582	$652	$701
reservoir water inflows	98%	100%	100%	100%	+/-1% in hydro generation = +/-$15 million

mean gas price	3.68	3.90	3.94	4.00	+/-10% = -/+$5 million
(Sumas, $US/MMbtu — BC Hydro forecast based on NYMEX forward selling prices)
electricity prices (Mid-C, $US/MWh)	32.28	31.85	33.61	35.42	+/-10% change in electricity trade margins = +/-$20 million

ICBC	$368	$252	$185	$205
vehicle growth	+1.8%	+1.7%	+1.7%	+1.7%	+/-1% = +/-$41 million
current claims cost percentage change	+4.8%	+5.5%	+3.2%	+3.3%	+/-1% = -/+$33 million
investment return	5.2%	4.5%	3.4%	3.3%	+/-1% return = +/-$135 to $138 million
loss ratio	87.5%	89.8%	88.6%	88.1%

Budget and Fiscal Plan — 2014/15 to 2016/17

Appendices

Table A6 Natural Gas Price Forecasts — 2014/15 to 2016/17

				Adjusted to fiscal years and
				$C/gigajoule at plant inlet
Private sector forecasts (calendar year)	2014	2015	2016	2014/15	2015/16	2016/17

GLJ Henry Hub US$/MMBtu (Jan 1, 2014)	4.25	4.50	4.75	2.75	3.04	3.34
Sproule Henry Hub US$/MMBtu (Dec 31, 2013)	4.17	4.15	4.17	2.60	2.62	2.92
McDaniel Henry Hub US$/MMBtu (Jan 1, 2014)	4.25	4.50	4.75	2.75	3.04	3.34
Deloitte Henry Hub US$/Mcf (Dec 31, 2013)	4.10	4.25	4.40	2.42	2.60	2.80
GLJ Alberta AECO-C Spot CDN$/MMBtu (Jan 1, 2014)	4.03	4.26	4.50	2.98	3.20	3.43
Sproule Alberta AECO-C Spot CDN$/MMBtu (Dec 31, 2013)	4.00	3.99	4.00	2.89	2.88	3.14
McDaniel AECO-C Spot C$/MMBtu (Jan 1, 2014)	4.00	4.25	4.55	2.96	3.21	3.46
Deloitte AECO-C Spot C$/Mcf (Dec 31, 2013)	3.70	3.95	4.10	2.55	2.75	2.90
GLJ Sumas Spot US$/MMBtu (Jan 1, 2014)	4.20	4.45	4.70	2.74	3.03	3.33
Sproule Sumas Spot CDN$/MMBtu (Dec 31, 2013)	4.45	4.44	4.45	2.61	2.60	2.86
GLJ BC Spot Plant Gate CDN$/MMBtu (Jan 1, 2014)	3.68	3.91	4.15	2.60	2.82	3.05
Sproule BC Station 2 CDN$/MMBtu (Dec 31, 2013)	3.95	3.94	3.95	2.68	2.67	2.93
McDaniel BC Avg Plant Gate C$MMBtu (Jan 1, 2014)	3.70	3.95	4.25	2.63	2.88	3.13
Deloitte BC Station 2 C$MMBtu (Dec 31, 2013)	3.40	3.65	3.80	2.23	2.43	2.58
GLJ Midwest Chicago US$/MMBtu (Jan 1, 2014)	4.35	4.60	4.85	2.64	2.93	3.23
Sproule Alliance Plant Gate CDN$/MMBtu (Dec 31, 2013)	3.64	3.62	3.63	2.54	2.53	2.79
EIA Henry Hub US$/MMBtu (Jan 7, 2014)	3.89	4.11		2.33
TD Economics Henry Hub FuturesUS$/MMBtu (Sept 25, 2013)	4.01	4.25		2.48
Scotiabank Group Henry Hub US$/MMBtu (Jan 3, 2013)	3.75	4.00		2.24
BMO Alberta Empress US$/MMBtu (Dec 19, 2013)	3.50	3.90		2.54
CIBC World Markets Inc. Henry Hub US$/MMBtu (Dec 2, 2013)	4.20	4.30		2.66
InSite Petroleum Consultants Ltd Henry Hub US$/MMBtu (Dec 31, 2013)	3.99	4.14	4.50	2.46	2.71	3.09
Fekete AECO-C CDN$/MMBtu (Oct 7, 2013)	3.65	4.00	4.35	2.65	2.98	3.34
NYMEX Forward Market converted to Plant Inlet CDN$/GJ (Jan 6, 2014)				2.71	2.64	2.67

Average all minus high/low				2.61	2.83	3.10

Average one forecast per consultant minus high/low				2.52	2.77	3.05

Natural gas royalty price forecast				2.45	2.65	2.90

GLJ: Gilbert Laustsen Jung Petroleum Consultants Ltd	US EIA: US Energy Information Administration	AECO: Alberta Energy Company
Deloitte/AJM: Deloitte L.L.P acquired Ashton Jenkins Mann Petroleum Consultants		McDaniel: McDaniel & Associates Consultants Ltd

Budget and Fiscal Plan — 2014/15 to 2016/17

Appendices

Table A7 Material Assumptions — Expense

	Updated	Budget
Ministry Programs and Assumptions	Forecast	Estimate	Plan	Plan
($ millions unless otherwise specified)	2013/14	2014/15	2015/16	2016/17	Sensitivities 2014/15
Advanced Education	1,952	1,936	1,911	1,911
Student spaces in public institutions (# FTEs)	206,500	201,220	201,230	201,230	The number of student spaces may vary depending on the financial and other policies of post-secondary institutions.
Children and Family Development	1,345	1,356	1,391	1,391
Average children-in-care caseload (#)	8,190	8,100	8,000	8,000

Caseload is expected to decrease over 2013/14 and 2014/15. A 1% increase in the cost per case or a 1% increase in the average caseload will affect expenditures by approximately $2 million (excluding Delegated Aboriginal Agencies).

Average annual residential cost per child in care ($)	36,500	37,200	38,000	38,700
Education	5,365	5,387	5,391	5,391
Enrolment (# of FTEs)	543,822	544,095	545,996	549,036	Enrolment figures are based on BC Stats and school district enrolment trends, to which the Ministry has added forecasts for distributed learning, adult education, and summer learning.
School age (K—12)	520,909	521,064	523,039	526,274
Distributed Learning (online)	11,724	11,842	11,768	11,573
Summer	6,658	6,658	6,658	6,658
Adults	4,531	4,531	4,531	4,531
Forests, Lands and Natural Resource Operations	622	591	592	603
BC Timber Sales	155	156	158	160

Targets can be impacted by changes to actual inventory costs incurred. There is a lag of approximately 1.5 years between when inventory costs are incurred and when they are expensed. Volume harvested can also impact targets. For example, if volume harvested is less than projected in any year then capitalized expenses will also be reduced in that year.

Direct Fire Fighting	127	63	63	63	Over the past several years, Direct fire fighting costs have ranged from a low of $19 million in 1997 to $382 million in 2009.
Health	16,436	16,936	17,402	17,856
Pharmacare	1,090	1,079	1,103	1,125	A 1% change in utilization or drug prices affects costs by approximately $10 million.
Medical Services Plan (MSP)	3,957	4,062	4,143	4,226	A 1% increase in volume of services provided by fee-for-service physicians affects costs by approximately $25 million.

Regional Services	11,120	11,524	11,882	12,227
Justice	1,159	1,155	1,157	1,157
New cases filed/processed (# for all courts)	270,000	270,000	270,000	270,000

The number of criminal cases proceeded on by the provincial and federal Crown (including appeals to higher courts in BC), the number of civil and family litigation cases, the number of violation tickets disputed, and the number of municipal bylaw tickets disputed which would go to court for resolution.

Crown Proceedings Act (CPA)	25	25	25	25	The number and size of litigation brought against the province, as well as the effectiveness of mitigation strategies and legal defence.
Policing, Victim Services and Corrections	596	609	611	611	The volume and severity of criminal activity, the number of inmate beds occupied and the number of offenders under community supervision.
Emergency Program Act (EPA)	34	15	15	15	The number and severity of natural disasters.

Budget and Fiscal Plan — 2014/15 to 2016/17

Appendices

Table A7 Material Assumptions — Expense (continued)

	Updated	Budget
Ministry Programs and Assumptions	Forecast	Estimate	Plan	Plan
($ millions unless otherwise specified)	2013/14	2014/15	2015/16	2016/17	Sensitivities 2014/15
Social Development and Social Innovation	2,487	2,530	2,570	2,586

Temporary Assistance annual average caseload (#)	47,500	44,800	43,400	42,000

The expected to work caseload is sensitive to fluctuations in economic and employment trends in the service sector. A 1% change in the Temporary Assistance annual average caseload or average cost per case will affect expenditures by approximately $4 million annually.

Disability Assistance annual average caseload (#)	87,600	91,200	94,900	94,900

The caseload for persons with disabilities is sensitive to the aging of the population and longer life expectancy for individuals with disabilities and significant health issues. A 1% change in the Disability Assistance annual average caseload or average cost per case will affect expenditures by approximately $9 million annually.

Adult Community Living:
Developmental Disabilities Programs

The adult community living caseload is sensitive to an aging population and to the level of service offered. For example, residential care is significantly more costly than day programs. A 1% change in the average annual caseload will affect expenditures by approximately $7 million annually.

Average caseload (#)	15,460	16,260	17,030	17,780
Average cost per client ($)	46,400	46,100	44,400	43,500
Personal Supports Initiative
Average caseload (#)	600	780	960	1,150
Average cost per client ($)	23,150	23,950	20,500	19,550
Tax Transfers	720	778	938	952
Individuals	305.0	307.0	453.0	453.0
Low Income Climate Action	194.0	194.0	194.0	194.0

These tax transfers are now expensed as required under generally accepted accounting principles. Previously the family bonus was split 50/50 between expense program and as reduction to revenue while all other refundable credits were recorded as reduction to revenue.

Childcare & Early Childhood support			146.0	146.0
Sales Tax	74.0	53.0	53.0	53.0
Small Business Venture Capital	23.7	25.0	25.0	25.0
BC Senior’s Home Renovation	-20.7	4.0	4.0	4.0
Other tax transfers to individuals	32.6	30.7	30.8	30.8
Family Bonus Program	1.4	0.3	0.2	0.2
Corporations	415.0	471.0	485.0	499.0
Film and Television	88.1	80.0	80.0	80.0
Production Services	78.8	197.5	207.5	217.5
Scientific Research & Experimental Development	60.6	74.0	78.0	82.0
Interactive Digital Media	62.9	50.0	50.0	50.0
Mining Exploration	113.2	55.0	55.0	55.0
Other tax transfers to corporations	11.4	14.5	14.5	14.5
2013/14 tax transfer forecasts incorporates adjustments relating to prior years.
Management of Public Funds and Debt	1,257	1,286	1,322	1,413
Interest rates for new provincial borrowing:					Full year impact on MoPD on interest costs of a 1% change in interest rates equals $79 million; $100 million increase in debt level equals $3.2 million.
Short-term	1.07%	1.09%	1.49%	2.48%
Long-term	3.35%	3.93%	4.56%	5.50%
CDN/US exchange rate (cents)	104.3	107.6	108.2	109.2
Service delivery agency net spending	5,773	5,792	5,839	6,001
School districts	278	279	300	283
Post-secondary institutions	2,939	2,985	2,970	2,956
Health authorities and hospital societies	767	645	562	590
BC Transportation Financing Authority	918	1,038	1,113	1,238
Other service delivery agencies	871	845	894	934

Budget and Fiscal Plan — 2014/15 to 2016/17

Appendices

Table A8 Operating Statement — 2007/08 to 2016/17

($ millions)	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Updated Forecast 2013/14	Budget Estimate 2014/15	Plan 2015/16	Plan 2016/17	Average annual change
											(per cent)
Revenue	40,014	38,711	37,980	40,685	41,832	42,055	43,950	44,800	46,032	47,464	1.9
Expense	(36,833)	(38,665)	(39,790)	(40,926)	(42,047)	(43,201)	(43,675)	(44,416)	(45,601)	(46,688)	2.7
Surplus (deficit) before unusual items	3,181	46	(1,810)	(241)	(215)	(1,146)	275	384	431	776
Forecast allowance	—	—	—	—	—	—	(100)	(200)	(225)	(325)
Negotiating Framework incentive payments	(4)	(2)	—	—	—	—	—	—	—	—
Climate Action Dividend	(440)	20	—	—	—	—	—	—	—	—
Liability for HST transition funding repayment	—	—	—	—	(1,599)	—	—	—	—	—
Surplus (deficit)	2,737	64	(1,810)	(241)	(1,814)	(1,146)	175	184	206	451

Per cent of GDP: [1]
Surplus (deficit)	1.4	0.0	-0.9	-0.1	-0.8	-0.5	0.1	0.1	0.1	0.2
Per cent of revenue:
Surplus (deficit)	6.8	0.2	-4.8	-0.6	-4.3	-2.7	0.4	0.4	0.4	1.0
Per capita ($): [2]
Surplus (deficit)	638	15	(410)	(54)	(403)	(252)	38	40	44	95

1 Surplus (deficit) as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2014/15 amounts divided by GDP for the 2014 calendar year).

2 Per capita revenue and expense is calculated using July 1 population (e.g. 2014/15 amounts divided by population on July 1, 2014).

Budget and Fiscal Plan — 2014/15 to 2016/17

Appendices

Table A9 Revenue by Source — 2007/08 to 2016/17

($ millions)	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Updated Forecast 2013/14	Budget Estimate 2014/15	Plan 2015/16	Plan 2016/17	Average annual change
											(per cent)
Taxation revenue:
Personal income	7,074	6,309	5,769	5,805	6,427	6,977	6,832	7,491	7,782	7,970	1.3
Corporate income	2,477	2,294	1,625	2,026	2,002	2,204	2,429	2,348	2,416	2,642	0.7
Sales	5,248	5,137	4,945	5,614	5,930	6,068	5,574	5,964	6,185	6,432	2.3
Fuel	935	891	884	940	928	890	929	936	943	951	0.2
Carbon	—	306	541	741	959	1,120	1,212	1,228	1,248	1,271	n/a
Tobacco	693	709	683	735	636	614	713	780	780	780	1.3
Property	1,797	1,850	1,887	1,920	1,913	1,985	2,070	2,156	2,232	2,315	2.9
Property transfer	1,068	715	887	855	944	758	899	804	820	834	-2.7
Corporation capital	117	108	95	(3)	(5)	1	—	—	—	—	n/a
Insurance premium	373	389	389	399	411	433	445	450	455	460	2.4
	19,782	18,708	17,705	19,032	20,145	21,050	21,103	22,157	22,861	23,655	2.0
Natural resource revenue:
Natural gas royalties	1,132	1,314	406	312	339	169	368	441	499	580	-7.2
Crown land tenures	569	814	867	923	928	868	859	806	746	620	1.0
Columbia River Treaty	246	231	168	136	110	89	163	160	155	157	-4.9
Other energy and minerals	367	479	421	514	529	306	290	347	451	463	2.6
Forests	1,087	557	387	436	482	562	674	785	825	857	-2.6
Other resources	341	413	398	407	424	479	481	471	489	493	4.2
	3,742	3,808	2,647	2,728	2,812	2,473	2,835	3,010	3,165	3,170	-1.8
Other revenue:
Medical Services Plan premiums	1,557	1,595	1,666	1,787	1,919	2,047	2,156	2,271	2,394	2,524	5.5
Post-secondary education fees	979	1,039	1,126	1,237	1,294	1,345	1,427	1,489	1,544	1,598	5.6
Other health-care related fees	248	257	267	308	324	327	329	332	333	334	3.4
Motor vehicle licences and permits	445	450	449	467	479	489	514	522	531	539	2.2
Other fees and licences	750	667	613	635	709	688	733	722	761	723	-0.4
Investment earnings	1,133	818	930	843	1,022	1,173	1,110	1,091	1,115	1,177	0.4
Sales of goods and services	637	694	728	759	930	942	891	905	923	945	4.5
Miscellaneous	1,814	1,810	1,899	1,941	1,785	1,681	2,051	1,853	1,901	1,804	-0.1
Release of surplus assets	—	—	—	—	—	—	423	200	—	—	n/a
	7,563	7,330	7,678	7,977	8,462	8,692	9,634	9,385	9,502	9,644	2.7
Contributions from the federal government:
Health and social transfers	4,614	4,743	4,883	5,176	5,384	5,442	5,840	5,840	6,138	6,464	3.8
Harmonized sales tax transition payments	—	—	250	769	580	—	—	—	—	—	n/a
Equalization	—	—	—	—	—						n/a
Other cost shared agreements	1,318	1,242	1,784	2,052	1,743	1,600	1,632	1,523	1,460	1,456	1.1
	5,932	5,985	6,917	7,997	7,707	7,042	7,472	7,363	7,598	7,920	3.3
Commercial Crown corporation net income:
BC Hydro	369	365	447	591	558	509	545	582	652	701	7.4
Liquor Distribution Branch	858	891	877	891	909	930	858	862	875	891	0.4
BC Lotteries (net of payments to federal gov’t)	1,080	1,082	1,070	1,097	1,099	1,118	1,163	1,183	1,206	1,247	1.6
ICBC	633	512	601	326	102	251	368	252	185	205	-11.8
BC Railway Company	13	36	2	15	14	6	13	14	13	7	-6.6
Transportation Invest. Corp. (Port Mann)	—	(47)	(4)	(7)	(17)	(60)	(89)	(79)	(80)	(76)	n/a
Other	42	41	40	38	41	44	48	71	55	100	10.1
	2,995	2,880	3,033	2,951	2,706	2,798	2,906	2,885	2,906	3,075	0.3
Total revenue	40,014	38,711	37,980	40,685	41,832	42,055	43,950	44,800	46,032	47,464	1.9

Budget and Fiscal Plan — 2014/15 to 2016/17

Appendices

Table A10 Revenue by Source Supplementary Information — 2007/08 to 2016/17

	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Updated Forecast 2013/14	Budget Estimate 2014/15	Plan 2015/16	Plan 2016/17	Average annual change
											(per cent)
Per cent of nominal GDP: [1]
Taxation	10.0	9.2	9.0	9.2	9.4	9.6	9.3	9.5	9.4	9.3	-0.9
Natural resources	1.9	1.9	1.4	1.3	1.3	1.1	1.3	1.3	1.3	1.2	-4.6
Other	3.8	3.6	3.9	3.9	3.9	4.0	4.3	4.0	3.9	3.8	-0.2
Contributions from the federal government	3.0	2.9	3.5	3.9	3.6	3.2	3.3	3.1	3.1	3.1	0.4
Commercial Crown corporation net income	1.5	1.4	1.5	1.4	1.3	1.3	1.3	1.2	1.2	1.2	-2.5
Total revenue	20.3	19.0	19.4	19.8	19.4	19.1	19.5	19.1	18.9	18.6	-1.0
Growth rates (per cent):
Taxation	7.8	-5.4	-5.4	7.5	5.8	4.5	0.3	5.0	3.2	3.5	n/a
Natural resources	-5.1	1.8	-30.5	3.1	3.1	-12.1	14.6	6.2	5.1	0.2	n/a
Other	3.8	-3.1	4.7	3.9	6.1	2.7	10.8	-2.6	1.2	1.5	n/a
Contributions from the federal government	-7.1	0.9	15.6	15.6	-3.6	-8.6	6.1	-1.5	3.2	4.2	n/a
Commercial Crown corporation net income	10.8	-3.8	5.3	-2.7	-8.3	3.4	3.9	-0.7	0.7	5.8	n/a
Total revenue	3.5	-3.3	-1.9	7.1	2.8	0.5	4.5	1.9	2.8	3.1	n/a
Per capita ($): [2]
Taxation	4,610	4,301	4,014	4,262	4,478	4,633	4,606	4,787	4,883	4,990	0.9
Natural resources	872	876	600	611	625	544	619	650	676	669	-2.9
Other	1,763	1,685	1,741	1,786	1,881	1,913	2,103	2,028	2,029	2,034	1.6
Contributions from the federal government	1,382	1,376	1,568	1,791	1,713	1,550	1,631	1,591	1,623	1,671	2.1
Commercial Crown corporation net income	698	662	688	661	601	616	634	623	621	649	-0.8
Total revenue	9,325	8,900	8,611	9,110	9,298	9,256	9,592	9,679	9,831	10,013	0.8

Real Per Capita Revenue (2013 $) [3]	9,978	9,328	9,025	9,422	9,394	9,249	9,592	9,533	9,500	9,489	-0.6
Growth rate (per cent)	0.5	-6.5	-3.3	4.4	-0.3	-1.5	3.7	-0.6	-0.3	-0.1	-0.4

1 Revenue as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2014/15 revenue divided by nominal GDP for the 2014 calendar year).

2 Per capita revenue is calculated using July 1 population (e.g. 2014/15 revenue divided by population on July 1, 2014).

3 Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2014 CPI for 2014/15 revenue).

Budget and Fiscal Plan — 2014/15 to 2016/17

Appendices

Table A11 Expense by Function — 2007/08 to 2016/17

($ millions)	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Updated Forecast 2013/14	Budget Estimate 2014/15	Plan 2015/16	Plan 2016/17	Average annual change
											(per cent)
Function:
Health:
Medical Services Plan	3,168	3,282	3,407	3,641	3,873	3,906	4,122	4,220	4,309	4,400	3.7
Pharmacare	955	1,010	1,053	1,129	1,147	1,122	1,151	1,120	1,144	1,166	2.2
Regional services	9,321	10,030	10,273	10,597	11,255	11,784	12,086	12,483	12,844	13,203	3.9
Other healthcare expenses	667	601	597	625	642	690	803	860	861	859	2.9
	14,111	14,923	15,330	15,992	16,917	17,502	18,162	18,683	19,158	19,628	3.7
Education:
Elementary and secondary	5,521	5,740	5,778	5,802	5,885	6,002	6,099	6,125	6,130	6,142	1.2
Post-secondary	4,307	4,573	4,732	4,859	4,907	5,103	5,266	5,317	5,384	5,466	2.7
Other education expenses	152	158	528	504	436	423	487	457	457	459	13.1
	9,980	10,471	11,038	11,165	11,228	11,528	11,852	11,899	11,971	12,067	2.1
Social services:
Social assistance	1,255	1,339	1,454	1,506	1,550	1,552	1,586	1,576	1,596	1,592	2.7
Child welfare	925	1,073	1,077	1,118	1,112	1,098	1,007	1,015	1,050	1,050	1.4
Low income tax credit transfers	85	188	216	408	509	534	269	247	247	247	12.6
Community living and other services	756	723	729	754	769	806	804	865	885	905	2.0
	3,021	3,323	3,476	3,786	3,940	3,990	3,666	3,703	3,778	3,794	2.6
Protection of persons and property	1,429	1,429	1,380	1,448	1,512	1,539	1,509	1,393	1,395	1,393	-0.3
Transportation	1,378	1,401	1,453	1,580	1,544	1,552	1,549	1,629	1,682	1,778	2.9
Natural resources & economic development	2,073	1,886	2,159	2,349	1,873	2,092	1,665	1,757	1,780	1,830	-1.4
Other	1,386	1,649	1,382	1,208	1,415	1,346	1,200	1,294	1,356	1,335	-0.4
Contingencies	—	—	—	—	—	—	225	300	400	575	n/a
General government	1,218	1,425	1,375	1,146	1,235	1,262	1,308	1,180	1,392	1,396	1.5
Debt servicing	2,237	2,158	2,197	2,252	2,383	2,390	2,539	2,578	2,689	2,892	2.9
Operating expense	36,833	38,665	39,790	40,926	42,047	43,201	43,675	44,416	45,601	46,688	2.7
Unusual items:
Negotiating Framework incentive payments	4	2	—	—	—	—	—	—	—	—
Climate Action Dividend	440	(20)	—	—	—	—	—	—	—	—
HST transition funding repayment	—	—	—	—	1,599	—	—	—	—	—
Total expense	37,277	38,647	39,790	40,926	43,646	43,201	43,675	44,416	45,601	46,688
Per cent of operating expense:
Health	38.3	38.6	38.5	39.1	40.2	40.5	41.6	42.1	42.0	42.0	1.0
Education	27.1	27.1	27.7	27.3	26.7	26.7	27.1	26.8	26.3	25.8	-0.5
Social services and housing	8.2	8.6	8.7	9.3	9.4	9.2	8.4	8.3	8.3	8.1	-0.1
Protection of persons and property	3.9	3.7	3.5	3.5	3.6	3.6	3.5	3.1	3.1	3.0	-2.9
Transportation	3.7	3.6	3.7	3.9	3.7	3.6	3.5	3.7	3.7	3.8	0.2
Natural resources & economic development	5.6	4.9	5.4	5.7	4.5	4.8	3.8	4.0	3.9	3.9	-3.9
Other	3.8	4.3	3.5	3.0	3.4	3.1	2.7	2.9	3.0	2.9	-3.0
Contingencies	—	—	—	—	—	—	0.5	0.7	0.9	1.2	n/a
General government	3.3	3.7	3.5	2.8	2.9	2.9	3.0	2.7	3.1	3.0	-1.1
Debt servicing	6.1	5.6	5.5	5.5	5.7	5.5	5.8	5.8	5.9	6.2	0.2
	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Budget and Fiscal Plan — 2014/15 to 2016/17

Appendices

Table A12 Expense by Function Supplementary Information — 2007/08 to 2016/17

							Updated	Budget			Average
	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Forecast 2013/14	Estimate 2014/15	Plan 2015/16	Plan 2016/17	annual change
											(per cent)
Per cent of nominal GDP: [1]
Health	7.2	7.3	7.8	7.8	7.9	8.0	8.0	8.0	7.8	7.7	0.8
Education	5.1	5.1	5.6	5.4	5.2	5.2	5.2	5.1	4.9	4.7	-0.7
Social services	1.5	1.6	1.8	1.8	1.8	1.8	1.6	1.6	1.5	1.5	-0.3
Protection of persons and property	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.6	0.6	0.5	-3.1
Transportation	0.7	0.7	0.7	0.8	0.7	0.7	0.7	0.7	0.7	0.7	0.0
Natural resources & economic development	1.1	0.9	1.1	1.1	0.9	1.0	0.7	0.8	0.7	0.7	-4.2
Other	0.7	0.8	0.7	0.6	0.7	0.6	0.5	0.6	0.6	0.5	-3.2
Contingencies	—	—	—	—	—	—	0.1	0.1	0.2	0.2	n/a
General government	0.6	0.7	0.7	0.6	0.6	0.6	0.6	0.5	0.6	0.5	-1.3
Debt servicing	1.1	1.1	1.1	1.1	1.1	1.1	1.1	1.1	1.1	1.1	0.0
Operating expense	18.7	19.0	20.3	19.9	19.5	19.6	19.3	19.0	18.7	18.3	-0.2
Growth rates (per cent):
Health	7.7	5.8	2.7	4.3	5.8	3.5	3.8	2.9	2.5	2.5	n/a
Education	5.2	4.9	5.4	1.2	0.6	2.7	2.8	0.4	0.6	0.8	n/a
Social services	4.8	10.0	4.6	8.9	4.1	1.3	-8.1	1.0	2.0	0.4	n/a
Protection of persons and property	20.7	0.0	-3.4	4.9	4.4	1.8	-1.9	-7.7	0.1	-0.1	n/a
Transportation	10.2	1.7	3.7	8.7	-2.3	0.5	-0.2	5.2	3.3	5.7	n/a
Natural resources & economic development	16.3	-9.0	14.5	8.8	-20.3	11.7	-20.4	5.5	1.3	2.8	n/a
Other	12.5	19.0	-16.2	-12.6	17.1	-4.9	-10.8	7.8	4.8	-1.5	n/a
General government	-2.7	17.0	-3.5	-16.7	7.8	2.2	3.6	-9.8	18.0	0.3	n/a
Debt servicing	-1.5	-3.5	1.8	2.5	5.8	0.3	6.2	1.5	4.3	7.5	n/a
Operating expense	7.0	5.0	2.9	2.9	2.7	2.7	1.1	1.7	2.7	2.4	n/a
Per capita ($): [2]
Health	3,289	3,431	3,476	3,581	3,760	3,852	3,964	4,036	4,092	4,141	2.6
Education	2,326	2,407	2,503	2,500	2,496	2,537	2,587	2,571	2,557	2,546	1.0
Social services	704	764	788	848	876	878	800	800	807	800	1.4
Protection of persons and property	333	329	313	324	336	339	329	301	298	294	-1.4
Transportation	321	322	329	354	343	342	338	352	359	375	1.7
Natural resources & economic development	483	434	489	526	416	460	363	380	380	386	-2.5
Other	323	379	313	270	315	296	262	280	290	282	-1.5
Contingencies	—	—	—	—	—	—	49	65	85	121	n/a
General government	284	328	312	257	274	278	285	255	297	294	0.4
Debt servicing	521	496	498	504	530	526	554	557	574	610	1.8
Operating expense	8,584	8,890	9,021	9,164	9,346	9,508	9,531	9,597	9,739	9,849	1.5
Real Per Capita Operating Expense (2013 $) [3]	9,185	9,317	9,455	9,478	9,442	9,501	9,532	9,451	9,411	9,334	0.2
Growth rate (per cent)	3.9	1.4	1.5	0.2	-0.4	0.6	0.3	-0.8	-0.4	-0.8	0.6

1 Expense as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2014/15 expense divided by nominal GDP for the 2014 calendar year).

2 Per capita expense is calculated using July 1 population (e.g. 2014/15 expense divided by population on July 1, 2014).

3 Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2014 CPI for 2014/15 expense).

Budget and Fiscal Plan — 2014/15 to 2016/17

Appendices

Table A13 Full-Time Equivalents (FTEs) — 2007/08 to 2016/17 1

							Updated	Budget			Average
	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Forecast 2013/14	Estimate 2014/15	Plan 2015/16	Plan 2016/17	annual change
											(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF) [2]	30,224	31,874	31,353	30,221	27,228	27,326	26,600	26,300	26,300	26,300	-0.7
Service delivery agencies [3]	4,128	4,403	4,508	4,295	4,346	4,508	4,700	4,680	4,680	4,680	0.7
Total FTEs	34,352	36,277	35,861	34,516	31,574	31,834	31,300	30,980	30,980	30,980	-0.5
Growth rates:
Ministries and special offices (CRF)	5.5	5.5	-1.6	-3.6	-9.9	0.4	-2.7	-1.1	0.0	0.0	-0.8
Service delivery agencies	5.4	6.7	2.4	-4.7	1.2	3.7	4.3	-0.4	0.0	0.0	1.8
Population per FTE: [4]
Total FTEs	124.9	119.9	123.0	129.4	142.5	142.7	146.4	149.4	151.1	153.0	1.1

1 Full-time equivalents (FTEs) are a measure of staff employment. FTEs are calculated by dividing the total hours of employment paid for in a given period by the number of hours an individual, full-time person would normally work in that period. This does not equate to the physical number of employees. For example, two half-time employees would equal one FTE, or alternatively, three FTEs may represent two full-time employees who have worked sufficient overtime hours to equal an additional FTE.

2 The ministry 2011/12 FTE total includes a reduction of about 3,200 FTEs reflecting the shift of BC Ambulance Service oversight from the Ministry of Health to the Provincial Health Services Authority.

3 Service delivery agency FTE amounts do not include SUCH sector staff employment.

4 Population per FTE is calculated using July 1 population (e.g. population on July 1, 2014 divided by 2014/15 FTEs).

Budget and Fiscal Plan — 2014/15 to 2016/17

Appendices

Table A14 Capital Spending — 2007/08 to 2016/17

($ millions)	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Updated Forecast 2013/14	Budget Estimate 2014/15	Plan 2015/16	Plan 2016/17	Average annual change
											(per cent)
Taxpayer-supported:
Education
Schools districts	380	413	449	433	560	509	477	511	492	501	3.1
Post-secondary institutions	779	630	669	924	655	591	665	883	744	697	-1.2
Health	881	892	927	916	732	742	779	847	871	844	-0.5
BC Transportation Financing Authority	884	881	918	1,080	921	1,005	1,017	1,044	944	684	-2.8
BC Transit	37	77	150	39	37	48	74	136	137	94	10.9
Vancouver Convention Centre expansion	251	242	41	10	1	—	—	—	—	—	n/a
BC Place redevelopment	—	45	75	197	194	6	—	12	2	—	n/a
Government direct (ministries)	335	430	306	261	245	267	358	432	366	294	-1.4
Other	117	133	184	250	220	111	96	165	109	168	4.1
	3,664	3,743	3,719	4,110	3,565	3,279	3,466	4,030	3,665	3,282	-1.2
Self-supported:
BC Hydro	1,076	1,397	2,406	1,519	1,703	1,929	1,995	2,262	1,949	1,821	6.0
BC Transmission Corporation	70	19	12	—	—	—	—	—	—	—	n/a
Columbia River power projects	29	32	16	67	108	94	75	26	13	14	-7.8
Transportation Invest. Corp. (Port Mann)	—	215	778	730	734	540	239	83	—	—	n/a
BC Railway Company	20	10	14	6	9	10	8	8	2	1	-28.3
ICBC	23	22	22	48	92	73	78	91	40	40	6.3
BC Lotteries	60	97	92	81	74	97	88	90	90	110	7.0
Liquor Distribution Branch	18	17	19	18	19	10	17	30	31	27	4.6
Other [1]	3	1	3	1	5	11	—	—	—	—	n/a
	1,299	1,810	3,362	2,470	2,744	2,764	2,500	2,590	2,125	2,013	5.0
Total capital spending	4,963	5,553	7,081	6,580	6,309	6,043	5,966	6,620	5,790	5,295	0.7
Per cent of nominal GDP: [2]
Taxpayer-supported	1.9	1.8	1.9	2.0	1.7	1.5	1.5	1.7	1.5	1.3	-4.0
Self-supported	0.7	0.9	1.7	1.2	1.3	1.3	1.1	1.1	0.9	0.8	2.0
Total	2.5	2.7	3.6	3.2	2.9	2.7	2.6	2.8	2.4	2.1	-2.1
Growth rates:
Taxpayer-supported	7.6	2.2	-0.6	10.5	-13.3	-8.0	5.7	16.3	-9.1	-10.5	0.1
Self-supported	32.1	39.3	85.7	-26.5	11.1	0.7	-9.6	3.6	-18.0	-5.3	11.3
Total	13.1	11.9	27.5	-7.1	-4.1	-4.2	-1.3	11.0	-12.5	-8.5	2.6
Per capita: [3]
Taxpayer-supported	854	861	843	920	792	722	756	871	783	692	-2.3
Self-supported	303	416	762	553	610	608	546	560	454	425	3.8
Total	1,157	1,277	1,605	1,473	1,402	1,330	1,302	1,430	1,237	1,117	-0.4

Real Per Capita Capital Spending (2013 $) [4]	1,238	1,338	1,683	1,524	1,417	1,329	1,302	1,409	1,195	1,059	-1.7
Growth rate (per cent)	9.9	8.1	25.7	-9.4	-7.0	-6.2	-2.0	8.2	-15.2	-11.4	0.1

1 Includes post-secondary institutions self-supported subsidiaries.

2 Capital spending as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2014/15 amounts divided by nominal GDP for the 2014 calendar year).

3 Per capita capital spending is calculated using July 1 population (e.g. 2014/15 amounts divided by population on July 1, 2014).

4 Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2014 CPI for 2014/15 capital spending).

Budget and Fiscal Plan — 2014/15 to 2016/17

Appendices

Table A15 Statement of Financial Position — 2007/08 to 2016/17

($ millions)	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Updated Forecast 2013/14	Budget Estimate 2014/15	Plan 2015/16	Plan 2016/17	Average annual change
											(per cent)
Financial assets:
Cash and temporary investments	5,936	5,167	2,893	3,048	3,223	3,149	2,746	2,030	1,502	1,503	-11.7
Other financial assets	6,830	5,843	7,139	7,952	7,900	8,160	10,024	9,989	10,272	10,390	3.9
Sinking funds	2,649	2,134	1,329	1,410	1,491	1,778	825	779	802	845	-9.9
Investments in commercial Crown corporations:
Retained earnings	5,329	5,952	7,456	7,090	6,994	7,534	8,171	8,033	8,154	8,434	4.3
Recoverable capital loans	7,719	9,149	11,471	12,947	14,846	16,907	19,061	20,757	21,550	22,406	10.2
	13,048	15,101	18,927	20,037	21,840	24,441	27,232	28,790	29,704	30,840	8.1
Warehouse borrowing program assets	—	2,081	—	—	—	—	—	—	—	—	n/a
	28,463	30,326	30,288	32,447	34,454	37,528	40,827	41,588	42,280	43,578	3.9
Liabilities:
Accounts payable & accrued liabilities	8,109	7,451	7,042	7,675	8,874	8,902	8,980	9,143	9,396	9,793	1.7
Deferred revenue	7,459	9,480	10,045	10,798	10,488	9,923	9,236	8,744	8,304	7,884	0.5
Debt:
Taxpayer-supported debt	26,549	26,402	29,968	31,821	34,659	38,182	41,875	43,075	44,468	45,459	5.0
Self-supported debt	8,088	11,612	11,917	13,333	15,534	17,634	19,768	21,463	22,248	23,083	10.0
Forecast allowance	—	—	—	—	—	—	100	200	225	325	n/a
Total provincial debt	34,637	38,014	41,885	45,154	50,193	55,816	61,743	64,738	66,941	68,867	6.4
Add: debt offset by sinking funds	2,649	2,134	1,329	1,410	1,491	1,778	825	779	802	845	-9.9
Less: guarantees and non-guaranteed debt	(492)	(496)	(546)	(455)	(730)	(755)	(737)	(730)	(722)	(706)	3.3
Financial statement debt	36,794	39,652	42,668	46,109	50,954	56,839	61,831	64,787	67,021	69,006	5.9
	52,362	56,583	59,755	64,582	70,316	75,664	80,047	82,674	84,721	86,683	4.7
Net liabilities	(23,899)	(26,257)	(29,467)	(32,135)	(35,862)	(38,136)	(39,220)	(41,086)	(42,441)	(43,105)	5.5
Capital and other assets:
Tangible capital assets	28,652	30,539	32,219	34,278	35,692	36,762	38,124	39,949	41,424	42,508	3.7
Restricted assets	1,180	1,228	1,291	1,362	1,427	1,492	1,554	1,607	1,666	1,727
Other assets	708	758	896	1,086	1,215	1,267	1,290	1,287	1,283	1,276	5.5
	30,540	32,525	34,406	36,726	38,334	39,521	40,968	42,843	44,373	45,511	3.7
Accumulated surplus (deficit)	6,641	6,268	4,939	4,591	2,472	1,385	1,748	1,757	1,932	2,406	n/a
Per cent of Nominal GDP: [1]
Net liabilities	12.1	12.9	15.0	15.6	16.7	17.3	17.4	17.6	17.4	16.9	3.1
Capital and other assets	15.5	15.9	17.6	17.8	17.8	18.0	18.1	18.3	18.2	17.9	1.3
Growth rates:
Net liabilities	-2.4	9.9	12.2	9.1	11.6	6.3	2.8	4.8	3.3	1.6	6.8
Capital and other assets	7.2	6.5	5.8	6.7	4.4	3.1	3.7	4.6	3.6	2.6	4.5
Per capita: [2]
Net liabilities	5,570	6,037	6,681	7,196	7,971	8,394	8,560	8,877	9,064	9,093	4.6
Capital and other assets	7,117	7,478	7,801	8,224	8,520	8,699	8,941	9,256	9,477	9,601	2.8

1 Net liabilities as a percent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2014/15 amount divided by GDP for the 2014 calendar year).

2 Per capita net liabilities is calculated using July 1 population (e.g. 2014/15 amount divided by population on July 1, 2014).

Budget and Fiscal Plan — 2014/15 to 2016/17

Appendices

Table A16 Changes in Financial Position — 2007/08 to 2016/17

($ millions)	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Updated Forecast 2013/14	Budget Estimate 2014/15	Plan 2015/16	Plan 2016/17	10-Year Total
(Surplus) deficit for the year	(2,737)	(64)	1,810	241	1,814	1,146	(175)	(184)	(206)	(451)	1,194
Comprehensive income (increase) decrease	82	437	(481)	107	305	(59)	(188)	175	31	(23)	386
Change in accumulated (surplus) deficit	(2,655)	373	1,329	348	2,119	1,087	(363)	(9)	(175)	(474)	1,580
Capital and other asset changes:
Taxpayer-supported capital investments	3,664	3,743	3,719	4,110	3,565	3,279	3,466	4,030	3,665	3,282	36,523
Less: amortization and other accounting changes	(1,728)	(1,856)	(2,039)	(2,051)	(2,151)	(2,209)	(2,104)	(2,205)	(2,190)	(2,198)	(20,731)
Increase in net capital assets	1,936	1,887	1,680	2,059	1,414	1,070	1,362	1,825	1,475	1,084	15,792
Increase (decrease) in restricted assets	168	48	63	71	65	65	62	53	59	61	715
Increase (decrease) in other assets	(46)	50	138	190	129	52	23	(3)	(4)	(7)	522
	2,058	1,985	1,881	2,320	1,608	1,187	1,447	1,875	1,530	1,138	17,029
Increase (decrease) in net liabilities	(597)	2,358	3,210	2,668	3,727	2,274	1,084	1,866	1,355	664	18,609
Investment and working capital changes:
Increase (reduction) in cash and temporary investments	2,502	(769)	(2,274)	155	175	(74)	(403)	(716)	(528)	1	(1,931)
Increase (decrease) in warehouse borrowing investments	—	2,081	(2,081)	—	—	—	—	—	—	—	—
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	668	623	1,504	(366)	(96)	540	637	(138)	121	280	3,773
Self-supported capital investments	1,299	1,810	3,362	2,470	2,744	2,764	2,500	2,590	2,125	2,013	23,677
Less: loan repayments and other accounting changes	(750)	(380)	(1,040)	(994)	(845)	(703)	(346)	(894)	(1,332)	(1,157)	(8,441)
	1,217	2,053	3,826	1,110	1,803	2,601	2,791	1,558	914	1,136	19,009
Other working capital changes	(3,118)	(2,865)	335	(492)	(860)	1,084	1,520	248	493	184	(3,471)
	601	500	(194)	773	1,118	3,611	3,908	1,090	879	1,321	13,607
Increase (decrease) in financial statement debt	4	2,858	3,016	3,441	4,845	5,885	4,992	2,956	2,234	1,985	32,216
(Increase) decrease in sinking fund debt	1,149	515	805	(81)	(81)	(287)	953	46	(23)	(43)	2,953
Increase (decrease) in guarantees and non-guaranteed debt	45	4	50	(91)	275	25	(18)	(7)	(8)	(16)	259
Increase (decrease) in total provincial debt	1,198	3,377	3,871	3,269	5,039	5,623	5,927	2,995	2,203	1,926	35,428
Represented by increase (decrease) in:
Taxpayer-supported debt	612	(147)	3,566	1,853	2,838	3,523	3,693	1,200	1,393	991	19,522
Self-supported debt	586	3,524	305	1,416	2,201	2,100	2,134	1,695	785	835	15,581
Forecast allowance	—	—	—	—	—	—	100	100	25	100	325
Total provincial debt	1,198	3,377	3,871	3,269	5,039	5,623	5,927	2,995	2,203	1,926	35,428

Budget and Fiscal Plan — 2014/15 to 2016/17

Appendices

Table A17 Provincial Debt — 2007/08 to 2016/17

($ millions)	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Updated Forecast 2013/14	Budget Estimate 2014/15	Plan 2015/16	Plan 2016/17	Average annual change
											(per cent)
Taxpayer-supported debt:
Provincial government operating	5,330	3,048	4,663	4,268	5,117	6,712	8,230	7,132	6,346	4,855	-1.0
Provincial government general capital	2,274	2,696	2,696	2,696	2,696	2,696	2,696	2,696	2,696	2,696	1.9
Provincial government direct operating	7,604	5,744	7,359	6,964	7,813	9,408	10,926	9,828	9,042	7,551	-0.1
Other taxpayer-supported debt (mainly capital):
Education facilities
School districts	5,216	5,522	5,777	6,016	6,407	6,830	7,302	7,756	8,193	8,660	5.8
Post-secondary institutions	3,422	3,611	3,824	4,092	4,185	4,315	4,377	4,509	4,756	5,101	4.5
	8,638	9,133	9,601	10,108	10,592	11,145	11,679	12,265	12,949	13,761	5.3
Health facilities	3,511	3,936	4,389	4,895	5,293	5,691	6,045	6,516	7,089	7,658	9.1
Highways, ferries and public transit
BC Transportation Financing Authority	3,948	4,586	5,211	5,785	6,287	7,084	7,906	8,711	9,418	10,270	11.2
SkyTrain extension	1,153	1,154	1,154	1,155	1,174	1,174	1,174	1,174	1,174	1,174	0.2
Public transit	958	997	997	997	1,000	1,000	1,000	1,000	1,000	1,000	0.5
BC Transit	84	94	140	158	183	163	151	163	183	195	9.8
	6,143	6,831	7,502	8,095	8,644	9,421	10,231	11,048	11,775	12,639	8.3
Other
Social Housing	218	286	305	511	674	658	748	796	733	757	14.8
Provincial government general capital	—	—	294	570	808	1,073	1,384	1,766	2,081	2,325	n/a
BC Immigrant Investment Fund	256	287	289	347	398	363	444	441	385	356	3.7
Homeowner Protection Office	136	150	144	—	—	—	—	—	—	—	n/a
BC Pavilion Corporation	—	—	49	250	383	383	383	380	379	377	n/a
Other	43	35	36	81	54	40	35	35	35	35	-2.3
	653	758	1,117	1,759	2,317	2,517	2,994	3,418	3,613	3,850	21.8
Total other taxpayer-supported debt	18,945	20,658	22,609	24,857	26,846	28,774	30,949	33,247	35,426	37,908	8.0
Total taxpayer-supported debt	26,549	26,402	29,968	31,821	34,659	38,182	41,875	43,075	44,468	45,459	6.2
Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	7,633	9,054	10,792	11,710	12,978	14,167	15,638	16,856	17,645	18,483	10.3
Transportation Invest. Corp. (Port Mann	—	20	544	1,148	1,779	2,610	3,266	3,420	3,405	3,385	n/a
Post-secondary institution subsidiaries	130	149	220	173	173	215	208	208	208	208	5.4
Columbia Power Corportation	—	—	—	—	—	—	—	300	300	295
Columbia River power projects	219	208	196	183	481	475	470	464	457	443	8.1
BC Transmission Corporation	79	70	70	—	—	—	—	—	—	—	n/a
BC Lotteries	—	—	60	85	90	132	152	182	202	239	n/a
Other	27	30	35	34	33	35	34	33	31	30	1.2
	8,088	9,531	11,917	13,333	15,534	17,634	19,768	21,463	22,248	23,083	12.4
Warehouse borrowing program	—	2,081	—	—	—	—	—	—	—	—	n/a
Total self-supported debt	8,088	11,612	11,917	13,333	15,534	17,634	19,768	21,463	22,248	23,083	12.4
Forecast allowance	—	—	—	—	—	—	100	200	225	325	n/a
Total provincial debt	34,637	38,014	41,885	45,154	50,193	55,816	61,743	64,738	66,941	68,867	7.9

Budget and Fiscal Plan — 2014/15 to 2016/17

Appendices

Table A18 Provincial Debt Supplementary Information — 2007/08 to 2016/17 1

($ millions)	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Updated Forecast 2013/14	Budget Estimate 2014/15	Plan 2015/16	Plan 2016/17	Average annual change
											(per cent)
Per cent of nominal GDP: [2]
Taxpayer-supported debt:
Provincial government direct operating	3.9	2.8	3.8	3.4	3.6	4.3	4.8	4.2	3.7	3.0	-2.9
Education facilities	4.4	4.5	4.9	4.9	4.9	5.1	5.2	5.2	5.3	5.4	2.3
Health facilities	1.8	1.9	2.2	2.4	2.5	2.6	2.7	2.8	2.9	3.0	6.0
Highways, ferries and public transit	3.1	3.3	3.8	3.9	4.0	4.3	4.5	4.7	4.8	5.0	5.3
Other	0.3	0.4	0.6	0.9	1.1	1.1	1.3	1.5	1.5	1.5	18.4
Total taxpayer-supported debt	13.5	12.9	15.3	15.4	16.1	17.4	18.5	18.4	18.2	17.8	3.2
Self-supported debt:
Commercial Crown corporations & agencies	4.1	4.7	6.1	6.5	7.2	8.0	8.8	9.2	9.1	9.1	9.2
Warehouse borrowing program	—	1.0	—	—	—	—	—	—	—	—	n/a
Total self-supported debt	4.1	5.7	6.1	6.5	7.2	8.0	8.8	9.2	9.1	9.1	9.2
Total provincial debt	17.6	18.6	21.4	21.9	23.3	25.4	27.3	27.7	27.4	27.0	4.9
Growth rates:
Taxpayer-supported debt:
Provincial government direct operating	-14.5	-24.5	28.1	-5.4	12.2	20.4	16.1	-10.0	-8.0	-16.5	-0.2
Education facilities	7.6	5.7	5.1	5.3	4.8	5.2	4.8	5.0	5.6	6.3	5.5
Health facilities	15.0	12.1	11.5	11.5	8.1	7.5	6.2	7.8	8.8	8.0	9.7
Highways, ferries and public transit	13.0	11.2	9.8	7.9	6.8	9.0	8.6	8.0	6.6	7.3	8.8
Other	22.5	16.1	47.4	57.5	31.7	8.6	19.0	14.2	5.7	6.6	22.9
Total taxpayer-supported debt	2.4	-0.6	13.5	6.2	8.9	10.2	9.7	2.9	3.2	2.2	5.9
Self-supported debt:
Commercial Crown corporations & agencies	7.8	17.8	25.0	11.9	16.5	13.5	12.1	8.6	3.7	3.8	12.1
Warehouse borrowing program	—	—	-100.0	—	—	—	—	—	—	—	n/a
Total self-supported debt	7.8	43.6	2.6	11.9	16.5	13.5	12.1	8.6	3.7	3.8	12.4
Total provincial debt	3.6	9.7	10.2	7.8	11.2	11.2	10.6	4.9	3.4	2.9	7.5
Per capita: [3]
Taxpayer-supported debt:
Provincial government direct operating	1,772	1,321	1,668	1,559	1,737	2,071	2,385	2,123	1,931	1,593	-1.2
Education facilities	2,013	2,100	2,177	2,263	2,354	2,453	2,549	2,650	2,766	2,903	4.2
Health facilities	818	905	995	1,096	1,176	1,253	1,319	1,408	1,514	1,615	7.9
Highways, ferries and public transit	1,432	1,571	1,701	1,813	1,921	2,074	2,233	2,387	2,515	2,666	7.1
Other	152	174	253	394	515	554	653	738	772	812	20.5
Total taxpayer-supported debt	6,187	6,070	6,794	7,125	7,703	8,404	9,139	9,306	9,497	9,590	5.0
Self-supported debt:
Commercial Crown corporations & agencies	1,885	2,191	2,702	2,985	3,453	3,881	4,314	4,637	4,752	4,869	11.1
Warehouse borrowing program	—	478	—	—	—	—	—	—	—	—	n/a
Total self-supported debt	1,885	2,670	2,702	2,985	3,453	3,881	4,314	4,637	4,752	4,869	11.1
Total provincial debt	8,072	8,740	9,496	10,111	11,156	12,285	13,475	13,987	14,297	14,528	6.7
Real Per Capita Provincial Debt (2013 $) [4]	8,637	9,160	9,953	10,457	11,271	12,275	13,475	13,776	13,816	13,767	5.3
Growth rate (per cent)	0.6	6.1	8.7	5.1	7.8	8.9	9.8	2.2	0.3	-0.3	4.9

1          Numbers may not add due to rounding.

2          Debt as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2014/15 debt divided by nominal GDP for the 2014 calendar year).

3          Per capita debt is calculated using July 1 population (e.g. 2014/15 debt divided by population on July 1, 2014).

4          Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2014 CPI for 2014/15 debt).

Budget and Fiscal Plan — 2014/15 to 2016/17

Appendices

Table A19 Key Provincial Debt Indicators — 2007/08 to 2016/17

	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Updated Forecast 2013/14	Budget Estimate 2014/15	Plan 2015/16	Plan 2016/17	Average annual change
											(per cent)
Debt to revenue (per cent)
Total provincial	68.9	77.2	86.5	88.5	94.8	104.2	110.0	111.9	112.8	112.3	5.6
Taxpayer-supported	69.0	71.0	82.6	78.8	85.1	93.7	98.1	98.1	98.9	98.4	4.0
Debt per capita ($) [1]
Total provincial	8,072	8,740	9,496	10,111	11,156	12,285	13,475	13,987	14,297	14,528	6.7
Taxpayer-supported	6,187	6,070	6,794	7,125	7,703	8,404	9,139	9,306	9,497	9,590	5.0
Debt to nominal GDP (per cent) [2]
Total provincial	17.6	18.6	21.4	21.9	23.3	25.4	27.3	27.7	27.4	27.0	4.9
Taxpayer-supported	13.5	12.9	15.3	15.4	16.1	17.4	18.5	18.4	18.2	17.8	3.2
Interest bite (cents per dollar of revenue) [3]
Total provincial	4.0	4.3	4.6	4.2	4.3	4.4	4.6	4.6	4.8	5.0	2.6
Taxpayer-supported	3.9	4.2	4.2	4.0	4.0	3.9	4.1	4.0	4.1	4.2	1.0
Interest costs ($ millions)
Total provincial	2,010	2,138	2,205	2,155	2,300	2,336	2,587	2,662	2,855	3,085	4.9
Taxpayer-supported	1,488	1,570	1,534	1,596	1,625	1,590	1,758	1,773	1,839	1,963	3.1
Interest rate (per cent) [4]
Taxpayer-supported	5.7	5.9	5.4	5.2	4.9	4.4	4.4	4.2	4.2	4.4	-2.9
Background Information:
Revenue ($ millions)
Total provincial [5]	50,253	49,214	48,434	51,021	52,966	53,570	56,121	57,842	59,321	61,299	2.2
Taxpayer-supported [6]	38,468	37,195	36,274	40,380	40,738	40,744	42,667	43,903	44,953	46,198	2.1
Debt ($ millions)
Total provincial	34,637	38,014	41,885	45,154	50,193	55,816	61,743	64,738	66,941	68,867	7.9
Taxpayer-supported [7]	26,549	26,402	29,968	31,821	34,659	38,182	41,875	43,075	44,468	45,459	6.2
Provincial nominal GDP ($ millions) [8]	197,072	203,951	195,966	205,996	215,148	219,994	225,794	234,033	244,067	254,844	2.9
Population (thousands at July 1) [9]	4,291	4,349	4,411	4,466	4,499	4,543	4,582	4,629	4,682	4,740	1.1

1 The ratio of debt to population (e.g. 2014/15 debt divided by population at July 1, 2014).

2 The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2014/15 debt divided by 2014 nominal GDP).

3 The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

4 Weighted average of all outstanding debt issues.

5 Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

6 Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.

7 Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

8 Nominal GDP for the calendar year ending in the fiscal year (e.g. Nominal GDP for 2014 is used for the fiscal year ended March 31, 2015).

9 Population at July 1st within the fiscal year (e.g. population at July 1, 2014 is used for the fiscal year ended March 31, 2015).

Budget and Fiscal Plan — 2014/15 to 2016/17

Visit our website at: www.bcbudget.ca

BRITISH COLUMBIA

Ministry of Finance